SCHEDULE 14A INFORMATION

      Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

   Filed by the Registrant / x /
   Filed by a Party other than the Registrant  /__ /

   Check the appropriate box:
   / __ / Preliminary Proxy Statement      /   /     Confidential, for
   / X /  Definitive Proxy Statement                 use of the
   /__ /  Definitive Additional Materials            Commission Only (as
   /__ /  Soliciting Material Pursuant to            permitted by
          Rule 14a-11(c) or Rule 14a-12              Rule 14a-6(e)(2))
                        FIRST FINANCIAL BANCORP, INC.
              (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                        FIRST FINANCIAL BANCORP, INC.
                 (NAME OF PERSON(S) FILING PROXY STATEMENT)

   Payment of filing fee (check the appropriate box):
   /__/No fee required.
   /__/Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
        1) Title of each class of securities to which transaction applied:
            REGISTRANT'S COMMON STOCK, $0.10 PAR VALUE PER SHARE

        2)  Aggregate number of securities to which transaction applies:

             415,452 OUTSTANDING SHARES PLUS 11,461 SHARES PURSUANT TO CANCELLATION OF OPTIONS

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

             $30.00 PER SHARE FOR 415,452 OUTSTANDING SHARES
             $22.00 PER SHARE FOR 8,061 SHARES PURSUANT TO CANCELLATION
   OF OPTIONS
             $14.375 PER SHARE FOR 1,000 SHARES PURSUANT TO CANCELLATION OF OPTIONS
             $14.50 PER SHARE FOR 2,400 SHARES PURSUANT TO CANCELLATION
   OF OPTIONS

        4)   Proposed maximum aggregate value of transaction:

                  $12,690,077.00

        5)   Total fee paid:

                  $2,538.00

   / x /Fee paid previously with preliminary materials.

   /__/Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of this filing.
        1)   Amount Previously Paid:
        2)   Form, Schedule or Registration Statement:
        3)   Filing Party:
        4)   Date Filed:

   July 23, 1998
   Dear Stockholder:

   We cordially invite you to attend a Special Meeting of Stockholders of First Financial Bancorp, Inc. ("First Financial"). The Special Meeting will be held in the Meeting Room of the Ida Public Library, 320 North State Street, Belvidere, Illinois at 2:00 p.m., (local time) on Thursday, August 20, 1998.

   As described in the accompanying Notice of Special Meeting of Stockholders and Proxy Statement, at the Special Meeting you will be asked to consider and vote upon a proposal to approve an Agreement of Merger, dated as of May 7, 1998 (the "Merger Agreement") pursuant to which First Financial has agreed to merge (the "Merger") with Blackhawk Acquisition Corp. ("Acquisition Corp."), a Delaware corporation and wholly owned subsidiary of Blackhawk Bancorp, Inc., a Wisconsin corporation ("Blackhawk"). In connection with the Merger, holders of First Financial common stock will be entitled to receive $30.00 in cash for each share held, subject to downward adjustment as more fully described in the accompanying Proxy Statement.
   Consummation of the Merger is subject to certain customary conditions, including the approval and adoption of the Merger Agreement by First Financial's stockholders and the appropriate regulatory approval.
   Upon consummation of the Merger, First Financial will become a wholly owned subsidiary of Blackhawk. In addition, you will be asked to consider and vote upon a proposal to adjourn the Special Meeting in the event that First Financial management should determine in its sole discretion, at the time of the Special Meeting, that such adjournment is in the best interest of First Financial and its stockholders, which would include adjourning the Special Meeting to enable management to solicit additional proxies, which may be necessary to ensure approval of the Merger Agreement.

   The Board of Directors of First Financial has determined that the Merger is fair to, and in the best interest of, First Financial and its stockholders and has approved the Merger Agreement. The Board unanimously recommends that you vote "FOR" the approval and adoption of the Merger Agreement. Howe Barnes Investments, Inc., First Financial's financial advisor in connection with the Merger, has rendered a written opinion to First Financial's Board that the consideration to be received by First Financial's stockholders in the Merger is fair, from a financial point of view, to such holders. The Notice of Special Meeting of Stockholders and Proxy Statement which follow describe the Merger in greater detail and provide specific information concerning the Special Meeting. Please read these materials carefully.

   PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE EVEN IF YOU CURRENTLY PLAN TO ATTEND THE SPECIAL MEETING. Your vote is important, regardless of the number of shares that you own. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the meeting.
   YOU SHOULD NOT SEND IN CERTIFICATES FOR YOUR SHARES OF FIRST FINANCIAL

   COMMON STOCK AT THIS TIME. On behalf of the Board of Directors, we urge you to vote for approval of the Merger Agreement. Your continued support and interest in First Financial are greatly appreciated.

   Sincerely,

   /s/ Steven C. Derr
   -------------------------------------
   Steven C. Derr
   President and Chief Executive Officer

                        FIRST FINANCIAL BANCORP, INC.
                           121 East Locust Street
                          Belvidere, Illinois 61008
                               (815) 544-3167

                                  NOTICE OF
                       SPECIAL MEETING OF STOCKHOLDERS
                        To be Held on August 20, 1998

        Notice is hereby given that a Special Meeting of Stockholders of First Financial Bancorp, Inc. ("First Financial") will be held in the Meeting Room of the Ida Public Library, 320 North State Street, Belvidere, Illinois, on Thursday, August 20, 1998 at 2:00 p.m., local time.

        A Proxy Card and a Proxy Statement for the Special Meeting are enclosed.

        The Special Meeting is for the following purposes, which are more completely set forth in the accompanying Proxy Statement:

   1. To consider and vote upon a proposal to approve and adopt an Agreement of Merger, dated as of May 7, 1998 (the "Merger Agreement"), among First Financial, Blackhawk Bancorp., Inc., a Wisconsin corporation ("Blackhawk"), and Blackhawk Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Blackhawk ("Acquisition Corp."). As more fully described in the Proxy Statement, pursuant to the Merger Agreement, Acquisition Corp. will merge with and into First Financial (the "Merger") with First Financial being the surviving corporation, and First Financial will thereby become a wholly owned subsidiary of Blackhawk. In the Merger, each outstanding share of common stock, par value $.10 per share, of First Financial ("First Financial Common Stock") (excluding (i) shares held by any First Financial stockholder who perfects appraisal rights, (ii) shares held by First Financial in treasury, (iii) shares owned by certain recognition and retention plans for employees and outside directors of First Federal Savings Bank of Belvidere (the "Recognition and Retention Plans") and (iv) shares held by Blackhawk) will be converted into $30.00 in cash, subject to downward adjustment as more fully described in the Proxy Statement.

   2. To consider and vote upon a proposal to adjourn the Special Meeting in the event that First Financial's management should determine in its sole discretion, at the time of the Special Meeting, that such adjournment is in the best interest of First Financial and its stockholders, which would include adjourning the Special Meeting to enable management to solicit additional proxies which may be necessary to ensure approval of the Merger Agreement.

        Stockholders of record at the close of business on July 16, 1998, are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the Special Meeting will be available for inspection at the Special Meeting and for a period of ten days prior to the Special Meeting.

        Any stockholder entitled to vote at the Special Meeting shall have the right to dissent from the Merger and to receive payment of the fair value of the shares of First Financial Common Stock held of record by such stockholder upon compliance with the provisions of
   Section 262 of the Delaware General Corporation Law, the full text of which is included as Appendix C to the Proxy Statement, which is attached to this Notice of Special Meeting. For a summary of the appraisal rights of First Financial stockholders, see "Appraisal Rights" in the Proxy Statement.

                                 By Order of the Board of Directors

                                 /s/ Patricia J. McCoy
                                 ----------------------------------
                                 Patricia J. McCoy
                                 Secretary

                        FIRST FINANCIAL BANCORP, INC.
                           121 East Locust Street
                          Belvidere, Illinois 61008
                               (815) 544-3167



                               PROXY STATEMENT



        This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of First Financial Bancorp, Inc. ("First Financial") to be used at the Special Meeting of Stockholders of First Financial (the "Meeting"), which will be held in the Meeting Room of the Ida Public Library, 320 North State Street, Belvidere, Illinois, on Thursday, August 20, 1998 at 2:00 p.m., local time, and any adjournments or postponement thereof. This Proxy Statement, the accompanying Notice of Special Meeting of Stockholders and the accompanying Proxy Card are first being mailed to stockholders on or about July 23, 1998.

        At the Special Meeting, holders of record of First Financial Common Stock as of the close of business on July 16, 1998 will consider and vote upon a proposal to approve and adopt an Agreement of Merger, dated as of May 7, 1998 (the "Merger Agreement"), among First Financial, Blackhawk Bancorp, Inc., a Wisconsin corporation ("Blackhawk"), and Blackhawk Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Blackhawk ("Acquisition Corp."), a copy of which is attached to this Proxy Statement as Appendix A. In addition, holders of record of First Financial Common Stock will consider and vote upon a proposal to adjourn the Special Meeting in the event that First Financial's management should determine in its sole discretion, at the time of the Special Meeting, that such adjournment is in the best interest of First Financial and its stockholders, which would include adjourning the Special Meeting to enable management to solicit additional proxies, which may be necessary to ensure approval of the Merger Agreement.

        As more fully described herein, pursuant to the Merger Agreement, Acquisition Corp. will merge with and into First Financial (the "Merger") with First Financial being the surviving corporation, and First Financial will thereby become a wholly owned subsidiary of Blackhawk. In the Merger, each outstanding share of First Financial Common Stock (excluding shares held by any First Financial stockholder who perfects appraisal rights, shares held by First Financial in treasury, shares owned by certain recognition and retention plans for employees and outside directors of First Federal Savings Bank (the "Recognition and Retention Plans") and shares held by Blackhawk) will be converted into $30.00 in cash, subject to downward adjustment (the "Merger Price"). The bid and asked prices per share of the First Financial Common Stock on May 6, 1998, the day prior to the announcement of the Merger, were $25.25 and $25.75, respectively.

        THE FIRST FINANCIAL BOARD UNANIMOUSLY RECOMMENDS THAT
   STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

        NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN AS CONTAINED IN THIS PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FIRST FINANCIAL. THIS PROXY STATEMENT DOES NOT CONSTITUTE A SOLICITATION BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH SOLICITATION. THE DELIVERY OF THIS DOCUMENT SHALL NOT UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF FIRST FINANCIAL SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE THEREOF.

                            AVAILABLE INFORMATION

        First Financial is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy statements and other information can be obtained, upon payment of prescribed fees, from the SEC at the Public Reference Room, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements and other information can be inspected and copied at the SEC's facilities referred to above and the SEC's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661. The SEC maintains a web site on the World Wide Web that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC. The address of such site is "http://www.sec.gov."

   TABLE OF CONTENTS

   SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
   The Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
   The Special Meeting . . . . . . . . . . . . . . . . . . . . . . . .  1
   The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
   Reasons for the Merger  . . . . . . . . . . . . . . . . . . . . . .  2
   Opinion of Financial Advisor  . . . . . . . . . . . . . . . . . . .  2
   Interests of Certain Persons in the Merger  . . . . . . . . . . . .  3
   Regulatory Approvals  . . . . . . . . . . . . . . . . . . . . . . .  5
   Accounting Treatment  . . . . . . . . . . . . . . . . . . . . . . .  5
   Certain Federal Income Tax Consequences . . . . . . . . . . . . . .  5
   Appraisal Rights  . . . . . . . . . . . . . . . . . . . . . . . . .  5
   First Financial Common Stock Data . . . . . . . . . . . . . . . . .  6

   THE PARTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
   Blackhawk Bancorp, Inc. . . . . . . . . . . . . . . . . . . . . . .  7
   Blackhawk Acquisition Corp. . . . . . . . . . . . . . . . . . . . .  7
   First Financial Bancorp, Inc. . . . . . . . . . . . . . . . . . . .  7

   THE SPECIAL MEETING . . . . . . . . . . . . . . . . . . . . . . . .  8
   Matters to be Considered at the Special Meeting . . . . . . . . . .  8
   Record Date and Voting  . . . . . . . . . . . . . . . . . . . . . .  9
   Vote Required . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
   Revocability of Proxies . . . . . . . . . . . . . . . . . . . . . . 10
   Solicitation of Proxies . . . . . . . . . . . . . . . . . . . . . . 11

   BENEFICIAL STOCK OWNERSHIP  . . . . . . . . . . . . . . . . . . . . 11
   Security Ownership of Management  . . . . . . . . . . . . . . . . . 11
   Security Ownership of Certain Beneficial Owners . . . . . . . . . . 13

   THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
   General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
   The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
   Background of The Merger  . . . . . . . . . . . . . . . . . . . . . 16
   Reasons for the Merger; Recommendation of The First Financial Board 22
   Reasons for the Merger -- First Financial . . . . . . . . . . . . . 22
   Reasons for the Merger -- Blackhawk . . . . . . . . . . . . . . . . 23
   Opinion of Financial Advisor  . . . . . . . . . . . . . . . . . . . 24
   Interests of Certain Persons in the Merger  . . . . . . . . . . . . 28
   Employee Benefit Plan Matters . . . . . . . . . . . . . . . . . . . 34
   Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . 35
   Payment Procedures and Paying Agent . . . . . . . . . . . . . . . . 35
   Representations and Warranties  . . . . . . . . . . . . . . . . . . 36
   Conduct of Business Pending the Merger  . . . . . . . . . . . . . . 37
   Conditions to Consummation of the Merger  . . . . . . . . . . . . . 39
   Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
   Termination and Termination Fees  . . . . . . . . . . . . . . . . . 39
   Regulatory Approval . . . . . . . . . . . . . . . . . . . . . . . . 41
   Accounting Treatment  . . . . . . . . . . . . . . . . . . . . . . . 41
   Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
   Certain Federal Income Tax Consequences . . . . . . . . . . . . . . 41

   APPRAISAL RIGHTS  . . . . . . . . . . . . . . . . . . . . . . . . . 42

   ADJOURNMENT OF SPECIAL MEETING  . . . . . . . . . . . . . . . . . . 46

   BUSINESS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
   General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
   First Federal Savings Bank  . . . . . . . . . . . . . . . . . . . . 47
   Lending Activities  . . . . . . . . . . . . . . . . . . . . . . . . 49
   Delinquencies and Classified Assets . . . . . . . . . . . . . . . . 66
   Securities Portfolio Maturities . . . . . . . . . . . . . . . . . . 71
   Sources of Funds  . . . . . . . . . . . . . . . . . . . . . . . . . 72
   Federal and State Taxation  . . . . . . . . . . . . . . . . . . . . 78
   State and Local Taxation  . . . . . . . . . . . . . . . . . . . . . 79
   Description of Property . . . . . . . . . . . . . . . . . . . . . . 80
   Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . 80
   Market for Common Equity and Related Shareholder Matters  . . . . . 81

   REGULATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 82
   General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 82
   Pending Financial Modernization Legislation . . . . . . . . . . . . 82
   Federal Regulation of Savings Institutions  . . . . . . . . . . . . 83
   Insurance of Accounts and Regulation by the FDIC  . . . . . . . . . 84
   Regulatory Capital Requirements . . . . . . . . . . . . . . . . . . 84
   Limitations on Dividends and Other Capital Distributions  . . . . . 87
   Liquidity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 88
   Accounting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 89
   Qualified Thrift Lender Test  . . . . . . . . . . . . . . . . . . . 89
   Community Reinvestment Act  . . . . . . . . . . . . . . . . . . . . 90
   Transactions with Affiliates  . . . . . . . . . . . . . . . . . . . 90
   Proposed Rules Governing Financial Derivatives  . . . . . . . . . . 91
   Holding Company Regulation  . . . . . . . . . . . . . . . . . . . . 91
   Federal Reserve System  . . . . . . . . . . . . . . . . . . . . . . 92
   Federal Home Loan Bank System . . . . . . . . . . . . . . . . . . . 92

   MANAGEMENT'S DISCUSSION AND ANALYSIS  . . . . . . . . . . . . . . . 93
   General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 93
   Financial Condition at March 31, 1998 . . . . . . . . . . . . . . . 94

   RESULTS OF OPERATIONS - COMPARISON OF THREE MONTHS ENDED MARCH 31,
   1998 AND 1997 . . . . . . . . . . . . . . . . . . . . . . . . . .   95
   General . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   95
   Net Interest Income . . . . . . . . . . . . . . . . . . . . . . .   95
   Provision For Loan Losses . . . . . . . . . . . . . . . . . . . .   95
   Non-Interest Income . . . . . . . . . . . . . . . . . . . . . . .   95
   Non-Interest Expense  . . . . . . . . . . . . . . . . . . . . . .   95
   Secondary Mortgage Market Loan Activity . . . . . . . . . . . . .   96
   Income Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . .   97

   COMPARISON OF FINANCIAL CONDITION AND CHANGES IN FINANCIAL
   CONDITION AT AND FOR THE YEARS ENDED DECEMBER 31, 1997 AND DECEMBER
   31, 1996  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   97


   RESULTS OF OPERATIONS-COMPARISON OF YEAR ENDED DECEMBER 31, 1997
   TO YEAR-END DECEMBER 31, 1996 . . . . . . . . . . . . . . . . . .   99
   General . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   99

   Recent Accounting Developments  . . . . . . . . . . . . . . . . .  102
   Liquidity and Capital Resources . . . . . . . . . . . . . . . . .  103
   Asset/Liability Management  . . . . . . . . . . . . . . . . . . .  104
   Rate/Volume Analysis  . . . . . . . . . . . . . . . . . . . . . .  108
   Average Balance Sheets  . . . . . . . . . . . . . . . . . . . . .  109

   OTHER MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . .  110

   INDEX TO FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . .  F-1


   APPENDICES
                                        ----------

   Appendix A     Agreement of Merger
   Appendix B     Fairness Opinion
   Appendix C     Appraisal Rights

                                   SUMMARY

        The following is a summary of the material features of the Merger. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere in this Proxy Statement or in the accompanying appendices. STOCKHOLDERS ARE URGED TO READ THIS PROXY STATEMENT AND THE APPENDICES HERETO IN THEIR ENTIRETY.

   THE PARTIES

        BLACKHAWK BANCORP, INC. Blackhawk, a Wisconsin corporation, was incorporated under the laws of the state of Wisconsin in November 1989. Blackhawk owns and operates one subsidiary financial institution, Blackhawk State Bank, located in Beloit, Wisconsin, with additional offices in Rochelle and Oregon, Illinois. Blackhawk's principal executive offices are located at 400 Broad St., Beloit, Wisconsin 53511.

        BLACKHAWK ACQUISITION CORP. Acquisition Corp., a wholly owned subsidiary of Blackhawk, is a Delaware corporation with its principal executive offices located in Beloit, Wisconsin. Acquisition Corp. was formed in May, 1998 for the sole purpose of facilitating the Merger. Pursuant to the terms of the Merger Agreement, Acquisition Corp. will merge with and into First Financial.

        FIRST FINANCIAL BANCORP, INC. First Financial was incorporated under Delaware law in June 1993. First Financial is currently conducting business as a savings and loan holding company and its principal business is the business of First Federal Savings Bank (the "Bank"). First Financial's principal executive offices are located at 121 East Locust Street, Belvidere, Illinois, 61008 (telephone number
   (815) 544-3167.) For a discussion of the business conducted by First Financial and the Bank, see "BUSINESS."

   THE SPECIAL MEETING

        The Special Meeting is scheduled to be held in the Meeting Room of the Ida Public Library, 320 North State Street, Belvidere, Illinois at 2:00 p.m., (local time) on Thursday, August 20, 1998. At the Special Meeting, holders of First Financial Common Stock will consider and vote upon the approval and adoption of the Merger Agreement. A copy of the Merger Agreement is attached to this Proxy Statement as Appendix A. In addition to voting upon the Merger Agreement, the First Financial stockholders are being asked to consider and vote upon a proposal to adjourn the Special Meeting in the event that First Financial management should determine in its sole discretion, at the time of the Special Meeting, that such adjournment is in the best interest of First Financial and its stockholders. First Financial's Board has fixed the close of business on July 16, 1998 as the record date for the determination of the holders of First Financial Common Stock entitled to receive notice of, and to vote at, the Special Meeting. Only holders of record of First Financial Common Stock on such date will be entitled to vote at the Special Meeting and at any postponement or adjournment thereof. The affirmative vote of a majority of the outstanding shares of First Financial Common Stock is required in order to approve and adopt the Merger Agreement.

   THE MERGER

        The Merger Agreement contemplates that Blackhawk will acquire First Financial through the merger of Acquisition Corp. into First Financial, with First Financial being the surviving corporation. As a result of the Merger, First Financial will become a wholly owned subsidiary of Blackhawk, and each share of First Financial Common Stock outstanding immediately prior to the Effective Time (as defined herein), other than shares as to which appraisal rights have been duly asserted and perfected in accordance with Delaware law, shares held by First Financial in treasury, shares owned pursuant to the Recognition and Retention Plans and shares held by Blackhawk, will be converted into the right to receive the Merger Price of $30.00 in cash, subject to downward adjustment. For a complete discussion of the potential downward adjustments to the Merger Price, see "THE MERGER--The Merger."

        In addition, at the Effective Time each holder of a Stock Option will receive a cash payment, in full satisfaction of such Stock Option, equal to the product of (i) the number of shares of First Financial Common Stock subject to such Stock Option and (ii) the amount, if any, by which the Merger Price exceeds the exercise price per share of such Stock Options, net of any cash that must be withheld under federal and state income and employment tax requirements.

   REASONS FOR THE MERGER

        The First Financial Board has approved the Merger Agreement and has determined that the Merger is fair to, and in the best interest of, First Financial and its stockholders. The First Financial Board therefore recommends that holders of First Financial Common Stock vote "FOR" adoption and approval of the Merger Agreement. In reaching its determination that the Merger Agreement is fair to, and in the best interests of, First Financial and holders of First Financial Common Stock, the First Financial Board considered a number of factors, both from a short-term and a long-term perspective. For a discussion of the factors considered by the First Financial Board, see "THE MERGER-- Reasons for the Merger."

   OPINION OF FINANCIAL ADVISOR

        Howe Barnes Investments, Inc. ("Howe Barnes") has delivered to the Board of Directors of First Financial its written opinion, dated July 23, 1998, to the effect that, as of such date, the Merger Price is fair, from a financial point of view, to the holders of First Financial Common Stock (other than Blackhawk and its affiliates). The full text of the opinion of Howe Barnes, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Appendix B hereto and should be read in its entirety in connection with this Proxy Statement. See "The Merger--Opinion of Financial Advisor."

   INTERESTS OF CERTAIN PERSONS IN THE MERGER

        Certain members of First Financial's management, the Bank's management and the Board of Directors of the Bank and the First Financial Board may be deemed to have interests in the Merger in addition to their interests, if any, as holders of First Financial Common Stock. The First Financial Board was aware of these factors and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

        Blackhawk has agreed, from and after the Effective Time, to provide indemnification in certain instances to each present and former director and officer of First Financial and the Bank. In addition, First Financial will purchase prior to the Effective Time a directors' and officers' liability insurance policy for a period of three years after the Effective Time to cover present and former directors and officers of First Financial and the Bank. See "THE MERGER--Interest of Certain Persons in the Merger--Indemnification."

        As a result of the Merger, directors, officers and employees of First Financial and its subsidiaries may receive additional benefits in connection with the First Financial benefit plans and programs. See "THE MERGER AGREEMENT--Employee Benefit Plans."

        Blackhawk has agreed that it will perform and satisfy the terms of (a) the employment agreement by and among First Financial, the Bank and Steven C. Derr, (b) the severance agreements by and among First Financial, the Bank and each of Steven C. Derr, Keith D. Hill, Robert
   W. Opperman and Donald J. Kucera, respectively, (c) the supplemental executive agreements relating to "gross up" for any excess parachute amounts under Section 280G of the Code by and among First Financial, the Bank and Messrs. Derr and Hill, and (d) the executive salary continuation agreement by and between the Bank and David L. Beasley, all as in effect on the date of the Merger Agreement. See "THE MERGER--Interests of Certain Persons in the Merger--Employment, Severance and Supplemental Agreements."

        As of the Effective Time, the loan between First Financial and the First Federal Savings Bank of Belvidere Employee Stock Ownership Plan (the "First Federal ESOP") shall be repaid in full and, as soon as practicable after all assets have been allocated, the First Federal ESOP shall be terminated. See "THE MERGER--Employee Benefit Plan Matters--Employee Stock Ownership Plan."

        At the Effective Time, the First of Belvidere Profit Sharing Plan (the "First of Belvidere PSP") shall be continued in effect. Thereafter, Blackhawk may elect to terminate the First of Belvidere PSP or merge it with a tax-qualified plan maintained by Blackhawk.
   See "THE MERGER--Employee Benefit Plan Matters--Profit Sharing Plan."

        As of the Record Date, directors and executive officers of First Financial and the Bank beneficially owned an aggregate of 37,944 shares of First Financial Common Stock (exclusive of shares which could be acquired upon exercise of Stock Options or awarded under the Recognition and Retention Plans). Assuming the Merger Price is $30.00 per share, these directors and executive officers will receive a total of approximately $1,138,320. See "THE MERGER--Interests of Certain Persons in the Merger--Share Ownership."

        Certain Members of the Board of Directors and management hold Stock Options to purchase shares of First Financial Common Stock. The Stock Options will be canceled at the Effective Time and the holder thereof will receive an amount in cash equal to the difference between the Merger Price and the strike price of the Stock Option. See "THE MERGER--Interests of Certain Persons in the Merger--Stock Options."

        Pursuant to the terms of the Merger Agreement, all awards of unvested First Financial Common Stock under the Recognition and Retention Plans granted prior to the Effective Time will be considered shares of outstanding First Financial Common Stock as of the Effective Time, and will entitle grantees thereof to receive the Merger Price in exchange for such awarded shares. See "The Merger -- Interests of Certain Persons in the Merger -- Accelerated Vesting Under the Recognition and Retention Plans."

        Assuming a Merger Price of $30.00 per share, the aggregate cash benefit of the cancellation of Stock Options and accelerated vesting of the unvested Recognition and Retention Plans awards for the following directors and executive officers would be as follows:

                  DIRECTOR AND/OR          CASH CONSIDERATION
                  EXECUTIVE OFFICER        TO BE RECEIVED
                  -----------------        ------------------

                  Steven C. Derr                150,546
                  Keith D. Hill                  21,875*
                  Donald J. Kucera               11,600
                  Patricia J. McCoy              11,572
                  Nancy Sylvester                10,150
                  Richard Winkelman              15,224

        * Does not include tax reimbursement pursuant to the Recognition and Retention Plan applicable to Mr. Hill.

   REGULATORY APPROVALS

        The Merger cannot proceed in the absence of certain regulatory approvals, including the approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). The necessary application was filed with the Federal Reserve Board on June 4, 1998. See "THE MERGER--Regulatory Approvals."

   ACCOUNTING TREATMENT

        The Merger will be accounted for by Blackhawk under the purchase method of accounting. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the Effective Time.

   CERTAIN FEDERAL INCOME TAX CONSEQUENCES

        The cancellation of shares of First Financial Common Stock in exchange for cash pursuant to the Merger will be a taxable transaction to holders of First Financial Common Stock for federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws. Holders of First Financial Common Stock are encouraged to consult their tax advisors concerning the federal income tax consequences of the Merger in their particular circumstance, as well as any tax consequences arising under foreign, state or local law. See "THE MERGER--Certain Federal Income Tax Consequences."

   APPRAISAL RIGHTS

        Under Section 262 of the Delaware General Corporation Law (the "DGCL"), any holder of First Financial Common Stock who does not wish to accept the Merger consideration has the right to seek an appraisal and be paid the "fair value" in cash of his or her First Financial Common Stock as judicially determined, provided that such holder complies with the provisions of Section 262 of the DGCL, the text of which is set forth in Appendix C hereto. Holders of record of First Financial Common Stock who desire to exercise their appraisal rights must fully satisfy all of the conditions of Section 262. A written demand for appraisal of First Financial Common Stock (which demand must identify the holder and expressly request appraisal) must be delivered before the taking of the vote on the approval and adoption of the Merger Agreement to: First Financial Bancorp. Inc., 121 East Locust Street, Belvidere, Illinois 61008, Attention: Secretary. Such written demand for appraisal of First Financial Common Stock must be in addition to and separate from any proxy or vote abstaining from or voting against the approval and adoption of the Merger Agreement. Voting against, abstaining from or failing to vote will not constitute a demand for appraisal under Section 262, nor will it constitute a waiver of such stockholder's appraisal rights. Holders of First Financial Common Stock electing to exercise their appraisal rights under Section 262 must not vote for the approval and adoption of the Merger Agreement or consent thereto in writing. Voting in favor of the approval and adoption of the Merger Agreement, or delivering a proxy in connection with the Special Meeting (unless the proxy votes against, or expressly abstains from the vote on, the approval and adoption of the Merger Agreement), will constitute a waiver of the stockholder's right of appraisal and will nullify any written demand for appraisal submitted by the stockholder. See "Appraisal Rights" and Appendix C for a more complete discussion of appraisal rights.

   FIRST FINANCIAL COMMON STOCK DATA

        Shares of First Financial Common Stock are traded infrequently in the over-the-counter market through the OTC Bulletin Board under the symbol "FFBI". The bid and asked prices per share of the First Financial Common Stock on May 6, 1998, the day prior to the announcement of the Merger, were $25.25 and $25.75, respectively.

        The book value per share of First Financial Common Stock at December 31, 1997 was $17.94 and at March 31, 1998 was $18.58. The diluted net income per share of First Financial Common Stock for the year ended December 31, 1997 was $.30 and for the three months ended March 31, 1998 was $0.17. First Financial did not declare or pay any cash dividends during the year ended December 31, 1997 and the three months ended March 31, 1998.

        As of March 31, 1998, First Financial had approximately 300 stockholders of record (which includes nominees for beneficial owners holding shares in "street name").

                                 THE PARTIES

   Blackhawk Bancorp, Inc.

        Blackhawk, a Wisconsin corporation, was incorporated under the laws of the state of Wisconsin in November 1989. Blackhawk owns and operates one subsidiary financial institution, Blackhawk State Bank ("BSB"), located in Beloit, Wisconsin, with additional offices in Rochelle and Oregon, Illinois. Blackhawk's principal executive offices are located at 400 Broad Street, Beloit, Wisconsin 53511 (telephone number (608) 364-8911).

        BSB is a Wisconsin-chartered commercial bank operating out of five branches in the Greater Beloit Area, two branches in Rochelle, Illinois and one branch in Oregon, Illinois. BSB has two subsidiaries, NEA Investments, Inc. and RSL, Inc., a company principally engaged in finance company activities through its subsidiary Midland Acceptance Corp. BSB's principal business consists of attracting deposits from the general public and originating loans. In addition, BSB invests in various types of securities, operates a trust department and maintains an office of Robert Thomas Securities, Inc.

        As of March 31, 1998, Blackhawk had total consolidated assets of $201,061,000, total deposits of $158,617,000, and stockholders' equity of $23,422,000.

   BLACKHAWK ACQUISITION CORP.

        Acquisition Corp., a wholly owned subsidiary of Blackhawk, is a Delaware corporation with its principal executive offices located at 400 Broad Street, Beloit, Wisconsin 53511 (telephone number (608) 364-
   8911). Acquisition Corp. was formed in May, 1998 for the sole purpose of facilitating the Merger. Pursuant to the terms of the Merger Agreement, at the Effective Time, Acquisition Corp. will merge with and into First Financial.

   FIRST FINANCIAL BANCORP, INC.

        First Financial is a Delaware corporation organized on June 25, 1993 by First Federal Savings and Loan Association of Belvidere (the "Mutual Association") for the purpose of acquiring all of the capital stock of the Bank issued in the conversion of the Mutual Association from mutual to stock form. First Financial is currently registered as a savings and loan holding company with the Office of Thrift Supervision, and its sole business is the business of the Bank. The Bank's predecessor, First Federal Savings and Loan Association, was founded in July 1922 as "Belvidere Building and Loan Association," a state-chartered stock institution. In 1936, it was converted to mutual ownership under the name "Belvidere Federal Savings and Loan Association." In 1965, the Bank changed its name to "First Federal Savings and Loan Association of Belvidere." In 1995, the Bank changed its name from "First Federal Savings Bank of Belvidere" to "First

   Federal Savings Bank." The principal assets of First Financial are its investment in the Bank's common stock and a loan to the First Federal ESOP. First Financial's principal revenue source is interest and dividends on its investments. At March 31, 1998, First Financial had, on a consolidated basis, total assets of $82,117,000, and stockholders' equity of $7,718,000. Unless the context requires otherwise, references herein to First Financial shall be deemed to include the Bank.

        The Bank is a community-oriented savings institution engaged primarily in the business of originating one-to four-family residential mortgage loans in its primary market area. To a lesser extent, the Bank also originates multi-family and commercial real estate loans and a variety of consumer loans. The Bank also invests in various types of securities and assets that are permissible investments for federal savings banks, including federal funds, mortgage-backed securities, and securities issued or guaranteed by the United States Government or agencies thereof. The Bank funds its lending and investment activities primarily from deposits, repayment of principal and interest on its mortgage loans, and by borrowing from the Federal Home Loan Bank of Chicago (the "FHLB").

        First Financial's principal executive offices are located at 121 East Locust Street, Belvidere, Illinois 61008 (telephone number (815) 554-3167).

                             THE SPECIAL MEETING

   MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

        Each copy of this Proxy Statement mailed to holders of First Financial Common Stock is accompanied by a Proxy Card furnished in connection with the solicitation of proxies by the First Financial Board for use at the Special Meeting. The Special Meeting is scheduled to be held in the Meeting Room of the Ida Public Library, 320 North State Street, Belvidere, Illinois at 2:00 p.m., (local time) on Thursday, August 20, 1998. At the Special Meeting, holders of First Financial Common Stock will consider and vote upon the approval and adoption of the Merger Agreement. A copy of the Merger Agreement is attached to this Proxy Statement as Appendix A. In addition to voting upon the Merger Agreement, First Financial's stockholders are being asked to consider and vote upon a proposal to adjourn the Special Meeting in the event that First Financial's management should determine in its sole discretion, at the time of the Special Meeting, that such adjournment is in the best interest of First Financial and its stockholders.

        HOLDERS OF FIRST FINANCIAL'S COMMON STOCK ARE REQUESTED TO PROMPTLY SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD TO FIRST FINANCIAL IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT.

   RECORD DATE AND VOTING

        The First Financial Board has fixed the close of business on July 16, 1998 as the record date (the "Record Date") for the determination of the holders of First Financial Common Stock entitled to receive notice of and to vote at the Special Meeting. Only holders of record of First Financial Common Stock on the Record Date will be entitled to vote at the Special Meeting and at any postponement or adjournment thereof. As of the close of business on the Record Date, there were 415,452 shares of First Financial Common Stock outstanding.

        Each holder of First Financial Common Stock on the Record Date will be entitled to one vote for each share held of record upon each matter properly submitted at the Special Meeting and at any postponement or adjournment thereof. The presence, in person or by proxy, of the holders of at least a majority of the total number of outstanding shares of First Financial Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting.

        First Financial's Certificate of Incorporation provides that prior to June 25, 1998 record holders of First Financial Common Stock who beneficially own in excess of 10% of the outstanding shares of First Financial Common Stock (the "10% Limit") are not entitled to any vote in respect of the shares held in excess of the 10% Limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as such persons acting in concert with, such person or entity. First Financial's Certificate of Incorporation authorizes the Board (i) to make all determinations necessary to implement and apply the 10% Limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the 10% Limit supply information to First Financial to enable the Board to implement and apply the 10% Limit.

        HOLDERS OF FIRST FINANCIAL COMMON STOCK SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. Instructions regarding the exchange of stock certificates for the Merger Consideration will be furnished at a later date. See "THE MERGER--Payment Procedures and Paying Agent."

   VOTE REQUIRED

        The affirmative vote of a majority of the shares of First Financial Common Stock outstanding on the Record Date is required in order to approve and adopt the Merger Agreement. BECAUSE APPROVAL OF THE MERGER AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE TOTAL OUTSTANDING SHARES OF FIRST FINANCIAL COMMON STOCK, AND NOT A MAJORITY OF THE SHARES ACTUALLY VOTED, THE FAILURE TO SUBMIT A PROXY CARD OR TO VOTE IN PERSON AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" THE MERGER AGREEMENT. A properly executed proxy marked "ABSTAIN," although counted for purposes of determining whether there is a quorum at the Special Meeting, will not be voted and will have the same effect as a vote "AGAINST" the Merger Agreement. Broker non-votes (referring to where a broker or other nominee physically indicates on the proxy that it does not have discretionary authority as to certain shares of First Financial Common Stock to vote on a particular matter) will be counted for purposes of determining whether there is a quorum, but will not count in the determination of the voting results.

        Shares of First Financial Common Stock represented by properly executed proxies will be voted in accordance with the instructions indicated on the proxies. IF NO INSTRUCTIONS ARE INDICATED, PROPERLY EXECUTED PROXIES WILL BE VOTED "FOR" THE PROPOSAL TO APPROVE THE MERGER AGREEMENT AND "FOR" THE PROPOSAL TO ADJOURN THE SPECIAL MEETING IN THE DISCRETION OF FIRST FINANCIAL'S MANAGEMENT AND OTHERWISE IN THE DISCRETION OF PROXY HOLDERS AS TO ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. The grant of a proxy does not preclude a First Financial stockholder from subsequently revoking such proxy and voting in person at the Special Meeting.

        If a quorum is not obtained, or if fewer shares of First Financial Common Stock are voted in favor of approval of the Merger Agreement than the number required for approval, it is expected that the Special Meeting will be postponed or adjourned for the purpose of allowing additional time for obtaining additional proxies or votes, and, at any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Special Meeting (except for any proxies which have theretofore effectively been revoked or withdrawn).

        No vote of Blackhawk stockholders is required in connection with the Merger Agreement.

        The obligations of Blackhawk and First Financial to consummate the Merger are subject, among other things, to the condition that the stockholders of First Financial approve and adopt the Merger
   Agreement.

   REVOCABILITY OF PROXIES

        The presence of a stockholder at the Special Meeting will not
   automatically revoke such stockholder's proxy.   However, a
   stockholder may revoke a proxy at any time before its exercise by (i) delivering to the Secretary of First Financial a written notice of revocation at or before the Special Meeting, (ii) delivering to the Secretary of First Financial at or before the Special Meeting a duly executed proxy bearing a later date or (iii) attending the Special Meeting, giving oral notice of revocation to the presiding officer of the meeting, and voting in person. All written notices of revocation and other communications with respect to the revocation of proxies should be addressed to First Financial Bancorp, Inc., 121 East Locust Street, Belvidere, Illinois 61008, Attention: Patricia J. McCoy.

   SOLICITATION OF PROXIES

        In addition to solicitation by mail, directors, officers and employees of First Financial and the Bank may solicit proxies for the Special Meeting from First Financial stockholders personally or by telephone or telegram without remuneration therefor other than the compensation which such persons otherwise receive in their capacities as directors, officers and employees. First Financial will also provide persons, firms, banks and corporations holding shares in their names or in the names of nominees, which in either case are beneficially owned by others, proxy materials for transmittal to such beneficial owners and will reimburse such record owners for their reasonable expenses in doing so. The cost of solicitation of proxies for the Special Meeting will be borne by First Financial.

                         BENEFICIAL STOCK OWNERSHIP

   SECURITY OWNERSHIP OF MANAGEMENT

        As of June 1, 1998, the directors and executive officers of First Financial beneficially owned, as a group, 47,099 shares of First Financial Common Stock (including 9,155 shares which could be acquired within 60 days thereof upon the exercise of options) representing approximately 11.34% of such shares outstanding. Mr. Perry D. Hansen and the directors of First Financial who are also stockholders of First Financial have each agreed to vote their issued and outstanding First Financial shares "FOR" approval and adoption of the Merger Agreement, pursuant to a stockholder voting agreement.

        The following table sets forth information, as of June 1, 1998 as to the First Financial Common Stock beneficially owned by (i) each director of First Financial and certain executive officers of First Financial, and (ii) all directors and officers of First Financial as a group. Shares are deemed to be owned beneficially by each person who has sole or shared power to vote or to invest such shares, whether or not such person has any economic interest in the shares. Except as otherwise indicated, shares are owned with sole voting and investment power.

                                                              NO. OF SHARES
                                                             OF COMMON STOCK                    PERCENT OF
                                                          BENEFICIALLY OWNED(1)                  CLASS(2)
                                                          ---------------------                 ----------
      DIRECTORS
      Steven C. Derr                                            14,237 (6)(3)                     3.43%

      Douglas M. Kratz                                          20,077 (4)                        4.83

      Charles G. Popp                                              100 (5)                        *
      Nancy Sylvester                                            1,218 (6)                        *

      James V. Twyning                                           1,093 (7)                        *

      Richard E. Winkelman                                       6,387 (6)(8)                     1.54
      CERTAIN EXECUTIVE OFFICERS

      Keith D. Hill                                              1,367 (6)(9)                     *
      Donald J. Kucera                                             320 (6)                        *

      Robert W. Opperman                                           500 (10)                       *

      Patricia J. McCoy                                          1,800 (11)                       *
      Directors and Officers as a Group                         47,099                        11.34%
        (9 individuals, including all those listed above)

     _________________________

     *        Less than one percent of the outstanding Common Stock.

     (1) Information relating to the number of shares of Common Stock beneficially owned by directors and executive officers is based upon information furnished by each person to the Company.
     (2) Based upon a total of 415,452 issued and outstanding shares of Common Stock as of June 1, 1998.
     (3) Includes 2142.33 shares allocated to Mr. Derr's account under the First Federal ESOP. Does not include 1,428.22 non-vested shares in the First Federal ESOP.
     (4) Does not include 20,000 shares held by Mr. Kratz's business associate, Perry B. Hansen, as to which he disclaims beneficial ownership.
     (5) Includes 100 shares as to which Mr. Popp has shared voting power with his wife.
     (6) Includes shares that could be acquired within 60 days after June 1, 1998 pursuant to the exercise of stock options as follows: Mr. Derr, 6843; Mr. Hill, 600; Mr. Kucera, 320;
              Ms. Sylvester, 700; and Mr. Winkelman, 692.
     (7) Includes 200 shares held by Christine Twyning, Mr. Twyning's daughters.
     (8) Includes 4,275 shares of which Mr. Winkelman has shared voting power with his wife, and 350 shares which are owned by his wife.
     (9) Includes 25 shares as to which Mr. Hill has shared voting power with his wife. Includes 742 shares allocated to Mr. Hill's account under the First Federal ESOP. Does not include 1114 non-vested shares in the First Federal ESOP and 250 unvested shares in the Recognition and Retention Plan applicable to Mr. Hill.
     (10) Includes 500 shares as to which Mr. Opperman has shared voting power with his wife.
     (11) Includes 100 shares as to which Ms. McCoy has shared voting power with her husband. Does not include 783 non-vested shares in the First Federal ESOP.

   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        The following persons are known to First Financial to be the beneficial owners of more than 5% of the outstanding Common Stock as of the most recent date prior to the preparation of this Proxy Statement for which information was available to First Financial.

                                                           NUMBER OF
                                                           SHARES OF
                                                         COMMON STOCK       PERCENT OF CLASS
                                                          BENEFICIALLY           OF COMMON
      NAME AND ADDRESS OF BENEFICIAL OWNER                   OWNED               STOCK (1)
      ------------------------------------                ------------       ----------------
      FINANCIAL INSTITUTION PARTNERS, L.P.
      HOVDE CAPITAL, INC.
      STEVEN D. HOVDE                                      42,700(2)              10.28%
      1629 COLONIAL PARKWAY
      INVERNESS, IL 60067

      First Federal Savings Bank
      Employee Stock Ownership
      Plan Trust                                            30,767(3)               7.41%
      Trustees: Nancy Sylvester,
      Charles R. Popp and Douglas Kratz
      121 East Locust Street
      Belvidere, IL 61008-3688

      Franklin Resources, Inc.
      Charles B. Johnson
      Rupert H. Johnson, Jr.
      Franklin Advisory Services, Inc.                      26,500(4)               6.38%
      777 Mariners Island Blvd.
      San Mateo, CA 94404

      Perry B. Hansen
      224 18th Street                                       20,000(5)               4.81%
      Suite 202
      Rock Island, IL 60201

      S.C. Investments, L.P.
      c/o Webb and O'Neill, Inc.
      50 N. Brockway, Suite 3-8                             21,362(6)               5.14%
      P.O. Box 1186
      Palatine, IL 60078

     _________________________

     (1) Based upon a total of 415,452 shares of Common Stock issued and outstanding on June 1, 1998.

     (2)      Based on information provided in a Schedule 13D, dated
              November 12, 1996, filed with the Securities and Exchange Commission by Financial Institution Partners, L.P., Hovde Capital, Inc. and Steven D. Hovde. According to the filing, Hovde Capital Inc. is the general partner of Financial Institution Partners, L.P. and Steven D. Hovde is a controlling shareholder of Hovde Capital, Inc.

     (3) Based on information provided in a Schedule 13G, dated February 12, 1998, filed with the Securities and Exchange Commission by First Federal Savings Bank Employee Stock Ownership Plan Trust.

     (4)      Based on information provided in a Schedule 13G, dated
              February 11, 1998, filed with the Securities and Exchange Commission by Franklin Resources, Inc. on behalf of itself, Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin
              Advisory Services, Inc. According to the filing, Franklin Advisory Service, Inc. is an investment advisor, Franklin Resources, Inc. is the parent holding company and Messrs. Johnson are control persons pursuant to Rule 13d-1(b)(1)(ii)(G).

     (5) Based on information provided in a Schedule 13D, dated June 13, 1997, filed jointly with the Securities and Exchange Commission by Perry B. Hansen and Douglas M. Kratz. Does not include 20,077 shares held by Mr. Hansen's business associate, Mr. Kratz, as to which he disclaims beneficial ownership.
              See "BENEFICIAL OWNERSHIP -- Security Ownership Management."

     (6) Based on information provided in a Schedule 13G, dated February 17, 1998, filed with the Securities and Exchange Commission by S.C. Investments, L.P.

                                 THE MERGER

   GENERAL

        The following information relates to matters contained in the Merger Agreement which is incorporated herein by reference and attached hereto as Appendix A. FIRST FINANCIAL STOCKHOLDERS ARE URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY.

   THE MERGER

        MERGER PRICE. The Merger Agreement contemplates that Blackhawk will acquire First Financial through the merger of Acquisition Corp. into First Financial, with First Financial being the surviving corporation. As a result of the Merger, First Financial will become a wholly owned subsidiary of Blackhawk, and each share of First Financial Common Stock outstanding immediately prior to the Effective Time, other than shares as to which appraisal rights have been duly asserted and perfected in accordance with Delaware law, shares held by First Financial in treasury, shares owned by the Recognition and Retention Plans and shares held by Blackhawk, will be converted into the right to receive the Merger Price of $30.00 in cash, subject to the potential downward adjustments described below. The amount of the Merger Price was determined through arms's length negotiations between First Financial and Blackhawk. After the Effective Time, stockholders of First Financial will no longer have an equity interest in First Financial.

        POTENTIAL DECREASE TO MERGER PRICE. If the Closing Equity (defined below) is determined to be less than $7,560,000, the Merger Price will be reduced (the "Reduced Merger Price") by an amount equal to the quotient of (i) the remainder of (A) $7,560,000 less (B) the Closing Equity, divided by (ii) 426,913 (the number of outstanding shares and awarded Stock Options of First Financial Common Stock); however, in no event shall the Merger Price be reduced below $29.00 per share.

        Closing Equity is defined as the stockholders' equity of First Financial as of the Closing Date determined in accordance with generally accepted accounting principles, consistently applied, but
   (i) shall exclude the unrealized gains or losses in the securities portfolio at the Closing Date; (ii) shall be reduced by any nonrecurring or extraordinary net gains (including all cumulative securities gains) in excess of $5,000 since December 31, 1997; and
   (iii) shall be reduced by all legal, accounting and investment banking fees relating to the Merger, including any contingent fee payments, not previously expensed or accrued for as of the Closing Date. At May 31, 1998, the stockholders' equity of First Financial was $7,674,000.

        STOCK OPTIONS. At the Effective Time each holder of a Stock Option (regardless of whether or not exercisable at the Effective
   Time) will receive a cash payment equal to the product of (i) the number of shares of First Financial Common Stock subject to such Stock

   Option and (ii) the amount, if any, by which the Merger Price exceeds the exercise price per share of such Stock Option, net of any cash that must be withheld under federal and state income and employment tax requirements. After receipt of such cash payment by holders of Stock Options, such Stock Options will be no longer exercisable and will be deemed canceled. As a condition to the receipt of such cash payment, each option holder will be required to execute a cancellation agreement in a form acceptable to Blackhawk. The consideration to be received by executive officers or directors of First Financial in connection with the termination of Stock Options pursuant to the Merger Agreement shall hereinafter be referred to as the "Option Consideration."

        SUBSIDIARY BANK MERGER. First Financial and Blackhawk have agreed to cooperate and to take such steps as may be necessary to obtain all requisite regulatory, corporate and other approvals for the merger of the Bank and Blackhawk State Bank, to be effective concurrently with the Merger or as soon as practicable thereafter. The surviving bank in such merger will be Blackhawk State Bank, and the Bank will be operated as a branch of Blackhawk State Bank. The merger of the Bank and Blackhawk State Bank is not required for the consummation of the Merger.

   BACKGROUND OF THE MERGER

        Business combination activity among financial institutions has been at a high level for several years. Some of the nation's largest banks and thrifts have merged for many different reasons, including the advantages of economies of scale and the ability to offer customers a wider variety of products and services. Likewise, community banks and thrifts, like Blackhawk and First Financial, have consolidated for many of these same reasons, but have in addition focused on the benefits of critical mass and entry into new geographic markets. These strategic alliances have also become more commonplace as competition intensifies among depository institutions, and non-FDIC-insured financial companies have become more effective in competing for deposit relationships, loan products and other traditional banking products and services. From an economic standpoint, merger premiums have risen sharply in recent years, which has put increasing pressure on stockholder-owned financial institutions to either take advantage of these rising premiums before they possibly abate or improve the institution's financial performance in order to justify remaining independent.

        The Bank converted from a mutually chartered savings and loan association to a capital stock savings bank in October 1993, simultaneously formed First Financial as its unitary savings and loan holding company and offered shares of First Financial common stock in a public offering to the Bank's customers and members of the community. Since then, the First Financial Board has periodically reviewed the company's strategic alternatives in light of the changing competitive conditions in the financial services industry and has considered steps to improve First Financial's long-term competitive position and profitability. A direct result of this review led First Financial to restructure its balance sheet in 1996 and 1997 by selling certain low yielding investment securities and fixed rate long term mortgage loans and investing the proceeds in higher yielding assets and short term securities. The losses associated with the sales of the low yielding securities and long term mortgage loans, among other factors, contributed to First Financial's net loss of $158,000 in 1996 and reduced earnings of $124,000 in 1997. A $417,000 one-time charge for FDIC insurance premiums to recapitalize the Savings Association Insurance Fund also contributed significantly to the 1996 loss. But the balance sheet restructuring was only one step toward improving First Financial's long-term earnings prospects.

        Following the 1995 death of First Financial's President, Chief Executive Officer and Chairman of the Board, David L. Beasley, the composition of First Financial's Board of Directors changed significantly, including the addition of new Directors in 1996 and 1997. Today, only one member of the current Board of Directors served as a Director prior to Mr. Beasley's death. The Board of Directors believes that these changes have enhanced the organization's management capabilities. In addition to these management changes, in early 1998, the Bank opened a new full-service branch office in Rockford, Illinois to complement the Bank's other two full-service offices in Belvidere, Illinois and to increase its market coverage.
   In addition to these internal operational changes, the Board considered from time to time the advantages of combining with another financial institution. Indeed, since the conversion, First Financial has been approached periodically by individuals and financial institutions interested in either acquiring First Financial or buying a significant or controlling interest in the company.

        Notwithstanding the strategic steps First Financial undertook since the conversion to improve its financial performance, the Board of Directors came under criticism for poor operating performance by several significant stockholders in 1997, two of whom, Douglas M. Kratz and his business partner, Perry B. Hansen, each purchased 20,000 shares of First Financial common stock in the open market on June 5, 1997. Together, Messrs. Kratz and Hansen's purchase represented 9.6% of First Financial's outstanding shares. Mr. Kratz is the Chairman of the Board and Chief Executive Officer of Financial Services Corporation of the Midwest, a one bank holding company that owns the Rock Island Bank, National Association, Rock Island, Illinois. Mr. Hansen is the President of Financial Services Corporation of the Midwest. They subsequently jointly filed a Schedule 13D to report their ownership of more then 5% of First Financial's outstanding shares of common stock.

        Their Schedule 13D stated that they had purchased the shares for investment purposes and did not have any current plans or proposals that relate to, or would result in, among other events, the acquisition of additional securities of First Financial or any extraordinary corporate transactions affecting First Financial. By letter dated June 9, 1997 addressed to the Board of Directors of First

   Financial, Messrs. Kratz and Hansen identified certain concerns regarding First Financial, including the Bank's proposal to open the new facility in Rockford, Illinois, First Financial's policies regarding executive and director compensation and First Financial's overall management of overhead. As reported in the Schedule 13D, the purpose of their letter was to identify their concerns, to invite discussions with First Financial regarding the issues and to work closely with the Board of Directors and management to maximize stockholder value.

        Several members of the Board of Directors met with Messrs. Kratz and Hansen to discuss their concerns. In response to the stockholders' criticisms, the Board determined to seek financial advice from an organization experienced in advising financial institutions concerning strategic options. In that regard, in August 1997, the Board of Directors met with representatives of Howe Barnes Investments, Inc., a broker-dealer firm that had been making a market in First Financial's stock, to discuss the firm's market making activities in First Financial's stock and to seek the firm's advice with respect to First Financial's long-term strategic alternatives.

         A few weeks after the presentation by Howe Barnes, First Financial was approached by an out-of-state financial institution expressing interest in a business combination with First Financial. Nancy Sylvester, Chairman of the Board of First Financial, another director of First Financial and Steve Derr, First Financial's President and Chief Executive Officer, met with representatives of the out-of-state company on September 3, 1997 to discuss its overture.
   The presentation focused on the out-of-state company's operations and its interest in the Belvidere market; the company did not express a price it would be willing to pay to acquire First Financial. Several weeks thereafter, First Financial was contacted by a second financial institution. This time it was a local banking organization, which also expressed an interest in discussing a possible business combination with First Financial. The same representatives of First Financial that had met with the out-of-state organization met with the representatives of the local company on September 9, 1997 to discuss its interest in a transaction. Notwithstanding its preliminary indications of interest, during the meeting the local organization did not express a meaningful desire to affiliate with First Financial and, moreover, did not at that time propose any amount of merger consideration it would be willing to offer First Financial in connection with a business combination between the companies. At First Financial's Board of Directors meeting on September 18, 1997, the two directors and Mr. Derr updated the full Board regarding the substance of their meetings with the two potential acquirors, and the Board discussed First Financial's strategic options in light of these two overtures.

        About this same time, Mr. Derr was contacted by Richard Ohlinger, President of Rochelle Savings Bank, a thrift that had been acquired by Blackhawk in April 1997. Mr. Ohlinger and Mr. Derr had known each other for a long-time, having both worked in the savings and loan industry in northern Illinois for many years. Rochelle Savings was considering changing data processing vendors and knew that the Bank had just changed vendors itself, so he wanted to discuss the possible change and learn about the Bank's experience in that regard. So Mr. Ohlinger and Dennis Conerton, President and Chief Executive Officer of Blackhawk, met with Mr. Derr on September 26, 1997 to discuss data processing vendors. Other topics came up during the meeting, and at one point Mr. Conerton indicated that if First Financial was ever interested in combining with another financial institution that it should contact Blackhawk because his organization would be interested in discussing that possibility.

        Then sometime in October 1997, Messrs. Kratz and Perry expressed to First Financial's Board of Directors their interest in becoming directors. Later that month, Mr. Kratz met with members of the Board to discuss the possibility of his joining the Board. At a special meeting of the Board held on November 6, 1997, the Board of Directors appointed Mr. Kratz as a Director to fill the unexpired term through April 1998 of Jack R. Manley, a Director who had resigned on June 29, 1997. The Board of Directors appointed Mr. Kratz because it believed that his business and banking experience would be an asset to the organization and he had demonstrated a significant commitment to First Financial through his stock ownership.

        At the November 6 meeting, the Board also determined to invite the President and Chief Executive Officer of the out-of-state financial institution to meet with the First Financial Board at a subsequent meeting to discuss his company's business combination proposal. That subsequent Board meeting was held on November 20, 1997, during which the out-of-state company explained its interest in combining with First Financial, although it did not propose an amount of merger consideration for the transaction. At the conclusion of the meeting, First Financial and the out-of-state company agreed to stay in touch with one another should First Financial become inclined to affiliate with another financial institution in the future.

        In light of the proposal from the out-of-state company, at a meeting of the Board of Directors of First Financial held on December 18, 1997, the Board of Directors determined to retain Howe Barnes to prepare a valuation of, and evaluation of strategic alternatives available to, First Financial. Howe Barnes completed its report on January 14, 1998. Part of the report evaluated the total consideration a buyer would likely pay to acquire First Financial, which analysis was based on a study of comparable business combination transactions and discounted cash flow. At a meeting of the Board of Directors held on January 22, 1998, Howe Barnes presented its report to the Board of Directors.

        After a full discussion of Howe Barnes's presentation at the January 22 meeting, the Board determined that the possible sale of First Financial was likely to be the strategic alternative that would be in the best interest of First Financial and its stockholders. To that end, the Board determined to retain Howe Barnes to render certain financial advisory and investment banking services in connection with a possible business combination involving First Financial. Mr. Derr reminded the Board that during his meeting with Dennis Conerton of Blackhawk in September 1997, Mr. Conerton had expressed an interest in discussing a possible business combination with First Financial should First Financial consider selling. Accordingly, the Board instructed Howe Barnes to contact Blackhawk as well as the out-of-state financial institution, to determine their interest in pursuing a negotiated transaction. During this process, confidentiality agreements were entered into between First Financial and the bidders.

        At a meeting of the Board of Directors of First Financial held on January 29, 1998, Dennis Conerton and Richard Ohlinger met with the Board to discuss Blackhawk's operating philosophy and approach toward acquisitions. Blackhawk did not propose any amount of merger consideration either prior to or during the January 29 meeting. After the representatives of Blackhawk were dismissed from the meeting, the Board of Directors of First Financial instructed Howe Barnes to pursue proposals for a business combination from both the out-of-state institution and Blackhawk.
        To begin the process, Howe Barnes and First Financial compiled public and non-public information regarding First Financial's business and operations and forwarded this information to the out-of-state institution and Blackhawk. The two bidders were asked to submit preliminary written expressions of interest to Howe Barnes by February 27, 1998 indicating the total merger consideration each would be willing to pay in the transaction. About this same time, the local banking organization reinitiated contact with First Financial and expressed an interest in continuing discussions with First Financial regarding a possible combination. As a result, the local organization was provided a copy of the preliminary due diligence documents. When the two bids were received, Blackhawk had bid approximately $12.5 million in cash, while the out-of-state company had proposed total merger consideration that was a meaningful amount less than Blackhawk's bid to be paid in either stock, cash or a combination of stock and cash. In response to the local organization's request, First Financial forwarded it the same public and non-public information that it had forwarded to the other two bidders and information about the bid process. Before this information was provided to the local organization, a confidentiality agreement was entered into.

        On March 3, 1998, the Board of Directors met to consider the expression of interest letters that had been submitted by the out-of-state organization and Blackhawk. A representative of Howe Barnes was present at the meeting to update the Board regarding the status of the bid process and to assist the Board in evaluating the bids. After considering the proposals and discussing them with Howe Barnes, the Board instructed Howe Barnes to continue discussions with Blackhawk toward a definitive merger agreement, provided certain terms of Blackhawk's proposal could be clarified. Blackhawk's proposal appeared to offer the First Financial stockholders the highest value. Nancy Sylvester and Douglas Kratz, two non-employee directors of the Board of Directors, were authorized by the Board to negotiate the terms of the definitive Merger Agreement on behalf of First Financial. Blackhawk also was permitted to conduct its due diligence review on March 10 and 11, 1998, which included a review of First Financial's books and records, facilities, and meetings with key employees. The Board also instructed Howe Barnes to delay, if possible, terminating discussions with the out-of-state institution until it became clear that a transaction would likely evolve with Blackhawk. Shortly after the March 3 Board meeting, the local banking organization notified First Financial that it did not intend to submit a bid because it was unwilling to compete with the level of merger consideration that had been proposed by the other two bidders and had not been invited to participate earlier in the bid process.

        The Board of Directors of First Financial met again on March 19, 1998. That meeting was attended by a representative of Schiff Hardin & Waite, First Financial's special legal counsel ("First Financial's Counsel"), who reviewed with the Board the legal considerations attendant to selling the company. A representative of Howe Barnes also participated in the meeting. The Board reviewed a revised expression of interest letter submitted by Blackhawk, which attempted to clarify points raised at the March 3 meeting. After reviewing the letter with First Financial's Counsel and a representative of Howe Barnes, the Board determined it wanted further clarification of certain terms in the Blackhawk letter and would be willing to proceed with Blackhawk toward a definitive merger agreement if those terms could be clarified. In response to First Financial's request, Blackhawk submitted a revised expression of interest letter on March 26, 1998 clarifying its earlier letter, which First Financial found acceptable. Since the date of Blackhawk's original expression of interest and based on further negotiations, Blackhawk had increased
   its offer to $12.7 million.   Between March 26 and May 5, First
   Financial and Blackhawk negotiated the terms of the definitive Merger Agreement.

        The Board of Directors of First Financial met on May 5, 1998 to consider the Merger Agreement. Prior to the meeting, copies of the proposed Merger Agreement had been made available to the directors. A representative of First Financial's Counsel and Howe Barnes was present during the meeting. Howe Barnes provided a financial analysis of the offer and expressed its verbal opinion (subsequently confirmed in writing) to the effect that, as of such date, the merger consideration was fair, from a financial point of view, to the holders of First Financial common stock (see "The Merger -- Opinion of Financial Adviser"). First Financial's Counsel also reviewed with the First Financial Board the draft of the Merger Agreement and discussed with the Board its fiduciary duties in considering the Merger Agreement. The Board asked questions of Mr. Derr, Ms. Sylvester, Mr. Keith Hill, First Financial's Chief Financial Officer, First Financial's Counsel and Howe Barnes regarding the Merger Agreement. Following discussions on the proposed Merger Agreement and the related transactions thereto, the opinion of Howe Barnes and numerous other factors (described below in "The Merger -- Reasons for the Merger; Recommendation of the First Financial Board"), the First Financial

   Board authorized and approved the Merger Agreement and the transactions contemplated thereby, determined that the Merger Agreement be submitted to a vote of the First Financial stockholders and authorized Mr. Derr to execute the Merger Agreement, subject to satisfactory resolution of final contract terms. The Merger Agreement was executed in the afternoon of May 7, 1998, and the Merger was publicly announced through a joint press release later that day. Howe Barnes subsequently delivered its written fairness opinion that as of May 7, 1998, the merger consideration was fair, from a financial point of view, to the holders of the First Financial common stock.

   REASONS FOR THE MERGER; RECOMMENDATION OF THE FIRST FINANCIAL BOARD

   REASONS FOR THE MERGER -- FIRST FINANCIAL

        In its deliberations concerning the Merger, the Board of Directors of First Financial considered the following factors as the primary reasons for approving the Merger Agreement: (i) the prospects for enhancing stockholder value using strategic alternatives other than a sale of First Financial (as those alternatives were presented to the Board by Howe Barnes on January 22, 1998), (ii) the financial condition, earnings and business prospects of First Financial and the Bank, (iii) the expression of interest received from the out-of-state financial institution and the local banking organization's determination not to submit at bid to acquire First Financial expressing that the pricing level was too high, (iv) the amounts paid in recent acquisitions for thrift holding companies approximately the size of First Financial and (v) the opinion of Howe Barnes that the consideration to be received by the stockholders of First Financial is fair to them from a financial point of view. See "--Opinion of Financial Adviser."

        The foregoing discussion of the information and factors considered by the First Financial Board is not intended to be exhaustive, but is believed to include all material factors considered by the First Financial Board. Throughout its deliberations, the First Financial Board received the advice of its outside legal counsel. After deliberating with respect to the Merger and the other transactions contemplated by the Merger Agreement, considering, among other things, the information and factors described above (including reliance on the opinion of Howe Barnes), the First Financial Board concluded that the Merger is fair to, and in the best interest of, the First Financial stockholders. In reaching this conclusion, the First Financial Board did not assign relative or specific weights to the above information and factors or determine that any information or factor was of particular importance. A determination of various weighting would, in the view of the First Financial Board, be impractical. Rather, the First Financial Board viewed its position and recommendations as being based on the totality of the information and factors presented to and considered by it. In addition, individual members of the First Financial Board may have given different weight to different information and factors.

        FOR THE REASONS SET FORTH ABOVE, THE FIRST FINANCIAL BOARD HAS DETERMINED THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, FIRST FINANCIAL STOCKHOLDERS. ACCORDINGLY, THE FIRST FINANCIAL BOARD RECOMMENDS THAT STOCKHOLDERS OF FIRST FINANCIAL VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

   REASONS FOR THE MERGER -- BLACKHAWK

        In February of 1998, management of Blackhawk executed a confidentiality agreement with Howe Barnes, which had approached Blackhawk, pursuant to which Blackhawk received certain information about First Financial. After an initial review of the information, the Board of Directors of Blackhawk authorized Blackhawk's management to deliver an expression of interest to Howe Barnes as the financial adviser to First Financial. After additional communication between representatives of Blackhawk and Howe Barnes, representatives of Blackhawk were permitted to perform a due diligence investigation of First Financial. Subsequent to delivering an amended expression of interest letter to First Financial on March 19, 1998, regarding the proposed Merger, Blackhawk and First Financial completed negotiations for the Merger Agreement.

        On March 18, 1998, Blackhawk's Board of Directors met to consider the proposed Merger. This meeting included a presentation by management of Blackhawk with summaries of financial and valuation analyses, the terms of the proposed acquisition as set forth in the Merger Agreement and the due diligence findings of Blackhawk's management.

        The Board of Directors of Blackhawk concluded that the Merger would be in the best interests of Blackhawk and its shareholders. The Board of Directors of Blackhawk considered numerous factors in approving the terms of the Merger. These factors included information concerning the financial condition, results of operations, and prospects of Blackhawk and First Financial; the capital adequacy of the resulting entity; and the composition of the businesses of the two organizations in the rapidly changing banking and financial services industry.

        The Board of Directors of Blackhawk believes that combining with First Financial, which has established banking operations in Belvidere, Illinois, is a natural and desirable extension of Blackhawk's market area. The Board of Directors of Blackhawk also believes that the consolidation of resources by reason of the Merger will enable the resulting organization to provide a wider and improved array of financial services to customers and to achieve added flexibility in dealing with the changing competitive environment in the financial services industry.

        At the conclusion of the meeting on March 18, 1998, the Board of Directors of Blackhawk authorized Blackhawk's management to proceed to negotiate the Merger Agreement with First Financial. The Merger Agreement was executed on May 7, 1998.

   OPINION OF FINANCIAL ADVISOR

        At the meeting of the Board of Directors of First Financial on May 5, 1998, at which the terms of the proposed Merger were discussed and considered, Howe Barnes rendered a verbal opinion to First Financial's Board of Directors that, as of the date of such opinion, the Merger Price was fair, from a financial point of view, to the holders of First Financial Common Stock. Howe Barnes subsequently updated its verbal opinion by rendering a written opinion on May 7, 1998 that, as of the date of such opinion and based upon the matters set forth in such opinion, the Merger Price was fair, from a financial point of view, to the holders of First Financial Common Stock. Howe Barnes has confirmed its May 7, 1998 opinion by delivery of an updated written opinion to the Board of Directors dated the date of this Proxy Statement stating that, as of the date hereof and based on the matters set forth in such opinion, the Merger Price is fair, from a financial point of view, to the holders of First Financial Common Stock.

        THE FULL TEXT OF HOWE BARNES'S OPINION DATED THE DATE HEREOF, WHICH SETS FORTH ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED, AND LIMITS ON THE REVIEW UNDERTAKEN BY HOWE BARNES, IS ATTACHED AS APPENDIX B AND IS INCORPORATED HEREIN BY REFERENCE. THE DESCRIPTION OF THE HOWE BARNES OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRELY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. FIRST FINANCIAL STOCKHOLDERS ARE URGED TO READ THE HOWE BARNES OPINION IN ITS ENTIRETY.

        Howe Barnes's opinion as expressed herein is limited to the fairness, from a financial point of view, of the Merger Price to the holders of First Financial Common Stock and does not address First Financial's underlying business decision to proceed with the Merger. The opinion is directed only to the Merger Price in the Merger and does not constitute a recommendation to any holder of First Financial Common Stock as to how such holder should vote with respect to the Merger Agreement at any meeting of holders of First Financial Common Stock.

        Howe Barnes, as part of its investment banking business, is regularly engaged in the valuation of banks and bank holding companies, thrifts and thrift holding companies, and various other financial services companies, in connection with mergers and acquisitions, initial and secondary offerings of securities, and valuations for other purposes. The First Financial Board of Directors selected Howe Barnes on the basis of its familiarity with the financial services industry, its qualifications, ability, previous experience, and its reputation with respect to such matters.

        For purposes of its opinion dated the date hereof and in connection with its review of the proposed transaction with Blackhawk, Howe Barnes, among other things: (i) participated in discussions with representatives of First Financial concerning First Financial's financial condition, businesses, assets, earnings, prospects, and such senior management's views as to its future financial performance; (ii) reviewed the terms of the Merger Agreement; (iii) reviewed this Proxy Statement; (iv) reviewed certain publicly available financial statements, both audited (where available) and unaudited, and related financial information of First Financial and Blackhawk, including those included in their respective Annual Reports on Form 10-KSB for the past three years ended December 31, 1997 and the respective Quarterly Reports on Form 10-QSB for the periods ended March 31, 1998, September 30, 1997, and June 30, 1997, and March 31, 1997 as well as other internally generated reports relating to asset/liability management, asset quality, and so forth; (v) reviewed certain financial forecasts and projections of First Financial prepared by its management; (vi) discussed and reviewed certain aspects of the past and current business operations, financial condition, and future prospects of First Financial with certain members of management; (vii) reviewed reported market prices and historical trading activity of First Financial Common Stock; (viii) reviewed certain aspects of the financial performance of First Financial and compared such financial performance with similar data available for certain other financial institutions and certain of their publicly traded securities; and (ix) reviewed certain of the financial terms, to the extent publicly available, of certain recent business combinations involving other financial institutions.

        In conducting its review and rendering its opinions Howe Barnes assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information that has been provided to Howe Barnes by First Financial, Blackhawk, and their respective representatives, and of the publicly available information that was reviewed by Howe Barnes. Howe Barnes is not an expert in the evaluation of allowances for loan losses and has not independently verified such allowances, and has relied on and assumed that the aggregate allowances for loan losses set forth in the balance sheets of each of First Financial and Blackhawk at December 31, 1997 are adequate to cover such losses and complied fully with applicable law, regulatory policy, and sound banking practice as of the date of such financial statements. Howe Barnes was not retained to and did not conduct a physical inspection of any of the properties or facilities of First Financial or Blackhawk, did not make any independent evaluation or appraisal of the assets, liabilities or prospects of First Financial or Blackhawk, was not furnished with any such evaluation or appraisal, and did not review any individual credit files. Howe Barnes's opinion is necessarily based on economic, market, and other conditions as in effect on, and the information made available to us as of, the date hereof.

        The following is a brief summary of the analyses performed by Howe Barnes in connection with Howe Barnes' written opinion, dated July 23, 1998.

        STOCK TRADING HISTORY. Howe Barnes examined the history of trading prices and volume for First Financial Common Stock and the relationship between the movements of such trading prices to movements of the Nasdaq Bank Index, other financial indices, and of the trading prices of the common stocks of the companies in the First Financial Peer Group consisting of 33 publicly-traded Midwest savings institutions with total assets between $75 and $125 million. The companies in the First Financial Peer Group are similar in size to First Financial, and operate in an economic, geographic, and demographic environment that Howe Barnes deemed to be similar to the environment in which First Financial operates. Comparative financial statistics were reviewed and particular attention was given to the one-year period leading up to the date of the fairness opinion.

        COMPARABLE COMPANY ANALYSIS. Howe Barnes calculated, reviewed, and compared selected publicly-available financial data and ratios (at or for the twelve months ended March 31, 1998) and trading multiples (as of July 15, 1998) for First Financial to the corresponding ratios and multiples of the First Financial Peer Group. The trading multiples used in comparing First Financial to the First Financial Peer Group were market price as a multiple of: (i) book value (which was 1.43x for First Financial as compared to a mean of 1.23x for the First Financial Peer Group) and (ii) earnings per share ("EPS") for the twelve months ended March 31, 1998 (which was 48.2x for First Financial compared to a mean of 21.9x for the First Financial Peer Group). Howe Barnes used earnings estimates as published by the Institutional Brokers Estimate System ("IBES"), where available, for the companies comprising the First Financial Peer Group. IBES is a data service which monitors and publishes a compilation of earnings estimates produced by selected research analysts on companies of interest to investors. Where IBES estimates were not available, Howe Barnes used consensus earnings estimate from alternate publicly-recognized earnings estimate services.

        COMPARABLE TRANSACTION ANALYSIS. As part of its analyses, Howe Barnes reviewed 34 completed or pending comparable mergers and acquisitions of savings institutions headquartered throughout the United States announced from April 25, 1997 to July 15, 1998 in which total assets of the acquired company were in the approximate range of $150 million or less ("Comparable Transactions"). For each transaction for which data was available, Howe Barnes calculated the multiple of the offer value to the acquired company's: (i) EPS for the twelve months preceding ("LTM"); (ii) book value per share; and
   (iii) premium to core deposits.

        The calculations for the Comparable Transactions yielded a range of multiples of offer value to LTM EPS of 13.0x to 439.4x, with a mean of 31.1x and a median of 23.3x; a range of multiples of offer value to book value of 1.07x to 2.20x, with a mean of 1.60x and a median of 1.61x; and a range of percentages of offer value premium to core deposits of 1.8% to 21.2%, with a mean of 9.7% and a median of 8.6%.

        Howe Barnes compared these multiples with the corresponding multiples for the Merger, valuing the Merger Price at $12.6 million or $30.00 per share. In calculating the multiples for the Merger, Howe Barnes used First Financial's EPS for the twelve months ended March

   31, 1998, and book value per share and core deposits as of March 31, 1998. Howe Barnes calculated that the Merger Price represented multiples of 286.3x First Financial's LTM EPS, 29.4x adjusted core earnings, 1.63x its book value per share, and a core deposit premium of 8.4%. Howe Barnes also compared the transaction multiples to the merger price floor of $29.00 per share. In order for the merger price floor to be in effect, First Financial would have to generate a year-to-date net loss resulting in a lower equity base and corresponding book value. As a result, the floor merger price would compare even more favorably to the comparable transactions.

        No company or transaction used in the above analyses as a comparison is identical to First Financial or the Merger.
   Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial operating characteristics, including, among other things, differences in revenue composition and earnings performance among the companies, and other facts that could affect the public trading value of the companies to which they are being compared.

        DISCOUNTED CASH FLOW ANALYSIS. Using discounted cash flow analysis, Howe Barnes estimated the future dividend streams that First Financial could produce over the period from January 1, 1998 through December 31, 2002, assuming annual asset growth rates ranges between 3.0% and 5.0%; and further assumed First Financial performed in accordance with recent historical trends and the future outlook of First Financial management. Howe Barnes calculated terminal values as a perpetuity with an asset growth rate of 3.0%. The dividend streams and terminal value were discounted to present values as of December 31, 1997, using discount rates ranging from 10.0% to 12.0%, which reflect different assumptions regarding the required rates of return to holders and prospective buyers of First Financial Common Stock. Howe Barnes estimated a range of terminal values by applying multiples ranging from 17 times to 19 times estimated year-end 2002 net income. The range of terminal multiples was chosen based on past and current trading multiples of institutions similar to First Financial and past and current multiples of comparable merger and acquisition transactions. The range of present values of First Financial resulting from this analysis was $10.9 million to $12.7 million.

        In connection with its written opinion dated as of the date of this Proxy Statement, Howe Barnes performed procedures to update certain of its analyses and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith. In updating its opinion, Howe Barnes did not utilize any methods of analysis in addition to those described.

        The foregoing is a summary of the material financial analyses performed by Howe Barnes and presented to the First Financial Board of Directors, but does not purport to be a complete description of the analyses performed by Howe Barnes. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Furthermore, in arriving at its opinion, Howe Barnes did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Howe Barnes' opinion. The ranges of valuations resulting from any particular analysis described above should not be taken to be Howe Barnes' view of the actual value of First Financial.

        In performing its analyses, Howe Barnes made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of First Financial and Blackhawk. The analyses performed by Howe Barnes are not necessarily indicative of actual values of future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Howe Barnes' analysis of the fairness of the Merger Price, from a financial point of view, to the holders of First Financial Common Stock. The analyses do not purport to be appraisals or to reflect the prices at which a company or its securities may actually be bought or sold.

        Pursuant to the terms of a letter agreement dated February 7, 1998, First Financial agreed to pay Howe Barnes for its services in connection with the Merger, including the rendering of its opinion. First Financial has paid Howe Barnes $50,000 for its Board of Directors presentation and written opinion rendered May 7, 1998. Pursuant to its engagement of Howe Barnes, First Financial agreed to pay Howe Barnes a cash fee of approximately $50,000 payable on the Closing Date, for advisory services rendered in connection with reaching the Merger Agreement. In the ordinary course of business Howe Barnes acts as a market maker, buying and selling the common stock of First Financial for its own account and for the accounts of customers. In addition, First Financial agreed to indemnify Howe Barnes against certain liabilities arising out of its engagement, including liabilities under the federal securities laws.

   INTERESTS OF CERTAIN PERSONS IN THE MERGER

        Certain members of First Financial's management, the Bank's management and the Board of Directors of the Bank and the First Financial Board may be deemed to have interests in the Merger in addition to their interests, if any, as holders of First Financial Common Stock. The First Financial Board was aware of these factors and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

        INDEMNIFICATION. Blackhawk has agreed, from and after the Effective Time (defined below), to indemnify and hold harmless each present and former director and officer of First Financial and the Bank against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding, or investigation, whether civil, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at, or after the Effective Time, to the full extent permitted under applicable law (and Blackhawk has agreed to advance expenses as incurred to the full extent permitted under applicable law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification). Blackhawk will cause to be maintained a directors' and officers' liability insurance policy, which will be in effect for a period of three years after the Effective Time and will cover present and former directors and officers of First Financial and the Bank for matters existing or occurring prior to, at or after the Effective Time.

        EMPLOYEE BENEFIT PLANS. At the Effective Time, each person who remains as an employee of First Financial and its subsidiaries shall remain eligible for the employee welfare plans and other fringe benefit programs currently maintained by First Financial and its subsidiaries; provided that Blackhawk may, in its discretion and after December 31, 1998, in lieu of continuing the First Financial welfare plans substitute employee welfare plans and other fringe benefit programs offered or maintained by Blackhawk and its subsidiaries on terms and conditions substantially similar in the aggregate to those that Blackhawk and its subsidiaries may make available to similarly situated officers and employees, including, without limitation, any health, life, long-term disability, severance, vacation or paid time off programs (the "Blackhawk Welfare Plans"). The period of employment and compensation of each employee of First Financial and its subsidiaries with First Financial and its subsidiaries shall be counted for all purposes (except for purposes of benefit accrual) under Blackhawk's Welfare Plans, including, without limitation, for purposes of service credit and eligibility. Any expenses incurred by an employee of First Financial or its subsidiaries under First Financial's or the Bank's employee welfare benefit plans (such as deductibles or co-payments), shall be counted for all purposes under the Blackhawk Welfare Plans. Blackhawk shall waive any pre-existing condition exclusions for conditions existing on the Closing Date, and actively-at-work requirements for periods ending on the Closing Date contained in Blackhawk's Welfare Plans as they apply to the employees of First Financial and its subsidiaries and former employees and dependents.

        SEVERANCE, EMPLOYMENT AND SUPPLEMENTAL AGREEMENTS. Blackhawk has agreed that it will perform and satisfy the terms of (a) the employment agreement by and among First Financial, the Bank and Steven
   C. Derr, (b) the severance agreements by and among First Financial, the Bank and each of Steven C. Derr, Keith D. Hill, Robert W. Opperman and Donald J. Kucera, respectively, (c) the supplemental executive agreements relating to "gross up" for any excess parachute amounts under Section 280G of the Code by and among First Financial, the Bank and Messrs. Derr and Hill, and (d) the executive salary continuation agreement by and between the Bank and David L. Beasley, all as in effect on the date of the Merger Agreement.

        The employment agreement of Mr. Derr provides, among other things, that in the event of Mr. Derr's resignation within one year following a change in control or his dismissal following a change of control, Mr. Derr shall be entitled to the greater of (i) a lump sum payment equal to the product of 2.99 times his average base salary, including bonuses and other cash compensation, for the previous five years or (ii) the payments to which he is entitled during the remaining term of his employment agreement.

        The severance agreement of Mr. Derr provides, among other things, that if a change in control occurs, followed by the voluntary or involuntary termination of Mr. Derr's employment other than for cause on or before December 31, 2000, Mr. Derr's severance pay will be determined as follows: (i) in the event of involuntary termination, Mr. Derr will be entitled to a sum equal to two (2) times his Annual Compensation (defined below); (ii) in the event of voluntary termination following a loss of significant authority, reduction in Annual Compensation or benefits, or certain relocation, Mr. Derr will be entitled to a sum equal to two (2) times his Annual Compensation;
   (iii) in the event that Mr. Derr does not accept a substantially comparable position offered by the Bank following a change in control, he will be entitled to a sum equal to one (1) times his Annual Compensation; (iv) in the event that Mr. Derr accepts a substantially comparable position with the Bank after a change in control and then voluntarily terminates his employment prior to December 31, 2000, he will be entitled to a sum equal to his Annual Compensation reduced by one-half of the wages, salary, bonus and incentive compensation paid to him following the change in control. Payment under (ii)-(iv) above shall cease if Mr. Derr voluntarily terminates employment and subsequently becomes employed at a financial institution or branch of a financial institution within fifty (50) miles of the current main office of the Bank. Upon the occurrence of a change in control followed by the voluntary or involuntary termination of Mr. Derr's employment prior to December 31, 2000, the Bank shall cause to be continued for six (6) months life, medical, dental and disability coverage substantially identical to Mr. Derr's coverage prior to his severance.

        Mr. Derr has also entered into a supplemental executive agreement, whereby the Bank would (i) provide Mr. Derr with any benefits he would be entitled to but would lose under his employment or severance agreement because such benefits would be considered "excess parachute payments" under Section 280G of the Internal Revenue Code (the "Code"), (ii) pay any excise taxes that Mr. Derr would be subject to as a result of receiving benefits under his employment or severance agreement that would be considered "excess parachute payments," and (iii) pay any taxes that Mr. Derr would be subject to as a result of receiving benefits under his supplemental executive agreement.

        If, following a change of control, termination of Mr. Derr's employment occurs on or before September 20, 1999, Mr. Derr will be entitled to the greater of the payments to which he is entitled under his employment agreement or under his severance agreement. If, following a change of control, termination of Mr. Derr's employment occurs between September 21, 1999 and December 31, 2000, he will be entitled to the payments under his severance agreement only. If, following a change of control, termination of Mr. Derr's employment occurs after December 31, 2000, he will not be entitled to any payments.

        The severance agreement of Mr. Hill provides, among other things, that if a change in control occurs, followed by the voluntary or involuntary termination of Mr. Hill's employment other than for cause prior to December 31, 2000, Mr. Hill's severance pay will be determined as follows: (i) in the event of involuntary termination, Mr. Hill will be entitled to a sum equal to two (2) times his Annual Compensation; (ii) in the event of voluntary termination following a loss of significant authority, reduction in Annual Compensation or benefits, or certain relocation, Mr. Hill will be entitled to a sum equal to two (2) times his Annual Compensation; (iii) in the event that Mr. Hill does not accept a substantially comparable position offered by the Bank following a change in control, he will be entitled to a sum equal to his Annual Compensation; (iv) in the event that Mr. Hill accepts a substantially comparable position after a change in control and then voluntarily terminates his employment prior to December 31, 2000, he will be entitled to a sum equal to one (1) times his Annual Compensation reduced by one-half of the wages, salary, bonus and incentive compensation paid to him following the change in control. Payment under (ii)-(iv) above shall cease if Mr. Hill voluntarily terminates employment and subsequently becomes employed at a financial institution or branch of a financial institution within fifty (50) miles of the current main office of the Bank. Upon the occurrence of a change in control followed by the voluntary or involuntary termination of Mr. Hill's employment prior to December 31, 2000, the Bank shall cause to be continued for six (6) months life, medical, dental and disability coverage substantially identical to Mr. Hill's coverage prior to his severance.

        Mr. Hill has also entered into a supplemental executive agreement, whereby the Bank would (i) provide Mr. Hill with any benefits he would be entitled to but would lose under his severance agreement because such benefits would be considered "excess parachute payments" under Section 280G of the Code, and (ii) pay any excise taxes that Mr. Hill would be subject to as a result of receiving benefits that would be considered "excess parachute payments," and
   (iii) pay any taxes that Mr. Hill would be subject to as a result of receiving benefits under his supplemental executive agreement

        The severance agreement of Mr. Opperman provides, among other things, that if a change in control occurs, followed by the voluntary or involuntary termination of Mr. Opperman's employment other than for cause prior to December 31, 1998, Mr. Opperman's severance pay will be determined as follows: (i) in the event of involuntary termination, Mr. Opperman will be entitled to a sum equal to one (1) times his Annual Compensation; (ii) in the event of voluntary termination following a loss of significant authority, reduction in Annual Compensation or benefits, or certain relocation, Mr. Opperman will be entitled to a sum equal to one (1) times his Annual Compensation;
   (iii) in the event that Mr. Opperman does not accept a substantially comparable position with the Bank following a change in control, he will be entitled to a sum equal to one-half (1/2) his Annual Compensation; (iv) in the event that Mr. Opperman accepts a substantially comparable position after a change in control and then voluntarily terminates his employment prior to December 31, 1998, he will be entitled to a sum equal to one-half his Annual Compensation reduced by one-half of the wages, salary, bonus and incentive compensation paid to him following the change in control. Payment under (ii)-(iv) above shall cease if Mr. Opperman voluntarily terminates employment and subsequently becomes employed at a financial institution or branch of a financial institution within fifty (50) miles of the current main office of the Bank. Upon the occurrence of a change in control followed by the voluntary or involuntary termination of Mr. Opperman's employment prior to December 31, 1998, the Bank shall cause to be continued for six (6) months life, medical, dental and disability coverage substantially identical to Mr. Opperman's coverage prior to his severance.

        The severance agreement of Mr. Kucera provides, among other things, that if a change in control occurs, followed by the voluntary or involuntary termination of Mr. Kucera's employment other than for cause prior to December 31, 1999, Mr. Kucera's severance pay will be determined as follows: (i) in the event of involuntary termination, Mr. Kucera will be entitled to a sum equal to one and one-half (1-1/2) times his Annual Compensation; (ii) in the event of voluntary termination following a loss of significant authority, reduction in Annual Compensation or benefits, or certain relocation, Mr. Kucera will be entitled to a sum equal to one and one-half (1-1/2) times his Annual Compensation; (iii) in the event that Mr. Kucera does not accept a substantially comparable position offered by the Bank following a change in control, he will be entitled to a sum equal to three-fourths (3/4) of his Annual Compensation; (iv) in the event that Mr. Kucera accepts a substantially comparable position after a change in control and then voluntarily terminates his employment prior to December 31, 1999, he will be entitled to a sum equal to three-fourths (3/4) of his Annual Compensation reduced by one-half of the wages, salary, bonus and incentive compensation paid to him following the change in control. Payment under (ii)-(iv) above shall cease if Mr. Kucera voluntarily terminates employment and subsequently becomes employed at a financial institution or branch of a financial institution within fifty (50) miles of the current main office of the Bank. Upon the occurrence of a change in control followed by the voluntary or involuntary termination of Mr. Kucera's employment prior to December 31, 1999, the Bank shall cause to be continued for six (6) months life, medical, dental and disability coverage substantially identical to Mr. Kucera's coverage prior to his severance.

        For each of the severance agreements discussed above, "Annual Compensation" means and includes the highest rate of monthly base salary multiplied by twelve (12) for an Employee's service in his position during the twelve (12) consecutive months ending immediately before the change in control, which compensation is includable in the gross income of the Employee for income tax purposes.

        Assuming that, within twelve months of a change of control, each of Messrs. Derr, Hill, Opperman and Kucera's employment was involuntarily terminated, the amounts payable under the severance agreements and employment agreement, exclusive of any unpaid compensation through the date of termination, would be approximately as follows: Mr. Derr $ 246,000; Mr. Hill $ 106,000; Mr. Opperman $75,000 (prior to December 31, 1998); and Mr. Kucera $ 96,000.

        Under the executive salary continuation agreement by and between the Bank and Mr. Beasley, the Bank pays an annual benefit of $20,000 to Mr. Beasley's beneficiary until April, 2010.

        SHARE OWNERSHIP. As of the Record Date, directors and executive officers of First Financial and the Bank beneficially owned an aggregate of 37,944 shares of First Financial Common Stock (exclusive of shares which could be acquired upon exercise of Stock Options and Recognition and Retention Plans shares). Assuming the Merger Price is $30.00, these directors and executive officers will receive a total of approximately $1,138,320 if the Merger is consummated.

        STOCK OPTIONS. Certain members of the Board of Directors and management hold Stock Options to purchase shares of First Financial Common Stock which will be adjusted so as to entitle the holder thereof to receive an amount in cash in lieu of the shares ("Option Consideration"). Assuming a Merger Price of $30.00 per share, the Option Consideration to be received by the following directors and executive officer would be as follows:

          DIRECTOR AND/OR EXECUTIVE OFFICER         OPTION CONSIDERATION
          ---------------------------------         ---------------------

          Steven C. Derr                                  $150,546
          Keith D. Hill                                     14,375
          Donald J. Kucera                                  11,600
          Patricia J. McCoy                                 11,572
          Nancy Sylvester                                   10,150
          Richard Winkelman                                 15,224

      ACCELERATED VESTING UNDER THE RECOGNITION AND RETENTION PLANS. Pursuant to the terms of the Merger Agreement and the Recognition and Retention Plans, all awards of unvested First Financial Common Stock under the Recognition and Retention Plans granted prior to the Effective Time will be considered shares of outstanding First Financial Common Stock as of the Effective Time and grantees will become vested in such awarded shares and will receive the Merger Price in exchange for such awarded shares.
   Assuming a Merger Price of $30.00 per share, the benefit of such accelerated vesting of Recognition and Retention Plans awards under the Recognition and Retention Plans for the following executive officers would be as follows:


   EXECUTIVE OFFICER        ACCELERATED VESTING SHARES        CONSIDERATION TO BE RECEIVED
   -----------------        --------------------------        ----------------------------
   Keith D. Hill                        250                             7500**


   ** Does not include tax reimbursement pursuant to the Recognition and Retention Plan applicable to Mr. Hill.


     EMPLOYEE BENEFIT PLAN MATTERS

        EMPLOYEE STOCK OWNERSHIP PLAN. As of the Effective Time, the loan between First Financial and the First Federal Savings Bank of Belvidere Employee Stock Ownership Plan (the "First Federal ESOP") will be repaid in full with the cash consideration received from Blackhawk for the unallocated First Financial Shares held in the First Federal ESOP in the amount equal to the Merger Price multiplied by the number of unallocated shares of First Financial Common Stock held by the First Federal ESOP, and any unallocated portion of the consideration remaining after such repayment will be allocated to the First Federal ESOP accounts of the employees of First Financial and its subsidiaries who are participants and beneficiaries (such individuals hereinafter referred to as the "ESOP Participants"), in accordance with the terms of the First Federal ESOP as amended with respect to such termination. As soon as practicable after all assets have been allocated, the First Federal ESOP will be terminated. Following the receipt of a favorable determination letter from the Internal Revenue Service ("IRS") as to the tax qualified status of the First Federal ESOP upon its termination under Section 401(a) and 4975(e) of the Code (the "Final Determination Letter"), distributions of the benefits under the First Federal ESOP will be made to the ESOP Participants. Blackhawk, First Financial and their respective representatives prior to the Effective Time, and Blackhawk and its representatives after the Effective Time, will use their best efforts to apply for and obtain a favorable Final Determination Letter from the IRS. In the event that Blackhawk, First Financial and their respective representatives, prior to the Effective Time, and Blackhawk and its representatives after the Effective Time, reasonably determine that the First Financial ESOP cannot obtain a favorable Final Determination Letter, or that the amounts held therein cannot be so applied, allocated or distributed without causing the First Federal ESOP to lose its qualified status, First Financial prior to the Effective Time and Blackhawk after the Effective Time will take such action as they may reasonably determine with respect to the distribution of benefits to the ESOP Participants, provided that the assets of the First Federal ESOP will be held or paid for the benefit of the ESOP Participants and provided further that in no event will any portion of the amounts held in the First Federal ESOP revert, directly or indirectly, to First Financial or any affiliate thereof, or to Blackhawk or any affiliate thereof. All ESOP Participants will fully vest and have a nonforfeitable interest in their accounts under the First Federal ESOP determined as of the Effective Time.

        PROFIT SHARING PLAN. At the Effective Time, the First Federal Savings Bank of Belvidere Profit Sharing Plan (the "First of Belvidere PSP") will be continued in effect. Thereafter, Blackhawk may elect to terminate the First of Belvidere PSP or merge it with a tax-qualified plan maintained by Blackhawk. If the plan merger occurs, or if First Financial employees otherwise become eligible to participate in the Blackhawk plan, each First Financial employee's period of employment with First Financial or its subsidiaries will be counted for eligibility and vesting purposes under the Blackhawk plan. Blackhawk acknowledges and agrees that the Bank will make a matching contribution to the First of Belvidere PSP prior to or on the Closing Date in an amount equal to 3 percent of compensation earned by participants in the First of Belvidere PSP through the Closing Date, which amount shall be accrued for on or before the Closing Date. At the Effective Time, all participants in the First of Belvidere PSP shall fully vest and have a nonforfeitable interest in their accounts under the First of Belvidere PSP determined as of the Effective Time. If the First of Belvidere PSP is terminated, all participants shall be offered the option of a lump-sum cash payment or, with Blackhawk's consent, the option of rolling or transferring such amount to the Blackhawk plan, subject in all cases to applicable provisions of the Code.

   EFFECTIVE TIME

        The "Effective Time" with respect to the Merger will be upon the close of business on the day when the certificate of merger has been accepted for filing by the Delaware Secretary of State in accordance with Section 251(c) of the DGCL. It is anticipated that the certificate of merger will be filed with the Delaware Secretary of State the last business day of the calendar month in which all of the conditions precedent to the Merger set forth in Article V of the Merger Agreement have occurred if such conditions shall have occurred not later than the 15th day of such month; provided, however, that if such conditions shall have occurred later than the 15th day of such month, then the closing shall take place no later than the 15th day of the next following month, unless such date is extended by mutual agreement of the parties.

   PAYMENT PROCEDURES AND PAYING AGENT

        Blackhawk will designate a paying agent reasonably satisfactory to First Financial to deliver to the stockholders of First Financial the cash to which they are entitled pursuant to the Merger (the "Paying Agent"). As soon as practicable after the First Financial stockholders have approved the Merger Agreement and the respective regulatory authorities have approved the Merger (see "--Regulatory Approvals"), Blackhawk will cause the Paying Agent to mail to each holder of record of shares of First Financial Common Stock a form of letter of transmittal pursuant to which each such holder will transmit their stock certificate(s) representing shares of First Financial Common Stock or, in lieu thereof, such evidence of lost, stolen or mutilated certificate or certificates and such surety bond or other security as the Paying Agent may reasonably require. HOLDERS OF FIRST FINANCIAL COMMON STOCK SHOULD NOT SEND IN ANY STOCK CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL AND INSTRUCTIONS FROM THE PAYING AGENT. After the Effective Time, each such holder that surrenders his or her First Financial Common Stock certificates or, in lieu thereof, the required documentation for a lost, stolen or mutilated certificate to the Paying Agent will, upon acceptance thereof by the Paying Agent, be entitled to receive the Merger Price, without interest.

        The Paying Agent will accept stock certificates or, in lieu thereof, the required documentation for a lost, stolen or mutilated certificate upon compliance with such reasonable terms and conditions as Blackhawk or the Paying Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. If the tender of a stock certificate or, in lieu thereof, the required documentation for a lost, stolen or mutilated certificate is not in compliance with such reasonable terms and conditions, the Paying Agent will promptly return such items with instructions as to how to comply with such terms and conditions.

        After the Effective Time, holders of shares of First Financial Common Stock will cease to have rights with respect to such shares, and the sole rights of such holders (other than holders who have perfected appraisal rights) will be to exchange their stock certificates for payment of the Merger Price. After the Effective Time, there will be no further transfer on the records of First Financial of shares of First Financial Common Stock, and if stock certificates are presented for transfer, they will be canceled against delivery of the Merger Price. Blackhawk will not be obligated to deliver the Merger Price until a holder of First Financial Common Stock surrenders his or her stock certificates or furnishes, in lieu thereof, the required documentation for a lost, stolen or mutilated certificate. No interest will be accrued or paid on the Merger Price.

        Any holder of shares of First Financial Common Stock with respect to which appraisal rights have been properly perfected will have the right to receive the fair value of such shares in accordance with the procedures described under "Appraisal Rights" and in Appendix C to this Proxy Statement.

   REPRESENTATIONS AND WARRANTIES

        In the Merger Agreement, First Financial and Blackhawk have each made certain customary representations and warranties relating to, among other things, the parties' respective organization and qualification to do business, authority relative to the Merger Agreement, reliability of financial statements, and employee benefit plans. In addition, First Financial made certain representations and warranties relating to its capitalization, lending activities, properties and assets, insurance, compliance with applicable laws and regulations, contracts, taxes, environmental matters, the timely filing of all regulatory reports, the absence of certain legal proceedings and other events, including material adverse changes in First Financial's business, income, assets, liabilities, or financial condition. For detailed information on such representations and warranties, see Articles II and III of the Merger Agreement attached hereto as Appendix A.

   CONDUCT OF BUSINESS PENDING THE MERGER

        The Merger Agreement provides that between the date of execution of the Merger Agreement and the Effective Time, First Financial will conduct its business in the usual and ordinary course consistent in all material respects with prudent banking practices and use reasonable efforts to maintain its reputation and business relationships. In addition, First Financial has agreed not to take, or permit the Bank to take, without the prior written consent of Blackhawk, any of the following actions, among other items:

             (a) make any changes in their respective charter or bylaws or in the number of issued and outstanding shares, except for changes resulting from the exercise of existing Options in accordance with their terms;

             (b) increase the compensation of their directors, officers or employees except consistent with prior practice and not to exceed 4% in any given case, and not award or pay bonuses to directors, officers or employees except consistent with prior practice and in any event not to exceed $23,000 in the aggregate for all directors, officers and employees; provided, however, that notwithstanding the limitation in the Merger Agreement concerning paying bonuses to directors, Blackhawk agrees that First Financial may pay a bonus on the Closing Date in an amount up to $15,000 to its Chairman of the Board in consideration for the services rendered by the Chairman to First Financial in connection with the Merger and such amount will not be counted in determining the aggregate bonuses paid to directors, officers and employees for purposes of the $23,000 limit.

             (c) make any loan for $250,000 or more (including aggregation of loans to any one customer or related entities) except for loans currently committed to be made pursuant to written commitment letters, make any other loans, or renewals or restricting of loans except in the ordinary course of business and consistent in all material respects with prudent banking practices and policies and applicable rules and regulations of federal or state banking agencies with respect to amount, terms, security and quality of the borrower's credit;

             (d) declare or pay any stock dividend, cash dividend or other distribution without the prior written consent of Blackhawk;

             (e) fail to use their best efforts to maintain their present insurance coverage in respect of their respective properties and businesses;

             (f) make any significant changes, outside the ordinary course of business, in the general nature of the business conducted by First Financial and the Bank, including but not limited to the investment or use of their assets, the liabilities they incur, or the facilities they operate;

             (g) enter into any employment, consulting or other similar agreement that is not terminable on 30 days' notice or less without penalty or obligation (beyond the notice period of 30 days of less);

             (h) take any action that would result in a termination, partial termination, curtailment, discontinuance or merger into another plan or trust of any First Financial benefit plan, except as provided in the Merger Agreement;

             (i) fail to timely file all required tax returns with all applicable taxing authorities or make any application for or consent to any extension of time for filing any tax return or any extension of the period of limitations applicable thereto;

             (j) except as already reflected in the Financial Statements, make any expenditure for fixed assets in excess of $10,000 for any single item, or $25,000 in the aggregate, or enter into any lease of fixed assets; provided, however, that this paragraph (j) shall not apply to expenditures for fixed assets already contracted for as of May 7, 1998, relating to the Bank's Rockford facility which amounted to $41,926;

             (k) incur any liabilities or obligations, make any commitments or disbursements, acquire or dispose of any property or asset, make any contract or agreement, or engage in any transaction, except in the ordinary course consistent in all material respects with prudent banking practices;

             (l) purchase or invest in instruments other than those permitted by the Bank's investment policy, including, but not limited to, obligations of the government of the United States, agencies of the United States or mortgage-backed securities, or execute individual investment transactions greater than $525,000;

             (m) make any changes of a material nature in its accounting procedures, methods, policies or practices or the manner in which it conducts its businesses and maintain its records;

             (n) borrow any funds from third parties and, in turn, invest such funds in assets other than loans that the Bank originates; and

             (o) fail to use its best efforts to assist Blackhawk in the sale of the "Miller & Schroeder" loans owned by either First Financial or the Bank.

   CONDITIONS TO CONSUMMATION OF THE MERGER

        The obligations of First Financial and Blackhawk to consummate the Merger are subject to the satisfaction, unless waived, of certain conditions, including the following: (i) the representations and warranties of the other party in the Merger Agreement, and in certain other documents delivered by such party pursuant to the Merger Agreement, shall be true and correct in all material respects on the date of the Merger Agreement and at the Effective Time; (ii) the other party shall have performed all agreements required by the Merger Agreement to be performed by such party; (iii) the approval of all appropriate regulatory entities of the Merger Agreement, upon such terms and conditions as are satisfactory to Blackhawk in its reasonable judgment, the expiration of all required regulatory waiting periods and the nonexistence of a motion for rehearing or appeal from such approval or commencement of any suit or action seeking to enjoin the Merger or to obtain other relief in respect of the Merger; (iv) no suit or action shall have been instituted or threatened seeking to enjoin the consummation of the Merger, or to obtain other relief in connection with the Merger Agreement or the Merger (including but not limited to substantial damages), which reasonably could be expected to result in the issuance of an order enjoining the Merger or result in a determination that the other party has failed to comply with applicable legal requirements of a material nature in connection with the Merger or actions preparatory thereto; and (vii) each of First Financial and Blackhawk shall have delivered, or caused to be delivered, various certificates, legal opinions and other documents. In addition, the obligations of Blackhawk to consummate the Merger are subject to the approval of the stockholders of First Financial.

   AMENDMENT

        The Merger Agreement may be amended by First Financial and Blackhawk at any time before or after approval of the Merger Agreement by the First Financial Stockholders. However, after the Merger Agreement has been approved by the First Financial stockholders, no amendment may affect the rights of such stockholders in a manner that is materially adverse to their interests.

   TERMINATION AND TERMINATION FEES

        The Merger Agreement may be terminated at any time prior to the Effective Time, either before or after being approved by the First Financial stockholders, in the following circumstances: (i) by agreement of Blackhawk and First Financial; (ii) by either Blackhawk or First Financial if certain regulatory approvals have not been obtained on or before September 30, 1998; (iii) by either Blackhawk of First Financial if the Merger is not completed by October 31, 1998;
   (iv) by either Blackhawk or First Financial if any of the conditions precedent to the terminating party's obligations to complete the Merger have not been fulfilled or waived; (v) by either Blackhawk or First Financial if the other party makes a material breach or default of any covenant or agreement in the Merger Agreement and such breach or default is not cured within a reasonable time (not to exceed 20 days) after the terminating party gives notice specifying the alleged default; (vi) by First Financial if its Board of Directors shall determine that a transaction proposal from a third party constitutes a superior proposal and the Board shall have received a written opinion of its outside counsel that the failure to accept such superior proposal could reasonably be expected to result in a breach of the fiduciary duties of the Board under applicable law, (vii) by Blackhawk if First Financial fails to take the remedial actions set forth in the Merger Agreement, or (viii) by Blackhawk, in the event the Closing Equity is less than $7,136,130 and Blackhawk determines not to consummate the Merger by paying the minimum Merger Price of $29.00 per share.

        In the event First Financial terminates the Merger Agreement pursuant to subsections (iv), (v) or (vii) above, First Financial will pay Blackhawk's out-of-pocket expenses (not to exceed $100,000 for termination pursuant to subsections (iv) and (v) and not to exceed $50,000 for termination pursuant to subsection (vii)) incurred in connection with the Merger Agreement and the Merger.

        In the event Blackhawk terminates the Merger Agreement pursuant to subsections (iv) or (v) above, Blackhawk will pay First Financial's out-of-pocket expenses (not to exceed $100,000) incurred in connection with the Merger Agreement and the Merger.

        In the event First Financial terminates the Merger Agreement pursuant to subsection (vi) above, First Financial will pay Blackhawk's out-of-pocket expenses (not to exceed $100,000) incurred in connection with the Merger Agreement and the Merger; provided, however, that if, following such termination, such third party proposal is not consummated and Blackhawk subsequently enters into an acquisition agreement with First Financial, then Blackhawk will refund to First Financial any and all expenses First Financial shall have paid to Blackhawk in connection with the Merger Agreement and the Merger.

        In the event the Merger Agreement is terminated either (a) by First Financial pursuant to subsection (vi) above, or (b) by Blackhawk pursuant to subsection (v) above following failure of First Financial's stockholders to grant the necessary approval, and First Financial enters into a definitive agreement with a third party prior to or within twelve months of such termination, then First Financial will pay Blackhawk $500,000, reduced by any out-of-pocket expenses First Financial shall have previously paid to Blackhawk in connection with the Merger Agreement and the Merger.

   REGULATORY APPROVAL

        Blackhawk applied to the Federal Reserve Board under Section 4(c)(8) of the BHC Act for approval to acquire or control voting securities of a company engaged in non-banking activities. For purpose of such regulation, the ownership of the Bank by Blackhawk would constitute control of a company engaged in a non-banking activity requiring the approval of the Federal Reserve Board. In reviewing the application, the Federal Reserve Board considers whether the acquisition could reasonably be expected to produce benefits to the public (such as greater convenience, increased competition and gains in efficiency) that outweigh possible adverse effects (such as undue concentration of resources, decreased or unfair competition, conflicts of interest, and unsound banking practices). The Federal Reserve Board will evaluate the financial and managerial resources of the applicant, its subsidiaries and of First Financial and the Bank and the effect of the proposed acquisition on those resources. An application was filed with the Federal Reserve Board on June 4, 1998.

        Blackhawk and First Financial are not aware of any other governmental approvals or actions that are required for consummation of the Merger, except as described above. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought.

   ACCOUNTING TREATMENT

        The Merger will be accounted for by Blackhawk under the purchase method of accounting. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair value at the Effective Time.

   EXPENSES

        The Merger Agreement provides, in general, that Blackhawk and First Financial will each pay its own expenses in connection with the Merger Agreement and the transactions contemplated thereby. Under certain circumstances, however, Blackhawk or First Financial will be liable to pay the expenses, up to $100,000, of the other party in connection with the Merger Agreement and the Merger. See "-- Termination and Termination Fees." First Financial will pay all proxy solicitation and related costs incurred in connection with the Special Meeting.

   CERTAIN FEDERAL INCOME TAX CONSEQUENCES

        The following discussion of the principal federal income tax consequences of the Merger is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the regulations thereunder, judicial authority and administrative rulings and practice as of the date hereof, any of which is subject to change at any time. The following discussion does not address the federal income tax consequences to special classes of taxpayers, including, without limitation, persons who are not citizens or residents of the United States, foreign corporations, and tax exempt entities.

        Holders of First Financial Common Stock are encouraged to consult their tax advisors concerning the federal income tax consequences of the Merger in their particular circumstances, as well as any tax consequences arising under foreign, state or local law.

        The cancellation of shares of First Financial Common Stock in exchange for cash pursuant to the Merger will be a taxable transaction to holders of First Financial Common Stock for federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws.

        In general, a holder of First Financial Common Stock who receives the Merger Price will recognize gain or loss equal to the difference between the adjusted tax basis of his or her shares of First Financial Common Stock and the amount of cash received in exchange therefor. Such gain or loss will be capital gain or loss if, as should be the case for most stockholders, the shares are capital assets in the hands of the stockholder and will be long-term capital gain or loss if the holding period for the shares is more than one year.

        Each holder of a Stock Option who receives the Option
   Consideration will recognize ordinary compensation income subject to applicable federal and state withholding obligations.

        Each holder of First Financial Common Stock who receives the Merger Price in cash and each holder of a Stock Option who receives the Option Consideration will, in general, be required to provide to the Paying Agent his, her or its social security or other taxpayer identification number, or in certain instances other information, in order to avoid "back-up withholding" requirements which might otherwise apply under the Code. Any such person who does not furnish his, her or its correct taxpayer identification number may be subject to a penalty imposed by the IRS.

        THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE DOES NOT NECESSARILY SET FORTH ALL OF THE TAX CONSEQUENCES OF THE MERGER THAT MAY BE RELEVANT TO ALL FIRST FINANCIAL STOCKHOLDERS IN ALL CIRCUMSTANCES. FIRST FINANCIAL STOCKHOLDERS SHOULD THEREFORE CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE EFFECTS OF APPLICABLE STATE, LOCAL OR OTHER TAX LAWS.

                              APPRAISAL RIGHTS

        Under Section 262 of the DGCL, any holder of First Financial Common Stock who does not wish to accept the consideration pursuant to the Merger has the right to seek an appraisal and be paid the "fair value" in cash of his or her First Financial Common Stock at the Effective Time (exclusive of any element of value arising from the accomplishment or expectation of the Merger), as judicially determined, provided that such holder complies with the provisions of
   Section 262 of the DGCL.

        The following is a summary of the material statutory procedures to be followed by a holder of First Financial Common Stock in order to dissent from the Merger and perfect appraisal rights under Delaware law. This summary discusses all material provisions of Section 262 of the DGCL but is not intended to be complete and is qualified in its entirety by reference to Section 262 of the DGCL, the text of which is set forth in Appendix C hereto. Any stockholder considering demanding appraisal is advised to consult legal counsel.

        Holders of record of First Financial Common Stock who desire to exercise their appraisal rights must fully satisfy all of the following conditions. A written demand for appraisal of First Financial Common Stock (which demand must identify the holder and expressly request appraisal) must be delivered before the taking of the vote on the approval and adoption of the Merger Agreement to:
   First Financial Bancorp, Inc. 121 East Locust Street, Belvidere, Illinois 61008, Attention: Secretary. Such written demand for appraisal of First Financial Common Stock must be in addition to and separate from any proxy or vote abstaining from or voting against the approval and adoption of the Merger Agreement. Abstaining from or failing to vote against the Merger will not constitute a waiver of such stockholder's appraisal rights. In addition, voting against the Merger will not constitute a demand for appraisal under Section 262.

        Holders of First Financial Common Stock electing to exercise their appraisal rights under Section 262 must not vote for the approval and adoption of the Merger Agreement or consent thereto in writing. Voting in favor of the approval and adoption of the Merger Agreement, or delivering a proxy in connection with the Special Meeting (unless the proxy votes against, or expressly abstains from the vote on, the approval and adoption of the Merger Agreement), will constitute a waiver of the stockholder's right of appraisal and will nullify any written demand for appraisal submitted by the stockholder.

        Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the Special Meeting, not less than 20 days prior to the meeting, a constituent corporation must notify each of the holders of its stock for which appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262. This Proxy Statement constitutes such notice to the record holders of First Financial Common Stock.

        A demand for appraisal must be executed by or for the holder of record of First Financial Common Stock, fully and correctly, as such stockholder's name appears on the stock certificates. If shares of First Financial Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary in such capacity. If shares of First Financial Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner.
   Any stockholder seeking appraisal rights must hold the shares of First Financial Common Stock for which appraisal is sought on the date of the making of the demand and must continuously hold such shares throughout the Effective Time.

        A record owner, such as a broker, who holds shares of First Financial Common Stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which the holder is the record owner. In such case the written demand must set for the number of shares of First Financial Common Stock covered by such demand. Where the number of shares of First Financial Common Stock is not expressly stated, the demand will be presumed to cover all shares of First Financial Common Stock outstanding in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights before the date of the Special Meeting.

        First Financial must, within ten days after the Effective Time provide notice of the Effective Time to all stockholders who have complied with Section 262 and have not voted for approval and adoption of the Merger Agreement.

        Within 120 days after the Effective Time, either First Financial or any holder of First Financial Common Stock who has complied with the requirement conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Chancery Court demanding a determination of the fair value of such shares of First Financial Common Stock. If a petition for an appraisal is timely filed, after a hearing on such petition, the Chancery Court will determine which stockholders are entitled to appraisal rights and thereafter will appraise the shares of First Financial Common Stock owned by such stockholders determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid, upon the amount determined to be the fair value. In determining fair value, the Chancery Court is required to take into account all relevant factors.

        Holders of First Financial Common Stock considering appraisal should understand that the fair value of their shares of First Financial Common Stock determined under Section 262 could be more than, the same as, or less than the consideration to be received in the Merger and that the opinion of a financial advisor as to fairness is not necessarily an opinion as to fair value under Section 262.
   The cost of the appraisal proceeding may be determined by the Chancery

   Court and charged to the parties as the Chancery Court deems equitable in the circumstances. Upon application of a dissenting stockholder, the Chancery Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

        Any holder of First Financial Common Stock who has duly demanded appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote such shares of First Financial Common Stock subject to such demand for any purpose or to receive payment of dividends or other distributions on such shares, except for dividends or other distributions payable to stockholders of record at a date prior to the Effective Time.

        At any time within 60 days after the Effective Time, any former holder of shares of First Financial Common Stock will have the right to withdraw his or her demand for appraisal and to accept the consideration to be received in the Merger. After this period, such holder may withdraw his or her demand for appraisal only with the consent of First Financial, or its successor. If no petition for appraisal shall cease and all stockholders shall be entitled to receive the consideration to be received in the Merger. Neither Blackhawk nor First Financial has any obligation to file such a petition and, in all likelihood, would not elect to file such a petition. However, no petition timely filed in the Chancery Court demanding appraisal shall be dismissed as to any stockholder without the approval of the Chancery Court and such approval may be conditioned upon such terms as the Chancery Court deems just.

        FAILURE TO FOLLOW ANY STEP REQUIRED BY SECTION 262 IN CONNECTION WITH THE EXERCISE OF APPRAISAL RIGHTS MAY RESULT IN THE TERMINATION OF SUCH APPRAISAL RIGHTS.

                       ADJOURNMENT OF SPECIAL MEETING

        Under certain circumstances, First Financial's management may determine at the time of the Special Meeting that it is in the best interests of First Financial and its stockholders to adjourn the Special Meeting to a later date. For example, in the event that the number of shares present, in a person or by proxy, at the Special Meeting is insufficient to constitute a quorum or to approve the Merger Agreement, First Financial might decide to adjourn the Special Meeting to permit further solicitation of proxies. First Financial might also decide to adjourn the Special Meeting in the event that the parties determine that regulatory approval of the Merger will be unduly delayed or that events occurring subsequent to the date of this Proxy Statement require First Financial and Blackhawk to furnish additional proxy soliciting information to the First Financial stockholders and to give the stockholders an opportunity to assimilate such information. If the Special Meeting is adjourned, no further notice of the time and place of the adjourned meeting is required to be given to First Financial stockholders other than an announcement of such time and place at the Special Meeting, provided, however, that if the date of any adjourned meeting is more than thirty (30) days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, written notice of the place, date, and time of the adjourned meeting will be given.

        If the Special Meeting is postponed or adjourned, at any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Special Meeting (except for any proxies which have theretofore effectively been revoked or withdrawn).

        In order to approve a proposal for adjournment of the Special Meeting, the number of the shares present at the Special Meeting, in person or by proxy, whether or not a quorum is present, and voted in favor of the proposal must exceed the number of shares voted against the proposal. In order to allow First Financial's management to vote proxies received by First Financial at the time of the Special Meeting in favor of such an adjournment, in the event that First Financial determines, in its sole discretion, that such an adjournment is in the best interests of First Financial and its stockholders, First Financial has submitted the question of adjournment as a separate matter for the consideration and vote of the stockholders. The Board of Directors of First Financial recommends that the stockholders vote FOR the proposal to adjourn the Special Meeting so that such proxies may be voted in favor of such adjournment under such circumstances.

                                  BUSINESS


   GENERAL

        First Financial is a Delaware corporation organized on June 25, 1993 by First Federal Savings and Loan Association of Belvidere (the "Mutual Association") for the purpose of acquiring all of the capital stock of the Bank issued in the conversion of the Mutual Association from mutual to stock form (the "Conversion"). First Financial is registered as a savings and loan holding company with the Office of Thrift Supervision. To date, First Financial has not engaged in any material operations other than holding all of the issued and outstanding stock of the Bank. See "First Federal Savings Bank" below. At December 31, 1997, the majority of First Financial's assets consisted of the investment in the Bank. At March 31, 1998, First Financial, on an unconsolidated basis, had total assets of $7.8 million and stockholders' equity of $7.7 million.

        First Financial employs executive officers and a support staff if and as the need arises. Such personnel are provided by the Bank and First Financial pays the Bank a management fee of $565 per month for such services. First Financial neither owns nor leases any real property. It presently utilizes the premises, equipment and furniture of the Bank without the direct payment of any rental fees to the Bank. First Financial's executive office is located at 121 East Locust Street, Belvidere, Illinois 61008 and its telephone number is (815) 544-3167.

   FIRST FEDERAL SAVINGS BANK

        GENERAL. The Bank is a federally chartered savings institution headquartered in Belvidere, Illinois. The Bank's predecessor, the Mutual Association, was founded in July 1922 as "Belvidere Building and Loan Association," a state-chartered stock institution. In 1936, the Mutual Association converted to mutual ownership under the name "Belvidere Federal Savings and Loan Association" and received its
   federal mutual charter.   In 1965, the Bank changed its name to "First
   Federal Savings and Loan Association of Belvidere." In 1995, the Bank changed its name from "First Federal Savings Bank of Belvidere" to "First Federal Savings Bank." The Bank conducts business from two full-service offices located in Belvidere, Illinois. Its deposits are insured up to the maximum allowable amount by the Federal Deposit Insurance Corporation (the "FDIC"). The Bank is a community-oriented savings institution engaged primarily in the business of originating one- to four-family residential mortgage loans in its primary market area. To a lesser extent, the Bank also originates multi-family and commercial real estate loans and a variety of consumer loans. The Bank also invests in various types of securities and assets that are permissible investments for federal savings banks, including federal funds, mortgage-backed securities, and securities issued or guaranteed by the United States Government or agencies thereof. The Bank funds its lending and investment activities primarily from deposits, repayment of principal and interest on its mortgage loans, and by borrowing from the Federal Home Loan Bank of Chicago (the "FHLB"). At March 31, 1998, the Bank had total consolidated assets of $81.9 million, total deposits of $67.4 million, advances of $6.4 million, and stockholders' equity of $7.3 million.

        MARKET AREA. The Bank is a community-oriented savings institution offering a variety of financial products and services to the communities it serves. The Bank's primary market area is Boone and Winnebago Counties, located in northern Illinois. To a lesser extent, the Bank also originates loans in counties in Illinois contiguous to Boone and Winnebago Counties. Management believes that its offices are located in communities that can generally be characterized as stable residential neighborhoods of predominately one- to four-family residences. The Bank's principal market for deposits is concentrated in the neighborhoods surrounding its two full service offices in Belvidere, Illinois.

        As of 1990, the aggregate population of Boone and Winnebago Counties was approximately 284,000. As of December, 1997, the unemployment rate was 4.2% for the Rockford metropolitan statistical area, which includes Boone, Winnebago and Ogle Counties, compared to 4.4% nationally.

        Until the early 1980's, the economy of northern Illinois and, in particular, the greater Rockford area was typical of many communities in the Midwest, consisting of a large agricultural base, most employment provided by large manufacturing industries, a large pool of skilled labor, and an extensive transportation infrastructure to support heavy industry. Boone and Winnebago Counties shared in the nationwide economic downturn of the early 1980's which adversely affected heavy industry. Since the early 1980's, the economy of Boone and Winnebago Counties has improved by reducing its reliance on heavy industry and by attracting and retaining a diverse array of industrial, retail and service companies. Currently, manufacturing accounts for less than 34% of employment and no single company or industry dominates employment in the area. While no firm employs more than 3% of the work force, there are many major companies and employers in the Bank's market area, such as Sundstrand Corporation, Chrysler Corporation, Camcar Textron, Dean Foods, United Parcel Service, Motorola, five area hospitals, Champion International, Central Rubber, Ingersoll Milling Machine, Woodward Governor Company, Pillsbury/Green Giant, Inc., Barber-Colman Company, Amerock Corp., Abar Ipsen, Belvedere Company, Inc., and Franklin Wire Works. Additionally, from the early 1980's, the Chicago metropolitan market has grown westward towards the Bank's market area.

        The Bank faces significant competition in the origination of loans from savings and loan associations, other savings banks, commercial mortgage banking companies, insurance companies, and banks, many of which have greater financial and marketing resources. The Bank also faces significant competition in attracting deposits. Historically, most direct competition for deposits has been from savings and loan associations, savings institutions, commercial banks and credit unions. The Bank faces additional competition for deposits from short-term money market funds and other corporate and government securities funds and from other financial institutions such as brokerage firms and insurance companies. Competition has also increased as a result of the lifting of restrictions on the interstate operations of financial institutions.

   LENDING ACTIVITIES

        LOAN PORTFOLIO COMPOSITION. The Bank's loan portfolio consists primarily of conventional first mortgage loans secured by one- to four-family residences and, to a lesser extent, multi-family residences and commercial properties. At December 31, 1997, the Bank's gross loan portfolio totaled $55.0 million, of which $32.7 million, or 59.4%, were one- to four-family residential mortgage loans held for investment. At December 31, 1997, $10.6 million, or 19.3%, of the Bank's gross loan portfolio consisted of one- to four-family mortgage loans with adjustable interest rates.

        The remainder of the Bank's mortgage loans at December 31, 1997 consisted of $10.0 million of multi-family, commercial real estate, and other mortgage loans and mortgage loans held for sale, representing 18.2% of gross loans. The Bank's consumer loans consist of home improvement loans, home equity loans, savings account loans, automobile loans, credit card loans, and other loans that totaled $12.3 million, or 22.4%, of gross loans at December 31, 1997.

        ANALYSIS OF LOAN AND MORTGAGE-BACKED SECURITIES PORTFOLIOS. The following table sets forth the composition of the Bank's loan portfolio, including loans held for sale, and the mortgage-backed securities portfolio, in dollar amounts and in percentages of the respective portfolios at the dates indicated.

                                                                                      At December 31,
                                                                       --------------------------------------------
                                                                               1997                           1996
                                                                               -----                         -----
                                                                    Amount         Percent         Amount      Percent
                                                                    ------         -------         ------      -------
   First mortgage loans:                                                          (Dollars in Thousands)
      1-4 family residential                                       $28,511           51.78%      $52,417        70.22%
      1-4 family residential, purchased                              4,224             7.67        7,792        10.44
      Held for sale                                                  2,352             4.27           --         0.00
      Other                                                          7,651            13.90        5,279         7.07
                                                                   -------            -----       ------      -------
           Total first mortgage loans                               42,738            77.62       65,488        87.73
                                                                    12,324            22.38        9,157        12.27
   Other loans                                                     -------          -------      -------      -------
           Total loans receivable                                   55,062          100.00%       74,645       100.00%
                                                                   =======          ======       =======       ======
   Less:
      Undisbursed loan proceeds                                         --                           197
      Unearned discounts, premiums and deferred loan
         origination fees, net                                          59                           165
      Allowance for loan losses                                        531                           468
                                                                   -------                       -------
         Total loans receivable, net                               $54,472                       $73,815
                                                                   =======                       =======
   Mortgage-backed securities:
      FHLMC                                                             --              --%           --           --%
      FNMA                                                              --              --            --           --
      GNMA                                                              --              --            --           --
      Collateralized mortgage obligations                               --              --            --           --
                                                                    ------          ------        ------       -------
         Total mortgage-backed securities                               --              --%           --           --%
                                                                    ======          ======        ======       =======
      Premiums and discounts, net                                       --
                                                                    ------
         Total mortgage-backed securities, net                          --                            --
                                                                    ======                        ======
   Mortgage-backed securities available for sale (at fair
      value):
      FHLMC                                                             --              --%       $1,094        11.97%
      FNMA                                                              --               --        1,751        19.17
      GNMA                                                           1,625           100.00        4,282        46.87
      Collateralized mortgage obligations                               --               --        2,009        21.99
                                                                    ------          -------       ------      -------
         Total mortgage-backed securities available for sale        $1,625          100.00%       $9,136       100.00%
                                                                    ======          ======        ======       ======
   Mortgage-backed securities held to maturity (at amortized
      cost):
      FHLMC                                                             --              --%     $     --           --%
      FNMA                                                             236            27.76          271        26.06
      GNMA                                                              --               --           --           --
      Collateralized mortgage obligations                              614            72.24          769        73.94
                                                                    ------           ------       ------      -------
         Total mortgage-backed securities held to maturity             850          100.00%        1,040      100.00%
                                                                                    ======                    ======
      Premiums and discounts, net                                       14                            17
                                                                   -------                       -------
         Total mortgage-backed securities                          $   864                        $1,057
             held to maturity, net                                 =======                        ======

                                                             50

                                                                                      AT DECEMBER 31,
                                                                   ------------------------------------------------------
                                                                          1995(1)                       1994(2)
                                                                          -------                       -------
                                                                   AMOUNT         PERCENT         AMOUNT          PERCENT
                                                                   ------         -------         ------          -------
                                                                                  (Dollars in Thousands)

          First mortgage loans:
              1-4 family residential                              $ 37,536          73.52%       $ 35,529           75.69 %
              1-4 family residential, purchased                      1,605           3.14           1,848            3.94
              Held for sale                                            390           0.76             777            1.65
              Other                                                  4,960           9.71           3,191            6.80
                                                                   -------         -------        -------          -------
                  Total first mortgage loans                        44,491          87.14          41,345           88.08
              Other loans                                            6,567          12.86           5,594           11.92
                                                                   -------        -------         -------         -------
                 Total loans receivable                             51,058         100.00%         46,939          100.00%
          Less:

          Undisbursed loan proceeds                                    252                            216
          Unearned discounts, premiums and deferred loan
           origination fees, net                                       246                            252
          Allowance for loan losses                                    330                            310
                                                                    ------                        -------
          Total loans receivable, net                             $ 50,230                       $ 46,161
                                                                  ========                       ========

          Mortgage-backed securities:
              FHLMC                                                     --             --%             --              --%
              FNMA                                                      --             --              --              --
              GNMA                                                      --             --              --              --

              Collateralized mortgage obligations                       --             --              --              --
                                                                    ------        -------         -------         -------
                 Total mortgage-backed securities                       --             --%             --              --%
                                                                    ======        =======         =======         =======
              Premiums and discounts, net                               --                             --
                                                                    ------                        -------
                 Total mortgage-backed securities, net             $    --                       $     --
                                                                    ======                       ========

          Mortgage-backed securities available for sale
              (at fair value)
              FHLMC                                                    832           9.76%             --              --%
              FNMA                                                   1,295           15.20             --
              GNMA                                                   4,376           51.36             --
              Collateralized mortgage obligations                    2,018           23.68             --              --%
                                                                    ------          ------        -------          ------

                 Total mortgage-backed securities                 $  8,521         100.00%       $     --              --%
                     available for sale                           ========         ======        ========          ======
          Mortgage-backed securities held to maturity
              (at amortized cost):
              FHLMC                                                    135          10.41%            889            8.55%
              FNMA                                                     302           23.28          1,767           17.01
              GNMA                                                      --              --          4,790           46.11

                                                            51



              Collateralized mortgage obligations                      860           66.31          2,943           28.33
                                                                     -----          ------         ------          ------
           Total mortgage-backed securities held to maturity         1,297         100.00%         10,389          100.00%
                                                                                   =======                         =======
              Premiums and discounts, net                               21                            307
                                                                     -----                          -----
                 Total mortgage-backed securities                $   1,318                        $10,696
                    held to maturity, net                         ========                         ======

     _____________________

     (1) First Financial reclassified substantially all of its mortgage-backed securities to available-for-sale in December 1995 under a window of opportunity provided under SFAS 115.
     (2) First Financial adopted FASB 115 "Accounting for Certain Debt and Equity Securities" as of January 1, 1994, which resulted in First Financial's classifying all mortgage-backed securities as available for sale, held to maturity or trading.

                                                                                At December 31,
                                                                                      1993
                                                                         ------------------------------

                                                                              Amount         Percent
                                                                           ------------    -----------

                                                                             (Dollars in Thousands)
      First mortgage loans:
         1-4 family residential
         1-4 family residential, purchased                                    $  26,608           62.85%
         Held for sale                                                            2,202            5.20
         Other                                                                    8,443           19.95
                                                                                    619            1.46
             Total first mortgage loans                                         -------       ---------
      Other loans                                                                37,872           89.46
                                                                                  4,462           10.54
             Total loans receivable                                             -------       ---------
                                                                                 42,334          100.00%
                                                                                              =========

      Less:
         Undisbursed loan proceeds                                                  495
         Unearned discounts, premiums and deferred loan
             origination fees, net                                                  196
         Allowance for loan losses                                                  343
             Total loans receivable, net                                      ---------
                                                                              $  41,300
                                                                              =========

      Mortgage-backed securities:
         FHLMC                                                                $   1,036           10.21%
         FNMA                                                                     2,087           20.56
         GNMA                                                                     4,320           42.56
         Collateralized mortgage obligations                                      2,708           26.67
                                                                               --------       ---------
             Total mortgage-backed securities                                    10,151          100.00%
                                                                                             ==========
         Premiums and discounts, net                                                285
                                                                              ---------
             Total mortgage-backed securities, net                            $  10,436
                                                                              =========




                                                               52



      Mortgage-backed securities available for sale (at fair value):
         FHLMC                                                               $       --              --
         FNMA                                                                        --              --%
         GNMA                                                                        --              --
         Collateralized mortgage obligations                                         --              --
                                                                             ----------      ----------
             Total mortgage-backed securities available for sale             $       --              --%
                                                                             ==========      ==========

      Mortgage-backed securities held to maturity (at amortized cost):
         FHLMC                                                               $       --              --%
         FNMA                                                                        --              --
         GNMA                                                                        --              --
         Collateralized mortgage obligations                                         --              --
                                                                             ----------      ----------
             Total mortgage-backed securities held to maturity                       --             -- %
                                                                                             ==========
      Premiums and discounts, net                                                    --
                                                                            -----------
             Total mortgage-backed securities
                held to maturity, net                                       $        --
                                                                            ===========      ==========


        LOAN MATURITY SCHEDULE. The following table sets forth certain information as of December 31, 1997, regarding the dollar amount of gross loans maturing in the Bank's portfolio based on their contractual terms to maturity. Demand loans and credit card loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less. All other loans are included in the period in which the final contractual repayment is due.

                                                                               BEYOND
                                         WITHIN      1-3         3-5       5-10       10-20        20
                                         1 YEAR     YEARS       YEARS      YEARS      YEARS      YEARS      TOTAL
                                        -------     -----       -----     ------      ------     ------     ------
                                                                      (In Thousands)
       First mortgage loans(1)          $ 1,023    $ 5,917   $  6,484    $ 8,527     $ 4,723   $ 16,604   $ 42,738
       Other loans(2)                     3,334      1,835      3,223        988       2,944         --     12,324
                                         ------     ------     ------      -----      ------      -----     ------
             Total                      $ 4,357    $ 7,752   $  9,707    $ 9,515     $ 7,667   $ 16,064  $  55,062
                                         ======     ======     ======     ======      ======     ======   ========
     ____________________

     (1)    Includes loans held for sale at market value.
     (2)    Within 1 year includes $754,000 in credit card receivables.

        The following table sets forth the dollar amount of all gross loans at December 31, 1997, which have predetermined interest rates and have floating or adjustable interest rates and which are due after December 31, 1998.

                                          FIXED              ADJUSTABLE              TOTAL
                                          -----              ----------              -----
                                                           (In Thousands)
   First mortgage loans(1)               $ 31,071            $  10,644           $   41,715
   Other loans                              4,987                4,003                8,990
                                           ------              -------                -----
          Total                          $ 36,058            $  14,647           $   50,705
                                          =======             ========            =========

     ____________________

     <F1>    Includes loans held for sale at market value.

        ORIGINATING AND SELLING ONE- TO FOUR-FAMILY MORTGAGE LOANS. The Bank's primary lending activity is the origination of first mortgage loans secured by one- to four-family residential properties. Single family residential owner-occupied mortgage loans are underwritten in conformity with the criteria established by the Federal National Mortgage Association ("FNMA"), the Federal Home Loan Mortgage Corporation ("FHLMC"), the Government National Mortgage Association ("GNMA"), the Federal Home Administration ("FHA") and the Department of Veteran's Affairs (the "VA"), and are eligible for sale to such agencies, with the exception of loans exceeding applicable agency dollar limits. To a lesser extent, the Bank originates loans secured by non-owner occupied one- to four-family residential real estate.

        One- to four-family residential mortgage loans originated by the Bank are generally for terms ranging from three to 30 years, amortize on a monthly basis, and have principal and interest due each month. Such real estate loans often remain outstanding for significantly shorter periods than their contractual terms to maturity, particularly in a declining interest rate environment. Borrowers may refinance or prepay loans at their option without penalty. One- to four-family residential mortgage loans originated by the Bank customarily contain "due-on-sale" clauses which permit the Bank to accelerate the indebtedness of the loan upon transfer of ownership of the mortgaged property. Due-on-sale clauses are an important means of increasing the interest rate on existing mortgage loans during periods of rising interest rates.

        The Bank originates fixed-rate mortgage loans amortized on a monthly basis with principal and interest due monthly. In recent years the Bank has generally retained in its loan portfolio only fixed-rate mortgage loans with terms of less than 15 years and has held for sale or sold on a non-recourse basis fixed-rate mortgage loans with terms greater than or equal to 15 years, subject to the Bank's interest-rate risk management policies. In 1997, a significant portion of First Financial's portfolio fixed-rate mortgage loans were sold in conjunction with the restructuring of the balance sheet (See Management's Discussion and Analysis -- Financial Condition). Fixed-rate mortgage loans with terms greater than 15 years are generally held for sale or sold on a non-recourse basis, with servicing retained (except for FHA and VA loans, which are sold on a servicing-released basis).

        The Bank has purchased participating interests in first mortgage loans. Management's analysis of such loans in terms of underwriting, collection techniques, evaluation of reserves and delinquency status is the same as for one- to four-family residential mortgage loans originated by the Bank. Based on the foregoing, management of the Bank does not believe that such participations present any materially greater risk of delinquency than one- to four-family residential mortgage loans originated by the Bank.

        The Bank also originates adjustable rate mortgage ("ARM") loans to reduce interest rate risk. The Bank originates one-year ARM loans which adjust in relationship to U.S. Treasury rates. ARM loans are originated with terms ranging from 15 to 30 years. Currently, ARM loans originated by the Bank provide for maximum adjustments of 2% per adjustment, with overall interest rate caps of 6% and interest rate floors of 1% under the initial interest rate. The Bank originated $1.2 million in ARM loans during the year ended December 31, 1997, as compared to $4.1 million for the year ended December 31, 1996.

        The Bank's current lending policy generally is to originate and retain in its portfolio ARM loans. During the year ended December 31, 1997, the Bank originated $1.2 million in ARM loans, and at December 31, 1997, $10.6 million, or 19.3%, of the Bank's gross loan portfolio consisted of ARM loans. ARM loans generally pose a risk that as interest rates rise, the amount of a borrower's monthly loan payment also rises, thereby increasing the potential for delinquencies and loan losses. At the same time, the marketability of such loans may be adversely affected by higher rates.

        The Bank's lending policies generally limit the maximum loan-to-value ratio on one- to four-family mortgage loans secured by owner-occupied properties to 80% of the lesser of the appraised value or purchase price of the property. The Bank originates some loans with up to 97% loan-to-value ratios on which it charges a higher effective interest rate; however, the Bank's policy is to require private mortgage insurance on loans with a loan-to-value ratio in excess of 80%.

        COMMERCIAL REAL ESTATE AND MULTI-FAMILY LENDING. The Bank originates commercial real estate and multi-family loans on a limited basis. At December 31, 1997, such loans represented 17.9% of the Bank's mortgage loan portfolio and 13.9% of the Bank's gross loan portfolio. The Bank generally does not solicit such loans, and originates such loans selectively and on a case-by-case basis. During 1998, the Bank plans to expand its commercial real estate loan portfolio as a means to increase net interest margins and overall profitability. The Bank originated $0.5 million of commercial and multi-family real estate loans in 1997. At December 31, 1997, the Bank's commercial real estate and multi-family real estate loan portfolio totaled $7.7 million. The largest loan at December 31, 1997 was $690,000.

        The Bank's commercial real estate loans typically are secured by office buildings, retail shopping stores, light industrial/warehouse facilities and buildings for religious institutions. The Bank generally makes such loans in amounts up to 80% of the appraised value of the property.

        The Bank's multi-family loans are typically secured by residential properties containing 6, 8 or 12 dwelling units located in its primary market area. None of the Bank's multifamily loans are secured by residential properties containing more than 64 units. The Bank makes such loans in amounts up to 80% of the appraised value of the property. The Bank generally requires a positive cash flow on all multi-family properties. Multi-family loans are offered with fixed or adjustable interest rates. Fixed-rate and adjustable rate loans generally bear interest rates which are keyed to interest rates paid on U.S. Treasury issues.

        Multi-family and commercial real estate loans generally are for larger loan amounts and involve greater risks than one- to four-family residential mortgage loans. Because payments on loans secured by such properties are often dependent on the successful operation or management of the properties, repayment of such loans may be subject to a greater extent to adverse conditions in the real estate market or the economy. The Bank seeks to minimize these risks in a variety of ways, including limiting the size of such loans and strictly scrutinizing the financial condition of the borrower, the quality of the collateral and the management of the property securing the loan. The Bank obtains appraisals on each property in accordance with applicable regulations.

        CONSUMER, HOME EQUITY AND OTHER LENDING. The Bank also offers a variety of consumer loans which consist primarily of home equity loans, but which also include home improvement loans, installment loans secured by automobiles, savings account loans and other secured and unsecured consumer loans.

        The Bank began a controlled re-entry into indirect auto lending during the year ended December 31, 1994. During 1997 the Bank increased its participation in the indirect auto market. Management of the Bank does not, however, currently anticipate that indirect auto loans will constitute a significant part of its consumer loan portfolio in the immediate future.

        The Bank offers home equity loans which are line of credit loans secured by a first or second mortgage on one- to four-family, owner-occupied residential properties located in its market area. Home equity line of credit loans are offered with adjustable interest rates only and currently have terms of five to twenty years. The Bank also offers fixed-rate fixed-term second mortgage and home improvement loans. As of December 31, 1997, the Bank's consumer and commercial loan portfolio totaled $12.3 million, or 22.4%, of the Bank's gross loan portfolio. Of the consumer loan portfolio, home improvement, second mortgage and home equity loans comprised $6.8 million, or 13.0%, of the Bank's gross loan portfolio, and other loans (approximately $2.4 million of which were secured by automobiles) comprised $6.7 million, or 12.1%, of the Bank's gross loan portfolio.

        In addition, the Bank offers unsecured consumer loans through its Visa and MasterCard programs. Management believes that these loans, which carry a higher rate of interest, can enhance net interest income when offered in conjunction with a prudent credit risk policy and collection program. Such loans made up $0.8 million or 1.4% of the gross loan portfolio as of December 31, 1997.

        Consumer loans entail greater risks than do one- to four-family residential mortgage loans, particularly in the case of consumer loans which are unsecured or secured by rapidly depreciable assets such as automobiles. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance, since there is a greater likelihood of damage, loss or depreciation of the underlying collateral. Further, the remaining deficiency in some cases does not warrant further substantial collection efforts against the borrower. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans. The Bank's level of consumer loan delinquencies generally has been low. No assurance can be given, however, that the Bank's delinquency rate on consumer loans will continue to remain low in the future.

        LOAN CONCENTRATION. The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") amended the Home Owners' Loan

   Act of 1933 ("HOLA") to limit the amount of credit a savings institution could extend to any single borrower or related group of borrowers generally to 15% of the savings institution's unimpaired capital and surplus. The applicable regulations also provide that additional amounts of credit may be extended to such borrowers, in certain circumstances, in amounts up to 10% of the savings institution's unimpaired capital and surplus, if such credit is secured by readily marketable collateral, which generally does not include real estate. Loans originated prior to the enactment of the FIRREA, however, are deemed to comply with the limits imposed by the FIRREA if made in accordance with the then applicable lending limits. At December 31, 1997, the Bank had no loans in excess of its loan to one borrower limitation. At December 31, 1997, the maximum dollar amount of loans to one borrower that the Bank was authorized to make was $1,153,000. At that date, the largest concentration of loans to one borrower totaled $690,000.

        LOAN ORIGINATION, PURCHASE, SALE AND SERVICING ACTIVITIES. Mortgage loan applications are accepted at the Bank's Locust Street Office, and by commissioned loan originators employed by the Bank who accept applications from throughout the Bank's market area. The Bank also accepts consumer loan applications at its Locust Street office. Loans are generated through the Bank's marketing efforts, its present customers, walk-in customers and referrals from real estate brokers, builders, local businesses and commissioned loan originators. The Bank generally originates one- to four-family residential mortgage loans in conformity with FNMA, FHLMC and other agency guidelines to facilitate the sale of fixed-rate residential mortgage loans in the Bank's secondary mortgage market operations. The Bank also originates loans in amounts exceeding agency guidelines.

        Each fixed-rate mortgage loan that is originated for sale is held in the Bank's held for sale portfolio until a commitment has been obtained from FNMA, FHLMC or another financial institution to purchase the loan or group of loans. The Bank's loans are sold without recourse. Generally ARM loans and fixed-rate loans with terms of less than 15 years are retained in the Bank's portfolio. Gains or losses resulting from sales of loans are recorded at the time of sale and are determined by the difference between the net sales proceeds and the carrying value of loans sold.

        The Bank has capitalized the cost of mortgage servicing rights ("MSRs") on mortgages originated after December 31, 1994 which have been sold or securitized. The allocation of the total cost of the mortgages to MSRs and the mortgages (without MSRs) is based on their relative fair values. MSRs are amortized in proportion to and over the period of estimated net servicing income.

        The gross servicing fee income from loans originated is generally 1/4% to 3/8% of the total balance of the loan serviced. When servicing is retained at other than a normal servicing fee, an additional gain or loss is recognized and an excess servicing fee receivable or payable is recorded at the time of sale based upon the net present value of expected amounts to be received or paid resulting from the difference between the contractual interest rates received from the borrowers and the rate paid to the buyer. The resulting servicing fee premium or discount is amortized or accreted to loan servicing income over the estimated remaining life of the loans sold.

        At December 31, 1997, the Bank's portfolio of loans serviced for others totaled $69.2 million. Loan servicing fees and charges for the years December 31, 1997, 1996 and 1995 were $209,000, $198,000 and
   $185,000, respectively.

        The table below shows the Bank's loan originations, sales and repayments of loans for the periods indicated.

                                                                             YEAR ENDED DECEMBER 31,
                                                                          -----------------------------

                                                                    1997                1996              1995
                                                                    ----                ----              ----
       Loans receivable and loans held for sale (gross):                         (In Thousands)
          At beginning of the period                              $  74,645           $  51,058       $  46,939
                                                                   --------             -------         -------
       Originations:
          First mortgage loans:
             1-4 family residential, portfolio                        4,234              21,797           6,466
             1-4 family residential, held for sale                   12,502               6,492           7,650
             Other                                                      483               1,115           1,717
                                                                    -------             -------          ------
                 Total first mortgage loans                          17,219              29,404          15,833
          Other loans                                                10,049               6,286           6,453
                                                                    -------             -------          ------
                 Total originations                                  27,268              35,690          22,286
       Principal repayments                                         (17,827)             (5,350)        (10,663)
       Sale of first mortgage loans                                 (29,614)             (6,753)         (7,504)
                                                                    -------              ------          ------
          Net loan activity                                         (20,173)             23,587           4,119
                                                                    -------              ------           -----
       At end of the period                                       $  54,472           $  74,645       $  51,058
                                                                   ========            ========        ========


        LOAN APPROVAL PROCEDURES AND AUTHORITY. The Bank accepts consumer loan applications at its Locust Street office and mortgage loan applications at its Locust Street office. For all loans originated by the Bank, upon receipt of a completed loan application from a prospective borrower, a credit report is ordered, income and certain other information generally is verified and, if necessary, additional financial information is required. All borrowers of one- to four-family residential mortgage loans are qualified pursuant to applicable agency guidelines except that the Bank may make loans in amounts exceeding applicable agency limits. The Bank's policies require appraisals on all real estate intended to secure a proposed loan, which currently are performed by independent appraisers designated and approved by the Bank. The Board annually approves the independent appraisers used by the Bank and reviews the Bank's appraisal policy. It is the Bank's policy to obtain title insurance on all real estate first mortgage loans. Borrowers must also obtain hazard insurance prior to closing. Borrowers generally are required to advance funds on a monthly basis together with each payment of principal and interest to a mortgage escrow account from which the Bank makes disbursements for items such as real estate taxes and hazard insurance premiums.

        Certain officers have authority to approve loans up to specified dollar amounts. All one- to four-family first mortgage loans of $300,000 or less may be approved by the Vice President of Lending. One- to four-family mortgage loans in excess of $300,000 must be approved by the Loan Committee. Secured and unsecured consumer loans may be approved by the Vice President of Lending in amounts up to $50,000 for secured and unsecured loans. Consumer loans in excess of these amounts must be approved by the Loan Committee. All mortgage loans and consumer loans are ratified by the Board of Directors at its regular monthly meetings.

        MORTGAGE-BACKED SECURITIES. The Bank also invests in mortgage-backed securities. At December 31, 1997, net mortgage-backed securities totaled $2.5 million, or 3.0%, of total assets consisting of $0.6 million of fixed-rate mortgage-backed securities and $1.9 million of adjustable-rate mortgage-backed securities. As of December 31, 1997, mortgage-backed securities were insured or guaranteed by either the Government National Mortgage Association ("GNMA"), the Federal National Mortgage Association ("FNMA"), or the Federal Home Loan Mortgage Corporation ("FHLMC"), or in the case of collateralized mortgage obligations ("CMOs"), backed by the collateral of such agencies. At December 31, 1997, 1996 and 1995, the amortized cost of the Bank's net mortgage-backed securities portfolio totaled $2.5 million, $10.2 million, and $9.8 million, respectively.

        The Bank maintains its mortgaged-backed securities investments in two separate portfolios, a held-to-maturity portfolio, which consists of mortgage-backed securities purchased with the intent to hold to maturity and an available-for-sale portfolio, which consists of securities held for liquidity and asset/liability management purposes. Mortgage-backed securities in the held-to-maturity portfolio are accounted for on an amortized cost basis and those in the available-for-sale portfolio are accounted for on a market value basis with unrealized profit and losses affecting stockholders' equity pursuant to SFAS 115. Such securities are liquid and, therefore, they are categorized as available for sale. In 1995, the Bank reclassified substantially all of its held-to-maturity portfolio to the available-for-sale classification, allowing for active management of more of the Bank's portfolio.

        Mortgage-backed securities typically are issued with stated principal amounts, and the securities are backed by pools of mortgage loans with varying interest rates and maturities. The mortgage loans backing the mortgage-backed securities can be either fixed-rate or ARM loans. The interest rate risk characteristics of the underlying pool of mortgages as well as the prepayment risk are passed on to the holder of the mortgage-backed securities. Consequently, in a declining interest rate environment there is a risk that mortgage-backed securities will prepay faster than anticipated thereby adversely affecting the yield to maturity and the related market value of the mortgage-backed securities. Moreover, there can be no assurance that the Bank would be able to reinvest the cash flow from prepaid mortgage-backed securities into comparable yielding investments. In a rising interest rate environment the value of the mortgage-backed securities may be impaired since the risk of default of mortgage-backed securities backed by ARM loans is increased, and the mortgage-backed securities with fixed-rate underlying mortgage loans will be worth less as investors seek higher yielding investments.

        Set forth below is a table showing the Bank's purchases, sales and repayments of mortgage-backed securities for the periods indicated.

                                                            YEAR ENDED DECEMBER 31,
                                                   ------------------------------------------------
                                                       1997              1996              1995
                                                       ----              ----              ----
                                                                    (In Thousands)
   Mortgage-backed securities (net):
      At beginning of the period                     $ 10,193         $  9,839           $ 10,696
      Purchases                                            --             1,753               137
      Sales                                            (6,954)               --                --
      Principal repayments<F1>                           (736)           (1,335)             (818)
      Unrealized loss on mortgage-bac                     (14)              (64)             (176)
         securities available for sal                     ---               ---              ----
   At end of the period                              $  2,489          $ 10,193          $  9,839
                                                      =======           =======           =======

     ______________________

   (1)  Includes amortization/accretion of premiums/discounts.

        Set forth below is a table showing the Bank's ARM and fixed-rate mortgage-backed securities for the periods indicated.

                                                                    At December 31,
                                              ----------------------------------------------------------------
                                                      1997                  1996                  1995
                                                 -------------          -------------          -----------
                                                                       (In Thousands)
   Mortgage-backed securities, net:
   Adjustable rate<F1>                        $ 1,867       75.01%   $ 6,995      68.63%  $ 7,132       72.61%
   Fixed-rate<F2>                                 622        24.99     3,198       31.37    2,707        27.39
                                                -----     --------     -----     -------   ------        -----
   Total mortgage-backed securities, net      $ 2,489      100.00%   $10,193     100.00%  $ 9,839      100.00%
                                               ======      ======     ======     ======    ======      ======

     _____________________

   (1) Includes CMOs with carrying value of $318,000 and $317,000 in 1996 and 1995, respectively.
   (2) Includes CMOs with carrying value of $622,000, $2,778,000, and $2,883,000 in 1997, 1996 and 1995, respectively.

   DELINQUENCIES AND CLASSIFIED ASSETS

        DELINQUENT LOANS. The Asset Review Committee performs a monthly review of all delinquent loans, which is then presented to the Board of Directors. The procedures taken by the Bank with respect to delinquencies vary depending on the nature of the loan and period of delinquency.

        The Bank's policies generally provide that delinquent mortgage loans be reviewed and that a written late charge notice be mailed no later than the 15th day of delinquency. The policies also require telephone contacts for loans more than 30 days delinquent and no later than the 40th day of delinquency to ascertain the reasons for the delinquency and the prospects of repayment. A second telephone contact is attempted after a loan has been delinquent for 45 days. Face-to-face interviews and collection notices are generally required for FHA and VA loans more than 60 days delinquent and, on a case by case basis, for other mortgage loans. After 90 days, the Bank will either set a date by which the loan must be brought current, enter into a written forbearance agreement, foreclose on any collateral or take other appropriate action. The Bank's policies regarding delinquent consumer loans are similar except that telephone contacts and correspondence will generally occur after a consumer loan is more than 15 days delinquent.

        The Bank's general policy is to continue to accrue interest on all loans 59 days past due and discontinue the accrual of interest on a case-by-case basis. The Bank will discontinue the accrual of interest on loans and establish a reserve upon a determination that the loan may result in a loss. Interest on loans contractually delinquent 60 days or more is excluded from earnings unless, in management's judgment, collectibility is highly probable, collection efforts are in progress, and the loans are adequately collateralized. Property acquired by the Bank as a result of a foreclosure on a mortgage loan is classified as real estate owned ("REO") and is recorded at the lower of the investment on the related loan or fair value at the date of acquisition and carried at the lower of cost or fair value, less selling costs. At December 31, 1997, the Bank had $41,000 in loans that were 90 days or more delinquent, of which $7,000 were secured by one- to four-family residences, and $34,000 in consumer loans. At December 31, 1997, the Bank had no REO.

        In 1995 the Bank adopted SFAS 114, "Accounting by Creditors for Impairment of a Loan", which was amended by SFAS 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures". SFAS 114 requires that impaired loans, those on which the Bank will be unable to collect all amounts due, including principal and interest under the contractual terms of the loan, be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's market price or the fair value of the collateral, if the loan is collateral dependent. SFAS 114 is applicable to all creditors and to all loans regardless of whether they are collateralized and does permit the collective valuation of impairment for large groups of smaller-balance homogenous loans. The impact of adopting SFAS 114 in 1995 has not been material to the Bank since all of the Bank's impaired loans are collateral dependent and the method of measuring loss on these loans has not changed from the prior year.

        CLASSIFIED ASSETS. Federal regulations require the classification of loans and other assets such as debt and equity securities, considered by the OTS to be of lesser quality, as "substandard," "doubtful" or "loss" assets. The Bank's classification policies provide that assets will be classified according to OTS regulations. An asset is considered "substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the insured institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified as "substandard," with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets which do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are required to be designated "special mention" by management. As of December 31, 1997, the Bank had $678,000 of loans classified as substandard, $106,000 in loans classified as doubtful or loss, and $179,000 of loans classified as special mention in loans 89 days or less. The Bank had $934,000 in classified assets less than 89 days, which were delinquent at December 31, 1997.

        The following table sets forth the amount of outstanding loans classified at December 31, 1997, in each of the categories listed.

                                                                            At December 31, 1997
                                                               --------------------------------------------------

                                                                                Doubtful     Special
                                                               Substandard      or Loss      Mention       Total
                                                               -----------     ---------     -------       -----
                                                                                     (In Thousands)
     Loans delinquent 90 days or more:
         Accruing                                                 $     --      $    --        $  --     $    --
         Non-accruing:
            First mortgage loans:
               1-4 family residential                             $     --      $     7        $  --     $     7
               Other loans.                                             --           --           --           --
         Other loans                                                     4           30           --           34
                                                                      ----         ----         ----         ----
                   Total                                                 4           37           --           41
                                                                      ----         ----          ---         ----

               Total classified loans delinquent                         4           37           --           41
                   90 days or more                                    ----         ----         ----         ----
     Loans delinquent 60-89 days:
         Accruing                                                 $     --     $     --     $     --    $     --
     Non-accruing:
         First mortgage loans:
            1-4 family residential                                  $  283        $  96      $    --       $  379
            Other loans                                                 61           --           --           61
         Other loans                                                    67           10           --           77
                                                                       ---          ---          ---          ---
                                                                       411          106           --          517
            Total                                                      ---          ---          ---         ----
         Total classified loans delinquent                             411          106           --          517
                60-89 days                                             ---          ---        -----         ----

     Other accruing classified loans                                    --           --          179          179
     Other non-accruing classified loans                               267           --           --          267
                                                                      ----         ----         ----         ----
                                                                       267           --          179          446
         Total other classified loans                                 ----          ---         ----         ----
                                                                    $  682        $ 143        $ 179      $ 1,004
            Total classified loans                                   =====         ====         ====       ======

        The Bank's policies provide that the Board of Directors review a report of all classified assets on a monthly basis and that such classified asset reports be provided to the OTS on a quarterly basis. When the Bank determines that an asset should be classified, it generally does not establish a specific allowance for such asset unless it determines that a loss on such asset is evident. The Bank may increase, however, its general valuation allowance in an amount deemed prudent. General valuation allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. The Bank's policies provide for the establishment of a specific allowance equal to 100% of each asset classified as "loss" or to charge-off such amount. A savings institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the OTS which can order the establishment of additional general or specific loss allowances. The Bank reviews the problem loans in its portfolio on a monthly basis to determine whether any loans require classification in accordance with applicable regulations and believes its classification policies are consistent with OTS policies. First Financial streamlined its review of non-performing and delinquent loans during 1997. Generally, loans are considered non-accrual, and therefore non-performing, at an earlier point in the delinquency cycle under the new review process.

        The specific valuation allowances established by the Bank for different categories of loans at the dates shown, were as follows.

                                             At December 31,
                                     ---------------------------------
                                      1997        1996          1995
                                      ----        ----          ----
                                              (In Thousands)
   Mortgage loans                    $    -      $    -        $   -
   Direct consumer loans                  8          13           18
   Indirect consumer loans                2           2            9
                                        ----       -----        -----
                                     $   10      $   15        $  27
      Total                             ====       =====         ====

        DELINQUENT LOANS AND NON-PERFORMING ASSETS. The following table sets forth information regarding delinquent loans, other non-accruing loans, and REO at the dates indicated. As of the dates indicated, the Bank did not have any material restructured loans within the meaning of SFAS 15, as amended by SFAS 114.

                                                                              At December 31,
                                                       ---------------------------------------------------------
                                                           1997        1996        1995        1994        1993
                                                           ----        ----        ----        ----        ----
                                                                          (Dollars in Thousands)
     Loans delinquent 90 days or more:
         Accruing:
            First mortgage loans:
                1-4 family residential                   $    --     $    --       $ 196      $   11       $ 126
            Other loans                                       --          --           3           4          20
                                                           -----       -----        ----        ----        ----

                Total                                         --          --         199          15         146
                                                           -----       -----        ----       -----        ----
         Non-accruing:
            First mortgage loans:
                1-4 family residential                         7         113          82          74          93
                Other loans                                   --           4          --          --          --
            Other loans                                       34          27         118          40          61
                                                            ----        ----        ----        ----        ----
                Total                                         41         144         200         114         154
                                                            ----        ----        ----        ----        ----
     Loans delinquent 89 days or less:
         First mortgage loans:
            1-4 family residential                           380          --          --          --          --
            Other loans                                      289          --          --          --          --
         Other loans                                         115           2          19          --          --
                                                            ----        ----        ----        ----        ----
                Total non-performing loans                   825         146         418         129         300
     Total real estate owned, net of related
         allowance for losses                                 --          --          --          --          --
                                                            ----     -------      ------       -----        ----
                Total non-performing assets                $ 825       $ 146       $ 418       $ 129       $ 300
                                                            ====        ====        ====        ====        ====
     Total non-performing loans to
         net loans receivable(1)                           1.51%       0.20%       0.83%       0.28%       0.73%
     Total non-performing loans to
         total assets                                      1.00        0.15        0.56        0.18        0.44
     Total non-performing loans and REO
         to total assets                                   1.00        0.15        0.56        0.18        0.44

     ___________________

     (1)    Net loans receivable includes loans held for sale.

        DELINQUENT LOANS. The following table sets forth information with respect to loans delinquent 60-89 days in the Bank's loan portfolio at the dates indicated.

                                                                           At December 31,
                                                       ------------------------------------------------------
                                                         1997        1996        1995        1994        1993
                                                         ----        ----        ----        ----        ----
                                                                            (In Thousands)
       Loans delinquent 60-89 days:
          First mortgage loans:
             1-4 family residential(1)                     $379       $ 33       $ 122       $ 143       $ 427
             Other first mortgage loans                      61         --          --          --          --
             Other loans                                     77         31          12          15          27
                                                           ----       ----        ----        ----        ----

               Total loans delinquent 60-89 days          $ 517       $ 64       $ 134       $ 158       $ 454
                                                           ====       ====        ====        ====        ====

     ____________________

     (1) Includes loans sold with recourse of $19,000 at December 31, 1994 and $12,000 at December 31, 1993.

              The following table sets forth information with respect to the Bank's delinquent loans and other problem assets at December 31, 1997.

                                                                              At December 31, 1997
                                                                              --------------------

                                                                           Balance         Number
                                                                           -------         ------
       First mortgage loans:                                               (Dollars In Thousands)
          1-4 family residential and other:
          Loans 30-59 days delinquent                                      $ 1,353              32
          Loans 60-89 days delinquent                                          379               9
          Loans 90 days or more delinquent                                       7               3
          Other first mortgage loans 60-89 days delinquent                      61               1
       Other loans:
          Loans 30-59 days delinquent                                          151              22
          Loans 60-89 days delinquent                                           77               8
          Loans 90 days or more delinquent                                      34               9
       Real estate owned                                                        --              --
       Loans to facilitate sale of real estate owned                            --              --
                                                                            ------           -----
       Total delinquent loans and other problem assets                     $ 2,062              84
                                                                            ======           =====

        ALLOWANCE FOR LOAN LOSSES. An allowance for loan losses is maintained at a level considered adequate to absorb future loan losses. Management of the Bank, in determining the provision for loan losses, considers the risks inherent in its loan portfolio and changes in the nature and volume of its loan activities, along with the general economic and real estate market conditions. The Bank utilizes a two tier approach: (i) identification of problem loans and the establishment of specific loss allowances on such loans; and (ii) establishment of general valuation allowances on the remainder of its loan portfolio of which credit cards and other credit lines are reserved against the total credit lines. The Bank maintains a loan review system which allows for a periodic review of its loan portfolio and the early identification of potential problem loans. Such system takes into consideration, among other things, delinquency status, size of loans, type of collateral and financial condition of the borrowers. Specific loan loss allowances are established for identified loans based on a review of such information and/or appraisals of the underlying collateral. Although the Bank maintains its allowance for losses on loans at a level which it considers to be adequate to provide for potential losses, there can be no assurance that such losses will not exceed the estimated amounts or that the Bank will not be required to make additions to the allowance for losses on loans in the future. Future additions to the Bank's allowance for loan losses and any changes in the related ratio of the allowance for loan losses to non-performing loans are dependent upon the economy, changes in real estate values and interest rates, the view of the regulatory authorities toward adequate reserve levels, and inflation. Analysis of the Allowance for Loan Losses. The following table sets forth information with respect to the Bank's allowance for loan losses at or for the dates indicated.

                                                                            Year Ended December 31,
                                                          ---------------------------------------------------------
                                                            1997         1996        1995        1994         1993
                                                            ----         ----        ----        ----         ----
                                                                            (Dollars in Thousands)
       Total net loans outstanding<F1>                      $54,472     $73,815     $50,233      $46,161      $41,300
       Average loans outstanding<F1>                         63,282      67,621      48,205       41,383       39,815

       Allowance balances:
          At beginning of period                                468         330         310          343          169
          Provision for losses:
             First mortgage loans                                10          72          34            1           62
             Other loans                                         78         110           5            3          117
          Charge-offs:
             Other loans                                         27          44          19           38           10
          Recoveries:
             Other loans
                                                                  2          --          --            1            5
                                                            -------     -------     -------      -------      -------

          At end of period                                 $    531    $    468    $    330     $    310     $    343
                                                           ========    ========    ========     ========     ========

       Allowance for loan losses as a percent of
          total loans outstanding at end of period            0.97%       0.63%       0.66%        0.67%        0.83%
       Net loans charged off as a percent of
          average loans outstanding                           0.04        0.07        0.04         0.09         0.01
       Ratio of allowance for loan losses to total
          non-performing loans at end of period              64.36      320.55       78.95       240.31       114.33
       Ratio of allowance for loan losses to total
          non-performing assets at end of period             64.36      320.55       78.95       240.31       114.33

     ___________________

         (1)   Includes loans held for sale.

        ALLOCATION OF ALLOWANCE FOR LOAN LOSSES. The following table sets forth the allocation for loan losses by loan category for the periods indicated.

                                                                                At December 31,
                                                -----------------------------------------------------------------------------
                                                           1997                       1996                       1995
                                                ------------------------    ------------------------   -----------------------
                                                             % of Loans                  % of Loans                 % of Loans
                                                               In Each                     In Each                    In Each
                                                             Category to                 Category to                Category to
                                                  Amount     Total Loans     Amount      Total Loans     Amount     Total Loans
                                                  ------     -----------     ------      -----------     ------     -----------
                                                                             (Dollars in Thousands)
   Balance at end of period applicable to :
   First mortgage loans:
      1-4 family residential                        $132        59.45%        $168         80.66%        $133         76.67%
      Held for sale                                   --          4.27          --             --          --          0.76
      Other                                           86         13.90          40           7.07          37          9.71
   Other loans                                       313         22.38         260          12.27         160         12.86
                                                    ----         -----         ---          -----        ----         -----

         Total allowance for loan losses            $531        100.00%       $468        100.00%        $330        100.00%
                                                    ====       =======        ====        =======        ====       =======

      SECURITIES ACTIVITIES. Federally chartered savings institutions have the authority to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various federal agencies, certain certificates of deposit of insured associations and savings institutions, certain bankers' acceptances, repurchase agreements and federal funds. Subject to various restrictions, federally chartered savings institutions may also invest their assets in commercial paper, investment grade corporate debt securities and mutual funds whose assets conform to the investments that a federally chartered savings institution is otherwise authorized to make directly. Additionally, the Bank must maintain minimum levels of investments that qualify as liquid assets under OTS regulations. Historically, the Bank has maintained liquid assets above the minimum OTS requirements, and its average liquidity ratio of 16.21% for December 1997 exceeded the 4% regulatory liquidity requirement. The Bank believes that its average level of liquid assets is adequate to meet its normal daily activities.

        The securities policy of the Bank established by the Board of Directors attempts to provide and maintain liquidity, generate a favorable return on securities without incurring undue interest rate and credit risk, and complement the Bank's lending activities. The Bank's policies generally limit securities to investments qualifying as eligible securities under OTS regulations. At December 31, 1997, the Bank had securities (including FHLB stock) in the aggregate amount of $17.4 million with a market value of $17.5 million. At December 31, 1997, the Bank's securities portfolio consisted of $10.8 million of U.S. Government and federal agency obligations, an increase of $6.8 million since December 31, 1996. The Bank also invests in ARM mutual funds which invest in FNMA, FHLMC and other federal agency obligations At December 31, 1997, the Bank had invested $0.2 in ARM mutual funds. The value of the ARM mutual funds fluctuates with changes in the value of the underlying securities. However, the Bank believes that the risk of loss on these securities is minimal given the type of securities underlying the ARM mutual funds. The Bank maintains its securities in two separate portfolios, a held-to-maturity portfolio, which consists of securities purchased with the intent to hold to maturity and an available-for-sale portfolio, which consist of securities held for liquidity and asset/liability management purposes. Securities in the held-to-maturity portfolio are accounted for on an amortized cost basis and those in the available-for-sale portfolio are accounted for on a market value basis with unrealized profits and losses affecting stockholders' equity pursuant to SFAS 115. Such securities are liquid and therefore they are categorized as available for sale. In 1995 the Bank reclassified substantially all of its held-to-maturity portfolio to the available-for-sale classification, allowing for active management of more of the Bank's portfolio.

        For information regarding the Bank's mortgage-backed securities portfolio see "--Lending Activities--Mortgage-Backed Securities."

        SECURITIES PORTFOLIO. The following table sets forth the carrying value of First Financial's securities portfolio, including FHLB stock, at the dates indicated. At December 31, 1997, the market value of First Financial's securities portfolio, including FHLB stock and certificates of deposit, was approximately $17.5 million.

                                                                                      At December 31,
                                                                         ------------------------------------------
                                                                            1997           1996            1995
                                                                            ----           ----            ----
                                                                                      (In Thousands)
       Securities available for sale (at fair value)
          U.S. Treasury notes                                             $   2,245      $     502       $   1,610
          FHLB structured notes                                                 477            458           3,990
          Other government agency notes                                       8,073          3,074           3,315
          FNMA common stock                                                      68             45              37
          AMF ARM Mutual Fund(1)                                                193            181             171
          HBI Equity Trust(2)                                                   191            269             129
          Corporate debt securities                                           1,783            250             252
          Commercial paper                                                    1,477             --              --

       Securities held to maturity (at amortized cost):
          U.S. Treasury notes                                             $      --      $      --       $      --
          FHLB structured notes                                                  --             --              --
          Other government agency structured notes                               --             --              --
          Other government agency obligations                                    --             --              --
          Corporate debt securities                                              --             --              --
          Municipal securities                                                   --             78              81
       Certificates of deposit                                                2,099             --             200
       FHLB stock                                                               910          1,148             481
                                                                            -------       --------          ------

             Total investments                                            $  17,516      $   6,005       $  10,266
                                                                           ========       ========        ========

     ____________________

     (1) AMF ARM Mutual Fund is managed by Asset Management Fund for Financial Institutions, Inc.
     (2)    HBI Equity Trust is managed by Howe Barnes Investments, Inc.

     SECURITIES PORTFOLIO MATURITIES

              The following table sets forth the scheduled maturities, amortized cost and market values and weighted average yields for the Bank's investment portfolio and FHLB Stock at December 31, 1997.

                                                                   AT DECEMBER 31, 1997
                                  --------------------------------------------------------------------------------------
                                   ONE YEAR OR LESS      ONE TO FIVE YEARS       FIVE TO TEN YEARS       BEYOND TEN YEARS
                                   ----------------      -----------------       -----------------       ----------------
                                            Weighted                Weighted               Weighted               Weighted
                                  Market     Average     Market     Average      Market     Average     Market     Average
                                   Value      Yield       Value       Yield       Value      Yield       Value      Yield
                                  ------    --------     ------     -------      ------     -------     ------     -------
                                                                  (Dollars in Thousands)
       Securities available
       for sale (at fair
       value):
       U.S. Treasury notes        $ 2,245       5.79%    $     --         --     $    --          --   $      -          --
                                                                                                              -
       FHLB structured notes           --          --         477      4.55%          --          --         --          --
       Other government             3,199       5.68%       3,264      6.32%         402       6.02%      1,208       6.86%
       agency
       FNMA common stock               --          --          --         --          --          --         --          --
       AMF ARM Fund                    --          --          --         --          --          --         --          --
       HBI Equity Trust                --          --          --         --          --          --         --          --
       Corporate debt               1,252       6.16%         531      6.25%          --          --         --          --
       securities<F1>
       Commercial paper<F2>         1,477       5.91%          --         --          --          --         --          --
                                    -----                    ----                   ----                   ----
       Total securities
          available for sale        8,173       5.82%       4,272      6.11%         402       6.02%      1,208       6.86%
                                    -----                   -----                    ---                  -----
       Securities held to
       maturity (at amortized
       cost):
       Certificates of
       deposit                      1,999       6.15%         100      6.85%          --          --         --          --

       Total securities          $ 10,172                 $ 4,372                $   402                $ 1,208
                                 ========                 =======                =======               ========

     ________________________

     <F1>   Includes corporate debt securities issued by U.S. Steel Corporation
            ($250,000 in book value and $250,000 in market value), Lehman Brothers Corporation ($498,000 in book value and $499,000 in market value), Lockheed Martin Corporation ($503,000 in book value and $50 3,000 in market value) and Commonwealth Edison Corporation ($531,000 in book value and $531,000 in market value).
     <F2>   Includes commercial paper issued by Paine Webber Group ($988,000 in book value and $988,000 in market value) and AT&T Capital ($489,000 in book value and $490,000 in market value).



                                                             At December 31, 1997
                                       ----------------------------------------------------------------
                                                          Total Investment Securities
                                        ---------------------------------------------------------------
                                     Average Life in       Amortized                          Weighted
                                          Years              Cost          Market Value     Average Yield
                                     ---------------       ---------       ------------     -------------
                                                            (Dollars in Thousands)
       Securities available for
       sale:
       U.S. Treasury notes                 0.68             $ 2,241         $ 2,245             5.79%
       FHLB structured notes               2.28                 500             477             4.55%
       Other government agency             3.63               8,056           8,073             6.14%
       FNMA common stock                     --                   4              68               --
       AMF ARM Fund                          --                 193             193             5.86%
       HBI Equity Trust                      --                 105             191               --
       Corporate debt
       securities(1)                       1.20               1,782           1,783             6.18%
       Commercial paper(2)                 0.26               1,478           1,477             5.91%
                                                             ------           -----
       Total securities
        available for sale                 2.45(3)           14,359          14,507             6.01%(4)
                                          -----              ------          ------
       Securities held to maturity
       (amortized cost)
       Certificates of deposit               --               2,099           2,099             6.13%
       FHLB stock                                               910             910             7.00%
                                             --              ------           -----
       Total securities                                     $17,368         $17,516
                                                            =======        ========

     ________________________

     (1) Includes corporate debt securities issued by U.S. Steel Corporation ($250,000 in book value and $250,000 in market value), Lehman Brothers Corporation ($498,000 in book value and $499,000 in market value), Lockheed Martin Corporation ($503,000 in book value and $50 3,000 in market value) and Commonwealth Edison Corporation ($531,000 in book value and $531,000 in market value).
     (2) Includes commercial paper issued by Paine Webber Group ($988,000 in book value and $988,000 in market value) and AT&T Capital ($489,000 in book value and $490,000 in market value).
     (3) Includes only U.S. Government and agency obligations and structured notes; corporate and commercial paper; the AMF ARM Mutual Fund is a daily investment deposit, FHLB Stock, HBI Equity Trust, and FNMA Common Stock do not have fixed maturities.
     (4) The weighted average yield does not include the FNMA Common Stock and HBI Equity Trust.

     SOURCES OF FUNDS

        GENERAL. Deposits are the major source of the Bank's funds for investment and lending purposes. In addition to deposits, the Bank derives funds from the amortization and prepayment of mortgage-backed securities and loans, the maturity of securities, proceeds from the sales of loans, operations and advances from the FHLB. Scheduled principal repayments on mortgage-backed securities and loans are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are influenced significantly by general interest rates and market conditions.

        DEPOSITS. The Bank offers a variety of deposit accounts having a range of interest rates and terms. The Bank's deposits consist of passbook savings, NOW, money market and certificate accounts. The Bank also offers its depositors Individual Retirement Accounts ("IRAs"). The flow of deposits is influenced significantly by general economic conditions, changes in money market rates, prevailing interest rates and competition. The overall amount of deposit accounts held by the Bank, however, has not fluctuated significantly. The Bank's deposits are obtained primarily from the areas in which its offices are located. The Bank relies primarily on customer service and long-standing relationships with customers to attract and retain these deposits. Certificate accounts in excess of $100,000 are not actively solicited by the Bank nor does the Bank use brokers to obtain deposits. Further, the Bank developed strategies which focused on pricing and retention in certain areas of the deposit base. Management constantly monitors the Bank's deposit accounts, for activity, type of account and total balances, competition rates, and the Bank's cost of funds, adjusting accordingly. Based on historical experience, management believes it will retain a large portion of such accounts upon maturity.

        DEPOSIT ACTIVITY. The following table sets forth the dollar change in deposit accounts of the Bank for the periods indicated.

                                                                           Year Ended December 31
                                                            ----------------------------------------------------
                                                               1997                 1996                 1995
                                                            ----------           ----------           ----------
                                                                               (In Thousands)
       Deposits                                             $  296,079          $  252,238            $ 130,730
       Withdrawals                                             297,384             255,617              127,030
                                                               -------            --------             --------
               Net increase (decrease) before
                  interest credited                             (1,305)             (3,379)               3,700
       Interest credited                                         3,017               2,987                2,733
                                                                ------            --------             --------
               Net increase (decrease) in deposit
                  accounts                                  $    1,712          $     (392)           $   6,433
                                                              ========            ========             ========


        DEPOSIT FLOW. The following table sets forth the change in dollar amount of deposit accounts in the various types offered by the Bank between the dates indicated.

                                          Balance at        %                     Balance at        %
                                           December     of Total      Increase     December     of Total     Increase
                                            31, 1997    Deposits     (Decrease)    31 , 1996    Deposits    (Decrease)
                                           ---------    --------     ---------    ----------    --------    ----------
                                                                     (Dollars in Thousands)
       Club accounts                      $    26           0.04%   $   (4)        $    30         0.05%       --
       Non-interest-bearing NOW             4,371            6.47    2,696           1,675          2.54     (458)
       accounts. . . . . . . . . . . .
       NOW accounts                         4,826            7.14      (87)          4,913          7.46     (455)
       Passbook accounts                    8,739           12.94      (61)          8,800         13.37     (681)
       Money market deposit accounts        6,760           10.01     (293)          7,053         10.71     (199)
       Certificates of deposit which
       mature:
               within 12 months            20,058           29.69   (3,686)         23,744         36.06   (1,740)
               within 12-36 months         22,251           32.94   12,686           9,565         14.53    2,523
               beyond 36 months               519            0.77   (9,539)         10,058         15.28      618
                                           ------            ----  -------          ------         -----    -----

                        Total             $67,550         100.00%  $ 1,712        $ 65,838       100.00%   $ (392)
                                          =======         =======   ======        ========       =======   ======

                                           Balance
                                              at           %                     Balance at
                                           December    of Total      Increase     December
                                           31, 1995    Deposits     (Decrease)     31, 1994
                                           --------    --------     ----------   ----------
       Club accounts                     $    30            0.05%   $    --        $   30
       Non-interest-bearing NOW            2,133            3.22        580         1,553
       accounts
       NOW accounts                        5,368            8.11        (23)        5,391

       Passbook accounts                   9,481           14.31     (1,717)       11,198
       Money market deposit accounts       7,252           10.95      2,537         4,715
       Certificates of deposit which
       mature:                            25,484           38.48      3,824        21,660
               within 12 months            7,042           10.63     (3,193)       10,235
               within 12-36 months         9,440           14.25      4,425         5,015
               beyond 36 months           ------            ----     ------        ------

                        Total            $66,230         100.00%    $ 6,433      $ 59,797
                                         =======         =======    =======      ========

        DEPOSIT PORTFOLIO. Deposit accounts in the Bank as of December 31, 1997, were represented by the various types of deposit programs described below.

       Weighted                                                                                    Percent
        Average                                                                                    of Total
       Interest                                                                  Account           Deposit
         Rate            Term                       Deposits                     Balance           Accounts
       --------          ----                       --------                     -------           --------
                                                                             (In Thousands)
        0.00%            None          Non-interest-bearing NOW accounts
                                                                                  $  4,371             6.47%
        1.00             None          NOW accounts                                  4,826             7.14
        1.75             None          Passbook and club accounts(1)                 8,765            12.98
        4.21             None          Money market deposit accounts                 6,760            10.01

                                             CERTIFICATE OF DEPOSIT(1)
                                             --------------------------

        4.72       1-5 months           Fixed term, fixed-rate                         453             0.67
        4.61       6-11 months          Fixed term, fixed-rate                       6,201             9.18
        5.14       12-17 months         Fixed term, fixed-rate                       4,599             6.80
        5.00       18 months            Fixed term, variable rate                      119             0.18
        4.16       18-23 months         Fixed term, fixed-rate                          40             0.06
        4.59       24-29 months         Fixed term, fixed-rate                         310             0.46
        4.61       30-35 months         Fixed term, fixed-rate                       2,163             3.20
        6.02       36-47 months         Fixed term, fixed-rate(3)                    7,488            11.09
        4.83       48-51 months         Fixed term, fixed-rate                          14             0.02
        6.67       60 months            Fixed term, fixed-rate                      12,452            18.43
                   or greater
        5.73       Various              Negotiated Jumbo(3)                          8,989            13.31
        ----                                                                         -----            -----
        4.36%(2)                                                                  $ 67,550          100.00%
        ====                                                                      ========          =======

     ____________________________________

     (1) IRA accounts are generally offered throughout all terms stated above with a balance outstanding of $7.7 million.
     (2) Includes the effect of non-interest-earning demand accounts totalling $4.4 million.
     (3) With respect to $8.0 million in deposit amounts, includes a one-time option to increase rate within the 36 month term.

        CERTIFICATES OF DEPOSIT BY RATES. The following table sets forth the certificates of deposit classified by rates as of the dates indicated.

                                                      Year Ended December 31,
                                          ----------------------------------------------
                                           1997                 1996                 1995
                                           ----                 ----                 ----
                                                          (In Thousands)
       3.99% or less                    $      211            $   3,274           $   4,010
       4.00% - 5.99%                        25,593               24,084              17,149
       6.00% - 7.99%                        16,976               15,861              20,610
       8.00% - 8.75%                            48                  148                 197
                                                --                  ---                 ---

               Total                    $   42,828            $  43,367           $  41,966
                                        ==========            =========           =========

        CERTIFICATES OF DEPOSIT MATURITY SCHEDULE. The following table sets forth the amount and maturities of certificates of deposit at December 31, 1997.

                                                               AMOUNT DUE
                             -----------------------------------------------------------------------------------
                                                                                             FIVE OR
                              ONE YEAR        1-2          2-3          3-4         4-5        MORE
                              OR LESS        YEARS        YEARS        YEARS       YEARS      YEARS        TOTAL
                              --------       ------      ------        -----       -----     -------       -----
                                                                (In Thousands)
       Rate
       3.99% or less           $   211           --          --          --          --         --       $    211
       4.00 - 5.99%             17,811        4,857       2,045         537         343         --         25,593
       6.00 - 7.99%              2,036        2,583      11,248         981         128         --         16,976
       8.00 - 8.75%                 --          --           --          --          48         --             48
                               -------      -------    --------     -------     -------     ------       --------
               Total           $20,058      $ 7,440    $ 13,293     $ 1,518     $   519    $    --       $ 42,828
                               =======      =======    ========     =======     =======    =======       ========

        LARGE CERTIFICATES OF DEPOSIT. The following table indicates the amount of the Bank's certificates of deposit of $100,000 or more by time remaining to maturity at December 31, 1997.

   MATURITY PERIOD                                        AMOUNT
                                                     (In Thousands)
   Three months or less                                  $ 2,643
   Over three through six months                           3,265
   Over six through 12 months                                300
   Over 12 months                                          2,781
                                                           -----

      Total                                              $ 8,989
                                                         =======
     ____________________

     (1) With respect to $8.0 million in deposit amounts, includes one-time option to increase rate within the 36 month term.

        Securities with a net amortized cost of $8.2 million were pledged to secure certain deposit accounts in excess of federal deposit insurance limits at December 31, 1997. Of the $9.0 million of large certificates of deposit, $4.6 million are from one large municipal depositor.

        BORROWING. Deposits are the Bank's primary source of funds. The Bank also obtains advances from the FHLB. Such advances are made pursuant to several different credit programs, each of which has its own interest rate, range of maturities and collateral requirements. The maximum amount that the FHLB will advance to member institutions, including the Bank, for purposes other than meeting withdrawals, fluctuates from time to time in accordance with the policies of the FHLB System and the Federal Housing Finance Board. The maximum amount of FHLB advances to a member institution generally is reduced by borrowing from any other source. At December 31, 1997, the Bank had $6.7 million in advances from the FHLB.

        FHLB ADVANCES. The following table sets forth certain information regarding FHLB advances taken by the Bank during the periods indicated.

                                                              DURING THE YEAR ENDED DECEMBER 31,
                                                   --------------------------------------------------------------

                                                          1997                   1996                  1995
                                                          ----                   ----                  ----

                                                                       (Dollars in Thousands)
       Weighted average rate paid                        6.03%                   5.84%                6.24%

       Maximum balance                              $   21,450               $  23,150            $   3,500

       Average balance(1)                               12,515                  13,746                  503

     _____________________

     (1)      Calculated using average daily balances.

        SUBSIDIARY ACTIVITIES. First Financial Services of Belvidere, Illinois, Inc. ("FFSI"), a wholly owned subsidiary of the Bank, administers and sells, on an agency basis, mortgage-related insurance products such as mortgage life insurance, credit life insurance and disability insurance. FFSI also sells on an agency basis a variety of annuity products, principally to customers of the Bank. In May 1994, FFSI hired additional staff to expand its sales of annuity and insurance products in its market area. FFSI owns the full service office at 1021 North State Street and leases this office to the Bank. The Bank manages the operations of FFSI and receives $900 per month for such management services.

        At March 31, 1998, FFSI had $793,000 in total assets, $40,000 in total liabilities and $753,000 in stockholders' equity. For the years ended December 31, 1997, 1996 and 1995, FFSI had net income of $3,985, $6,104 and $10,725, respectively. There has been no lending activity between FFSI and the Bank for the years ended December 31, 1997, 1996 and 1995.

        PERSONNEL. As of December 31, 1997, the Bank had 28 full-time employees, 9 part-time employees and 3 full-time commissioned loan originators. The employees are not represented by a collective bargaining unit, and the Bank considers its relationship with its employees to be good.

   FEDERAL AND STATE TAXATION

        GENERAL. First Financial and the Bank report their income on a calendar year basis using the accrual method of accounting and are subject to federal income taxation in the same manner as other corporations with some exceptions, including particularly the Bank's reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to the Bank or First Financial.

        In August 1996, legislation was enacted that repeals the reserve method of accounting used by many thrifts to calculate their bad debt reserve for federal income tax purposes. As a result, the Bank is required to recapture that portion of the reserve that exceeds the amount which could have been deducted under the experience method for post-1987 tax years, and now account for bad debts for federal income tax purposes on the same basis as commercial banks. The recapture will occur over a six-year period beginning in 1998 since the institution meets certain residential lending requirements. The legislation did not have a material impact on First Financial or the Bank.

        To the extent earnings appropriated to a savings association's bad debt reserves for "qualifying real property loans" and deducted for federal income tax purposes exceed the allowable amounts of such reserves computed under the experience method and to the extent of the association's supplemental reserves for losses on loans (Excess), such Excess may not, without adverse tax consequences, be utilized for the payment of cash dividends or other distributions to a shareholder (including distributions on redemption, dissolution, or liquidation) or for any other purpose (except to absorb bad debt losses). As of December 31, 1997, First Financial's Excess for tax purposes totaled approximately $1.2 million.

        CORPORATE ALTERNATIVE MINIMUM TAX. The Bank is subject to the corporate alternative minimum tax ("AMT") which is imposed to the extent it exceeds the Bank's regular income tax for the year. The alternative minimum tax will be imposed at the rate of 20% of a specially-computed tax base ("AMTI"). Included in the base will be a number of preference items, including the following: interest on certain tax-exempt bonds issued after August 7, 1986; and for years beginning after, an amount equal to 75% of the amount by which the savings institution's "adjusted current earnings" (as specially defined) exceeds its taxable income with certain adjustments, including the addition of preference items. In addition, for purposes of the new alternative minimum tax, the amount of alternative minimum taxable income that may be offset by net operating losses is limited to 90% of alternative minimum taxable income. In addition, for taxable years beginning after 1986, the Bank is subject to an environmental tax equal to 0.12% of the excess of AMTI (with certain modifications) over $2.0 million dollars.

   STATE AND LOCAL TAXATION

        First Financial and its subsidiaries currently file consolidated Illinois income tax returns. For Illinois income tax purposes, a savings institution's income is presently taxed at a rate of 7.3%. For these purposes, "net income" generally means federal taxable income, subject to certain adjustments (including the addition of interest income on State and municipal obligations and the exclusion of interest income on United States Treasury obligations). The exclusion of income on United States Treasury obligations has the effect of reducing significantly the Illinois taxable income of savings institutions.

        As a Delaware business corporation, First Financial (on an unconsolidated basis) will be required to file annual returns and pay annual fees and an annual franchise tax to the State of Delaware. These taxes are based on the total authorized shares of First Financial. First Financial currently has 1.75 million shares of stock authorized (1.5 million shares of common stock and 250,000 shares of preferred stock). The Delaware franchise tax for 1997 was approximately $9,000.

        First Financial also is subject to an annual franchise tax and fees from the State of Illinois. These taxes are based on the total shares issued. The total franchise tax paid by First Financial for the year ended December 31, 1997 was approximately $4,000.

        Neither First Financial nor the Bank has had an audit by the Internal Revenue Service or the Illinois Department of Revenue within the past five years, with the exception of a sales and usage tax audit conducted by the Illinois Department of Revenue.

   DESCRIPTION OF PROPERTY

        The Bank conducts its business through three full service offices. The Bank also maintains an administrative office for accounting functions separate from its banking offices. The Bank purchased land in 1996 for a future full service office.

                                                                                                 Net Book Value
                                                                                                  of Property or
                                                              Originally          Date of           Leasehold
                                             Leased or        Acquired or          Lease           Improvements
       Location                                Owned            Leased          Expiration         at 12/31/97
       --------                              ---------        -----------       ----------         -----------

                                                                                                (In Thousands)
       Full Service Offices               Owned                  1965               --                  $ 537
       121 East Locust Street
       Belvidere, Illinois  61008
       1021 North State Street            Leased(1)              1978          December 31,               346
       Belvidere, Illinois  61008                                                1998<F1>

       Full Service Office(2)             Owned                  1996               --                    952
       7077 Perry Creek Parkway
       Rockford, Illinois  61107

       Administrative Office              Leased                 1991           October 26,                56
       217 South State Street                                                      1998
       Belvidere, Illinois  61008

     _____________________

     (1)      Leased from FFSI, the Bank's wholly owned subsidiary.
     (2)      This facility was opened March 23, 1998.

        INVESTMENT POLICIES. For a description of First Financial's and the Bank's policies (all of which may be changed without a vote of First Financial's security holders) and the limitations on the percentage of assets which may be invested in any one investment, or type of investment with respect to: (1) investments in real estate or interests in real estate; (2) investments in real estate mortgages; and (3) securities of or interests in persons primarily engaged in real estate activities, reference is made hereunder to the information presented above under "Business."

        DESCRIPTION OF REAL ESTATE AND OPERATING DATA. Not Applicable; the book value of each of First Financial's properties is less than 10% of First Financial's total consolidated assets at December 31, 1997.

   LEGAL PROCEEDINGS

        Neither First Financial nor the Bank are involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business. Such proceedings in the aggregate are believed by management to be immaterial to First Financial's financial condition and results of operations.

   MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

        From its initial public offering on October 1, 1993 until March 16, 1998, First Financial traded on the NASDAQ Small Cap Market under the symbol FFBI. More restrictive listing requirements implemented in 1998 required First Financial to delist from the Nasdaq Small Cap Market. As of March 17, 1998, First Financial trades on the Over the Counter Bulletin Board system under the symbol FFBI. The following table sets forth the high and low sales price for the periods indicated. These prices do not represent actual transactions and do not include retail markups, markdowns or commissions.

                                   1997                     1996
                            ------------------       -------------------
                             High        Low          High          Low
   First Quarter            $16.50      $15.50       $16.25       $15.50
   Second Quarter            18.75       15.50        16.25        15.50
   Third Quarter             19.50       18.13        16.13        15.50
   Fourth Quarter            21.00       19.00        16.00        15.50

        At December 31, 1997, First Financial had 180 holders of record of its common stock and, First Financial estimates, approximately 300 to 325 beneficial owners of its common stock. First Financial paid no cash dividends on its common stock during 1997 and 1996.

                                 REGULATION
   GENERAL

        First Federal is a federally chartered savings bank, the deposits of which are federally insured and backed by the full faith and credit of the United States Government. Accordingly, First Federal is subject to broad federal regulation and oversight extending to all its operations. First Federal is a member of the FHLB of Chicago and is subject to certain limited regulation by the Board of Governors of the Federal Reserve System ("Federal Reserve Board"). As the holding company of the Bank, First Financial also is subject to federal regulation and oversight. The purpose of the regulation of First Financial and other holding companies is to protect subsidiary savings institutions. The deposits of First Federal are insured by the FDIC through Savings Association Insurance Fund ("SAIF"). As a result, the FDIC has certain regulatory and examination authority over First Federal.

   PENDING FINANCIAL MODERNIZATION LEGISLATION

             On May 13, 1998, the U.S. House of Representatives passed a sweeping financial modernization bill, H.R. 10, "The Financial Services Act of 1998", by a vote of 214 to 213. The bill was first proposed by the Clinton Administration on May 21, 1997. The final House version differs in many significant respects from the Administration's proposed bill. The House bill has been sent to the U.S. Senate for its consideration. The Senate began hearings on the legislation on June 17, 1998. If passed by the Senate, the bill would not become law unless it is signed by the President. As of the date of its passage by the House, there were only 30 or so legislative days left in the 105th Congress, which many observers believe is an inadequate amount of time for the Senate to act on the legislation in the 1998 legislative year. In addition, the Administration has commented publicly that it will not support the legislation in the form passed by the House. Accordingly, whether the bill will pass in the near future remains uncertain and the ultimate form the legislation might take if enacted cannot be predicted at this time.

             The bill, among other things, addresses the ongoing debate concerning mixing banking and commerce. Under the proposal, banks could affiliate with insurance and securities companies in a holding company structure, subject to functional regulation. Much of the debate concerning the legislation has centered on whether non-banking activities can be conducted through subsidiaries of the bank, rather than only through holding companies. In this regard, H.R. 10 requires banks to move non-banking activities to holding companies regulated by the Board of Governors of the Federal Reserve System, thereby removing them from under the bank. Securities activities would be regulated by the Securities and Exchange Commission, and state regulators would oversee insurance activities. The proposal provides for further study of the issues relating to merging the SAIF and BIF. If adopted, the legislation would represent the most significant overhaul of financial services laws since the 1930s when the Glass-Steagall Act of 1933 was enacted.

             With respect to the thrift industry, H.R. does not contain provisions eliminating the federal thrift charter and requiring all federal thrifts to convert into national banks within two years. The bill allows unitary thrift holding companies to continue operating, but prevents any new unitary thrifts form being formed after March 31, 1998. Prior versions of the bill would have eliminated the federal thrift charter, while allowing existing to unitary thrift holding companies to retain their status and affiliations with nonfinancial enterprises and to engage in all currently permissible activities.

        Certain of these regulatory requirements and restrictions are discussed below or elsewhere in this document.

   FEDERAL REGULATION OF SAVINGS INSTITUTIONS

        The OTS has extensive authority over the operations of savings institutions. As part of this authority, First Federal is required to file periodic reports with the OTS and is subject to periodic examinations by the OTS and the FDIC.

        The OTS also has extensive enforcement authority over all savings institutions and their holding companies, including First Financial. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of law, including unsafe or unsound practices.

        In addition, the investment, lending and branching authority of First Federal is prescribed by federal laws and it is prohibited from engaging in any activities not permitted by such laws. For instance, no savings institution may invest in non-investment grade corporate debt securities. In addition, the permissible level of investment by federal institutions in loans secured by non-residential real property may not exceed 400% of total capital, except with approval of the OTS. Federal savings institutions are also generally authorized to branch nationwide.

        The Bank's general permissible lending limit for loans-to-one-borrower is equal to the greater of $500,000 or 15% of unimpaired capital and surplus (except for loans fully secured by certain readily marketable collateral, in which case this limit is increased to 25% of unimpaired capital and surplus). At December 31, 1997, First Federal's lending limit under this restriction was $1.2 million. The Bank is in compliance with the loans-to-one-borrower limit.

        The OTS, as well as the other federal banking agencies, has adopted guidelines establishing safety and soundness standards on such matters as loan underwriting and documentation, internal controls and audit systems, interest rate risk exposure and compensation and other employee benefits. Any institution which fails to comply with these standards must submit a compliance plan. A failure to submit a plan or to comply with an approved plan may subject the institution to enforcement action.

   INSURANCE OF ACCOUNTS AND REGULATION BY THE FDIC

        The Bank's deposits are insured by the SAIF, which is administered by the FDIC. Deposits are insured up to applicable limits by the FDIC and such insurance is backed by the full faith and credit of the U.S. Government. As insurer, the FDIC imposes deposit insurance premiums and is authorized to conduct examinations of and to require reporting by FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious risk to the FDIC. The FDIC also has the authority to initiate enforcement actions against savings associations, after giving the OTS an opportunity to take such action, and may terminate the deposit insurance if it determines that the institution has engaged or is engaging in unsafe or unsound practices, or is in an unsafe or unsound condition.

        The FDIC's deposit insurance premiums are assessed through a risk-based system under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums based upon their level of capital and supervisory evaluation. Under the system, institutions classified as "well capitalized" and considered healthy would pay the lowest premium, while institutions that are less than "adequately capitalized" and considered of substantial supervisory concern would pay the highest premium. Risk classification of all insured institutions will be made by the FDIC for each semi-annual assessment period.

   REGULATORY CAPITAL REQUIREMENTS

        Federally insured savings institutions, such as the Bank, are required to maintain a minimum level of regulatory capital. The OTS has established capital standards, including a tangible capital requirement, a leverage ratio (or core capital) requirement and a risk-based capital requirement applicable to such savings institutions. These capital requirements must be generally as stringent as the comparable capital requirements for national banks. The OTS is also authorized to impose capital requirements in excess of these standards on individual institutions on a case-by-case basis.

        The capital regulations require tangible capital of at least 1.5% of adjusted total assets (as defined by regulation). Tangible capital generally includes common stockholders' equity and retained income, and certain noncumulative perpetual preferred stock and related income. In addition, all intangible assets, other than a limited amount of purchased and originated mortgage servicing rights, must be deducted from tangible capital for calculating compliance with the requirement. At December 31, 1997, the Bank had $228,000 in mortgage servicing rights which were considered intangible assets.

        The OTS regulations establish special capitalization requirements for savings institutions that own subsidiaries. In determining compliance with the capital requirements, all subsidiaries engaged solely in activities permissible for national banks or engaged in certain other activities solely as agent for its customers are "includable" subsidiaries that are consolidated for capital purposes in proportion to the institution's level of ownership. For excludable subsidiaries the debt and equity investments in such subsidiaries are deducted from assets and capital.

        At December 31, 1997, the Bank had tangible capital of $7.2 million, or 8.6% of adjusted total assets, which is approximately $6.0 million above the minimum requirement of 1.5% of adjusted total assets in effect on that date.

        The capital standards also require core capital equal to at least 3% of adjusted total assets. Core capital generally consists of tangible capital plus certain intangible assets, including a limited amount of purchased credit card relationships. As a result of the prompt corrective action provisions discussed below, however, a savings institution must maintain a core capital ratio of at least 4% to be considered adequately capitalized unless its supervisory condition is such to allow it to maintain a 3% ratio. At December 31, 1997, First Federal had no intangibles which were subject to these tests.

        At December 31, 1997, First Federal had core capital equal to $7.2 million, or 8.6% of adjusted total assets, which is $4.7 million above the minimum leverage ratio requirement of 3% as in effect on that date.

        The OTS risk-based requirement requires savings institutions to have total capital of at least 8% of risk-weighted assets. Total capital consists of core capital, as defined above, and supplementary capital. Supplementary capital consists of certain permanent and maturing capital instruments that do not qualify as core capital and general valuation loan and lease loss allowances up to a maximum of 1.25% of risk-weighted assets. Supplementary capital may be used to satisfy the risk-based requirement only to the extent of core capital. The OTS is also authorized to require a savings institution to maintain an additional amount of total capital to account for concentration of credit risk and the risk of non-traditional activities. At December 31, 1997, First Federal had no capital instruments that qualify as supplementary capital and $521,000 of general loss reserves, which was less than 1.25% of risk-weighted assets.

        Certain exclusions from capital and assets are required to be made for the purpose of calculating total capital. Such exclusions consist of equity investments (as defined by regulation) and that portion of land loans and nonresidential construction loans in excess of an 80% loan-to-value ratio and reciprocal holdings of qualifying capital instruments. The Bank had no such exclusions from capital and assets at December 31, 1997.

        In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet items, will be multiplied by a risk weight, ranging from 0% to 100%, based on the risk inherent in the type of asset. For example, the OTS has assigned a risk weight of 50% for prudently underwritten permanent one- to four-family first lien mortgage loans not more than 90 days delinquent and having a loan to value ratio of not more than 80% at origination unless insured to such ratio by an insurer approved by the FNMA or FHLMC.

        The OTS has adopted a final rule that requires every savings institution with more than normal interest rate risk exposure to deduct from its total capital, for purposes of determining compliance with such requirement, an amount equal to 50% of its interest-rate risk exposure multiplied by the present value of its assets. This exposure is a measure of the potential decline in the net portfolio value of a savings institution, greater than 2% of the present value of its assets, based upon a hypothetical 200 basis point increase or decrease in interest rates (whichever results in a greater decline). Net portfolio value is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts. The rule provides for a two quarter lag between calculating interest rate risk and recognizing any deduction from capital.

        On December 31, 1997, First Federal had total capital of $7.7 million (including $7.2 million in core capital) and risk-weighted assets of $49.9 million (including $2.7 million in converted off-balance sheet assets); or total capital of 15.4% of risk-weighted assets. This amount was $3.7 million above the 8% requirement in effect on that date.

        The OTS and the FDIC are authorized and, under certain circumstances required, to take certain actions against savings institutions that fail to meet their capital requirements. The OTS is generally required to take action to restrict the activities of an "undercapitalized association" (generally defined to be one with less than either a 4% core capital ratio, a 4% Tier 1 risk-based capital ratio or an 8% risk-based capital ratio). Any such institution must submit a capital restoration plan and until such plan is approved by the OTS may not increase its assets, acquire another institution, establish a branch or engage in any new activities, and generally may not make capital distributions. The OTS is authorized to impose the additional restrictions that are applicable to significantly undercapitalized institutions.

        As a condition to the approval of the capital restoration plan, any company controlling an undercapitalized institution must agree that it will enter into a limited capital maintenance guarantee with respect to the institution's achievement of its capital requirements.

        Any savings institution that fails to comply with its capital plan or is "significantly undercapitalized" (i.e., Tier 1 risk-based or core capital ratios of less than 3% or a risk-based capital ratio of less than 6%) must be made subject to one or more of additional specified actions and operating restrictions which may cover all aspects of its operations and include a forced merger or acquisition of the institution. An institution that becomes "critically undercapitalized" (i.e., a tangible capital ratio of 2% or less) is subject to further mandatory restrictions on its activities in addition to those applicable to significantly undercapitalized institutions. In addition, the OTS must appoint a receiver (or conservator with the concurrence of the FDIC) for a savings institution, with certain limited exceptions, within 90 days after it becomes critically undercapitalized. Any undercapitalized institution is also subject to the general enforcement authority of the OTS and the FDIC, including the appointment of a conservator or a receiver.

        The OTS is also generally authorized to reclassify an institution into a lower capital category and impose the restrictions applicable to such category if the institution is engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

        The imposition by the OTS or the FDIC of any of these measures on First Federal may have a substantial adverse effect on the Bank's operations and profitability. First Financial shareholders do not have preemptive rights, and therefore, if First Financial is directed by the OTS or the FDIC to issue additional shares of Common Stock, such issuance may result in the dilution in the percentage of ownership of First Financial.

   LIMITATIONS ON DIVIDENDS AND OTHER CAPITAL DISTRIBUTIONS

        OTS regulations impose various restrictions or requirements on institutions with respect to their ability to pay dividends or make other distributions of capital. OTS regulations prohibit an institution from declaring or paying any dividends or from repurchasing any of its stock if, as a result, the regulatory capital of the institution would be reduced below the amount required to be maintained for the liquidation account established in connection with its mutual to stock conversion.

        The OTS utilizes a three-tiered approach to permit institutions, based on their capital level and supervisory condition, to make capital distributions which include dividends, stock redemptions or repurchases, cash-out mergers and other transactions charged to the capital account (see " Regulatory Capital Requirements").

        Generally, Tier 1 institutions, which are institutions that before and after the proposed distribution meet their fully phased-in capital requirements, may make capital distributions during any calendar year equal to the greater of 100% of net income for the year-to-date plus 50% of the amount by which the lesser of the institution's tangible, core or risk-based capital exceeds its fully phased-in capital requirement for such capital component, as measured at the beginning of the calendar year, or the amount authorized for a Tier 2 association. However, a Tier 1 association deemed to be in need of more than normal supervision by the OTS may be downgraded to a Tier 2 or Tier 3 association as a result of such a determination. The Bank meets the requirements for a Tier 1 association and has not been notified of a need for more than normal supervision. Tier 2 associations, which are associations that before and after the proposed distribution meet their current minimum capital requirements, may make capital distributions of up to 75% of net income over the most recent four quarter period.

        Tier 3 associations (which are institutions that do not meet current minimum capital requirements) that propose to make any capital distribution and Tier 2 associations that propose to make a capital distribution in excess of the noted safe harbor level must obtain OTS approval prior to making such distribution. Tier 2 associations proposing to make a capital distribution within the safe harbor provisions and Tier 1 associations proposing to make any capital distribution need only submit written notice to the OTS 30 days prior to such distribution. As a subsidiary of First Financial, the Bank will also be required to give the OTS 30 days' notice prior to declaring any dividend on its stock. The OTS may object to the distribution during that 30-day period based on safety and soundness concerns. See "- Regulatory Capital Requirements."

        On March 9, 1998, the issued a Notice of Proposed Rulemaking that, if adopted in final form, would amend its capital distribution regulation. The proposed rule updates, simplifies, and streamlines the capital distribution regulation to reflect OTS's implementation of the system of prompt corrective action established under FDICIA.

   LIQUIDITY

        The Bank is required to maintain an average daily balance of liquid assets (e.g., cash, accrued interest on liquid assets, certain time deposits, savings accounts, bankers' acceptances, specified United States Government, state or federal agency obligations, shares of certain mutual funds and certain corporate debt securities and commercial paper) equal to not less than a specified percentage of the average daily balance of its net withdrawal deposit accounts plus short-term borrowings. This liquidity requirement may be changed from time to time by the OTS to any amount within the range of 4 percent to 10 percent depending upon economic conditions and the savings flows of member associations; this requirement is currently 4 percent. The OTS requires that the average daily balance of liquid assets be determined calculated using the amount of the institution's liquidity base as the end of the preceding calendar quarter or the average daily balance of its liquidity base during the preceding quarter The OTS may determine the adequacy of an institution's liquidity on a case-by-case basis, using as a standard that level of liquidity necessary to ensure that the institution operates on a "safe and sound" basis. The OTS may initiate enforcement actions for failure to meet these liquidity requirements. At December 31, 1997, First Federal was in compliance with these requirements, with an overall liquid asset ratio of 16.21%.

   ACCOUNTING

        An OTS policy statement applicable to all savings institutions clarifies and re-emphasizes that the investment activities of a savings institution must be in compliance with approved and documented investment policies and strategies, and must be accounted for in accordance with GAAP. Under the policy statement, management must support its classification of and accounting for loans and securities (i.e., whether held for investment, sale or trading) with appropriate documentation. First Federal is in compliance with these amended rules.

        The OTS has adopted an amendment to its accounting regulations, which may be made more stringent than GAAP by the OTS, to require that transactions be reported in a manner that best reflects their underlying economic substance and inherent risk and that financial reports must incorporate any other accounting regulations or orders prescribed by the OTS.

   QUALIFIED THRIFT LENDER TEST

        In September 1996, the Economic Growth and Regulatory Paperwork Reduction Act of 1996 became law (the "Economic Growth Act of 1996"). In the past, savings associations were required to satisfy a qualified thrift lender test ("QTL" test) by maintaining 65 percent of their portfolio assets (defined as all assets minus intangible assets, property used by the association in conducting its business and liquid assets equal to 20% of total assets) in certain "qualified thrift investments" (primarily residential mortgages and related investments, including certain mortgage-backed securities) on a monthly basis in nine out of every twelve months.

             The Economic Growth Act of 1996 liberalized the QTL test for savings associations by permitting them to satisfy a similar-but-different 60 percent asset test under the Internal Revenue Code. Alternatively, savings associations may meet the QTL test by satisfying a more liberal 65 percent asset test that allows an institution to include small business, credit card, agriculture and education loans as qualified investments for purposes of the test. Furthermore, consumer loans now count as qualified thrift investments up to 20 percent of portfolio assets. On April 3, 1997, OTS issued a final rule that implements provisions of the Economic Growth Act of 1996, including the amended QTL test.

             If a federal savings association fails the QTL test, it must convert to a bank or conform its activities to those permitted to a national bank (but which activities also are not inconsistent with the

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   powers permitted to a savings association), particularly as they relate to investments, branching and dividends, and it also shall not be eligible for new advances from any Federal Home Loan Bank. A federal savings association that fails the QTL test may requalify. As of December 31, 1997, the Bank maintained 73.7% of its portfolio assets in qualified thrift investments and, therefore, met the QTL test.

   COMMUNITY REINVESTMENT ACT

        Under the Community Reinvestment Act (the "CRA"), as implemented by OTS regulations, a savings institution has a continuing and affirmative obligation, consistent with its safe and sound operation, to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions, nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the OTS, in connection with its examination of a savings institution, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution. The CRA rating system identifies four levels of performance that may describe an institution's record of meeting community needs: outstanding, satisfactory, needs to improve and substantial non-compliance. The CRA also requires all institutions to make public disclosure of their CRA ratings. The CRA regulations were recently revised. The OTS assesses the CRA performance of a savings institution under lending, service and investment tests, and based on such assessment, assigns an institution in one of the four above-referenced ratings. The Bank received a "satisfactory" CRA rating under the current CRA regulations in its March 2, 1998 federal examination by the OTS.

   TRANSACTIONS WITH AFFILIATES

        Generally, transactions between a savings institution or its subsidiaries and its affiliates are required to be on terms as favorable to the institution as transactions with non-affiliates. In addition, certain of these transactions, such as loans to an affiliate, are restricted to a percentage of the institution's capital. Affiliates of the Bank include First Financial and any company which is under common control with the Bank. In addition, a savings institution may not lend to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of most affiliates. The Bank's subsidiaries are not deemed affiliates, however; the OTS has the discretion to treat subsidiaries of savings institutions as affiliates on a case by case basis.

        Certain transactions with directors, officers or controlling persons are also subject to conflict of interest regulations enforced by the OTS. These conflict of interest regulations and other statutes also impose restrictions on loans to such persons and their related

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   interests. Among other things, such loans must be made on terms substantially the same as for loans to unaffiliated individuals.

        NEW THRIFT SUBSIDIARY AND EQUITY INVESTMENT RULES. On December 18, 1996, the OTS issued a final rule updating and streamlining its regulations governing subsidiary and equity investments. The regulation recasts operating subsidiaries and service corporations as "subordinate organizations," revises the list of permissible activities for service corporations, confirms federal preemption of state law regarding the activities of operating subsidiaries and clarifies the application process for establishing subordinate organizations. The new rule also codifies the authority of a federal savings association to invest in certain pass-through investments, such as limited partnerships and mutual funds.

   PROPOSED RULES GOVERNING FINANCIAL DERIVATIVES.

        On April 23, 1998, the OTS published a Notice of Proposed Rulemaking that, if adopted in final form, would apply to all financial derivatives and would replace its regulations on forward commitments, futures transactions, and financial options transactions. The proposal would continue to permit a savings association to engage in transactions involving financial derivatives to the extent that these transactions are authorized under applicable law and are otherwise safe and sound. In addition, the proposed rule would describe the responsibilities of a savings association's board of directors and management with respect to financial derivatives. Comments on the proposal were due June 22, 1998. The rule defines a financial derivative as a financial contract whose value depends on the value of one or more underlying assets, indices, or reference rates. The most common types of financial derivatives are futures, forward commitments, options, and swaps. A mortgage derivative security, such as a collateralized mortgage obligation or a real estate mortgage investment conduit, is not a financial derivative under the proposed rule. As of December 31, 1997, the Bank did not own any financial derivatives as defined under the proposed rule.

   HOLDING COMPANY REGULATION

        First Financial is a unitary savings institution holding company subject to regulatory oversight by the OTS. As such, First Financial is required to register and file reports with the OTS and is subject to regulation and examination by the OTS. In addition, the OTS has enforcement authority over holding companies and their non-savings institution subsidiaries which also permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution.

        As a unitary savings institution holding company, First Financial generally is not subject to activity restrictions. If First Financial acquires control of another savings institution as a separate subsidiary, it would become a multiple savings institution holding company, and the activities of First Financial and any of its

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   subsidiaries (other than the Bank or any other SAIF-insured savings institution) would become subject to such restrictions unless such other institutions each qualify as a QTL and were acquired in a supervisory acquisition.

        If First Federal fails the QTL test, First Financial must obtain the approval of the OTS prior to continuing after such failure, directly or through its other subsidiaries, any business activity other than those approved for multiple savings institution holding companies or their subsidiaries. In addition, within one year of such failure First Financial must register as, and will become subject to, the restrictions applicable to bank holding companies. The activities authorized for a bank holding company are more limited than are the activities authorized for a unitary or multiple savings institution holding company. See " Qualified Thrift Lender Test."

   FEDERAL RESERVE SYSTEM

        The Federal Reserve Board requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts (primarily checking, NOW and Super NOW checking accounts). At December 31, 1997, First Federal was in compliance with these reserve requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements that may be imposed by the OTS. See " Liquidity."

        Savings institutions are authorized to borrow from the Federal Reserve Bank "discount window," but Federal Reserve Board regulations require institutions to exhaust other reasonable alternative sources of funds, including FHLB borrowings, before borrowing from the Federal Reserve Bank.

   FEDERAL HOME LOAN BANK SYSTEM

        First Federal is a member of the FHLB of Chicago, which is one of 12 regional FHLBs, that administers the home financing credit function of savings institutions. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures, established by the board of directors of the FHLB, which are subject to the oversight of the Federal Housing Finance Board. All advances from the FHLB are required to be fully secured by sufficient collateral as determined by the FHLB. In addition, all long-term advances are required to provide funds for residential home financing.

        As a member, First Federal is required to purchase and maintain stock in the FHLB of Chicago. At December 31, 1997, First Federal had $.9 million in FHLB stock, which was in compliance with this requirement. In past years, First Federal has received substantial

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   dividends on its FHLB stock. Over the past five fiscal years dividends on FHLB stock have averaged 6.5% and were 6.8% for 1997.

        Under federal law the FHLBs are required to provide funds for the resolution of troubled savings institutions and to contribute to low-and moderately priced housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have affected adversely the level of FHLB dividends paid and could continue to do so in the future. These contributions could also have an adverse effect on the value of FHLB stock in the future. A reduction in value of First Federal's FHLB stock may result in a corresponding reduction in First Federal's capital.

        For the year ended December 31, 1997, dividends paid by the FHLB of Chicago to the Bank totaled $66,000, which constitute a $9,000 increase from the amount of dividends received in 1996.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS

        THE FOLLOWING DISCUSSION REVIEWS FIRST FINANCIAL'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS AND SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS INCLUDED HEREIN.

   GENERAL

        First Financial completed its initial offering of common stock on October 1, 1993, in connection with the simultaneous conversion of First Federal Savings and Loan Association of Belvidere, a federally chartered mutual savings and loan association to First Federal Savings Bank (the "Bank"), a federally chartered stock savings bank.

        First Financial is headquartered in Belvidere, Illinois, and its principal business currently consists of the operations of its wholly-owned subsidiary, First Federal Savings Bank. First Financial had no operations prior to October 1, 1993, and accordingly the results of operations prior to this date reflect only those of the Bank and its subsidiary.

        The Bank is a community-oriented savings bank offering traditional deposit and loan products through its two full service offices in Belvidere.

        The Bank invests primarily in one-to four-family mortgage loans, multi-family and commercial real estate loans, consumer loans, and mortgage-backed securities, U.S. Government and federal agency securities and other marketable securities. The Bank also originates one-to four-family mortgage loans for sale, generally retaining the servicing rights.

        First Financial's results of operations are primarily dependent on the Bank. The Bank's primary source of earnings is its net interest income, which is the difference between interest income on


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   interest-earning assets and interest expense on interest-bearing liabilities. The results of operations are also affected by non-interest income, such as mortgage loan servicing fees, charges on deposit accounts, gains on sales of loans and sales of non-insured deposit products, and non-interest expense, such as compensation and benefits, occupancy and equipment, data processing, federal deposit insurance premiums, loan origination and servicing, marketing expenses, professional fees, and other operating expenses.

        The Bank has a wholly-owned subsidiary, First Financial Services of Belvidere Illinois, Inc., which offers annuities and insurance products on an agency basis at the Bank's full service locations.

        The following discussion reviews First Financial's financial condition and results of operations and should be read in conjunction with the Consolidated Financial Statements included in this filing.

   FINANCIAL CONDITION AT MARCH 31, 1998

        As of March 31, 1998, total assets of First Financial were $82.1 million, a decrease of $0.6 million, or 0.7%, from December 31, 1997 assets of $82.7 million.

        Cash and cash equivalents totaled $3.1 million at March 31, 1998, a decrease of $1.6 million, or 34.1% from December 31, 1997.

        Securities held-to-maturity and available-for-sale totaled $17.5 million at March 31, 1998, an increase of $3.2 million, or 20.8% from December 31, 1997.

        Mortgage-backed securities totaled $2.6 million at March 31, 1998, an increase of $0.1 million from the December 31, 1997 total of $2.5 million as purchases of $0.5 million more than offset principal payments.

        Net loans receivable totaled $50.1 million at March 31, 1998 as compared to $52.1 million at December 31, 1997, a decrease of $2.0 million, or 3.9%. The quarter's favorable interest rate environment allowed mortgage borrowers a significant opportunity to refinance mortgage loans originated since early 1994. Much of the new origination volume during the three months ended March 31, 1998 was in the 15 to 30 year fixed rate mortgage product which First Financial does not retain in portfolio. This resulted in the $1.0 million decrease in total mortgage loans. An equivalent decrease in non-mortgage loans was driven by repayments of short-term bridge loans on real estate.

        Premises and equipment increased $0.6 million or 32.6% to $2.5 million at March 31, 1998 from $1.9 million at December 31, 1997. The increase was due to the investment in First Financial's new branch facility in Rockford, Illinois, which opened for business March 23, 1998.



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        Deposit accounts totaled $67.1 million at March 31, 1998 as compared to $67.6 million at December 31, 1997, a decrease of $0.5 million, or 0.6%. In an effort to reduce funding costs, First Financial was not as aggressive in the certificate of deposit market and focused on transaction, money market and savings deposits. First Financial was successful in reducing its cost of funds on deposit liabilities 15 basis points to 4.29% for the three months ended March 31, 1998.

   RESULTS OF OPERATIONS - COMPARISON OF THREE MONTHS ENDED MARCH 31, 1998 AND 1997.

   GENERAL

        Net income for the three months ended March 31, 1998 was $70,000 compared to $150,000 for the three months ended March 31, 1997, a decrease of $80,000. Excluding after-tax securities gains of $46,000 during the 1997 period earnings decreased $34,000 from $104,000. The decrease was driven by an increase in non-interest expense of $108,000 and a decrease in the net interest margin of $32,000, partially offset by an increase in fee-based income of $25,000 and gains on sales of loans of $58,000.

   NET INTEREST INCOME

        First Financial's net interest income before provision for loan losses was $633,000 for the quarter ended March 31, 1998 as compared to $665,000 for the quarter ended March 31, 1997, a decrease of $32,000, or 4.8%. The decrease in net interest income in the 1998 period was due to the decrease in interest- earning assets as a result the restructuring First Financial's balance sheet during the second quarter of 1997. Interest income on interest-earning assets totaled $1,462,000 for the three months ended March 31, 1998 as compared to $1,680,000 for the same period in 1997, a decrease of $218,000 or 13.0%. Interest expense on interest-bearing liabilities totaled $829,000 for the three months ended March 31, 1998, as compared to $1,015,000 for the same period in 1997, a decrease of $186,000, or 18.4%. First Financial's net interest margin increased 22 basis points to 3.04% for the three months ended March 31, 1998 from 2.82% for the three months ended March 31, 1997. Much of the increase in net interest margin was derived from a decrease in the cost of interest bearing liabilities of 18 basis points.

   PROVISION FOR LOAN LOSSES

        The Bank's provision for loan losses was $24,000 for the three months ended March 31, 1998 compared to $33,000 for the three months ended March 31, 1997. The provision for the 1998 period primarily resulted from current and projected growth in the loan portfolio as well as continued diversification. The provision for the 1998 period decreased due to the lower net portfolio growth assumptions as compared to the 1997 period.



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   NON-INTEREST INCOME

        Non-interest income increased $12,000, or 6.6%, to $194,000 for the three months ended March 31, 1998 from $182,000 for the same
   period in 1997.   Gains on sales of mortgage loans of $64,000
   increased $58,000, or nearly eleven times the $6,000 total for the
   same period in 1997.   Additionally, other non-interest income
   increased $30,000 for the three months ended March 31, 1998, or 230.8%, over the 1997 total of $13,000. Much of this increase was the result of sales of investments products by the Bank's insurance and brokerage subsidiary. The increases in these fee categories were offset by the $71,000 decrease in gains on sales of securities. Fee income from loans and deposits netted a decrease of $5,000 for the three months ended March 31, 1998. Increased fee income on deposits resulting from transaction accounts was offset by declines in loan fees as refinancing activity during the quarter increased the levels of servicing rights amortization.

   NON-INTEREST EXPENSE

        Non-interest expense increased $108,000, or 18.3%, to $699,000 for the three months ended March 31, 1998 from $591,000 for the three months ended March 31, 1997. The increase was primarily the result of increases in compensation and benefits as staffing levels increased to support lending origination capacity and a new facility in Rockford. Other expenses increased $33,000 for the three months ended March 31, 1998 from $108,000 for the three months ended March 31, 1997 as postage and supplies increased with the opening of a new facility and the adoption of a new logo for the bank. Additionally FDIC insurance premiums increased as a rebate had been applied to the 1997 period which resulted in lower premiums for that three month period. Loan origination and servicing fees increased $21,000 to $33,000 for the three months ended March 31, 1998 as mortgage loan originations increased substantially resulting in increased commissions to loan originators. Smaller increases in occupancy and equipment, with a new facility, and professional services, were substantially offset by the decrease in data processing expenditures as a result of the November 1997 data processing conversion First Financial undertook.

   SECONDARY MORTGAGE MARKET LOAN ACTIVITY

        Proceeds from the sales of first mortgage loans into the secondary mortgage market totaled $8.0 million and $0.4 million during the three months ended March 31, 1998 and 1997, respectively. The increase was due to the favorable interest rate environment during the 1998 period and the effects of loan originators that had joined First Financial after March 31, 1997. Gains on sales of mortgage loans, net of a valuation allowance, for the three months ended March 31, 1998 also increased to $64,000 compared to $6,000 for the same period in 1997, an increase of nearly eleven-fold. The increase was volume driven.




                                     96

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   INCOME TAXES

        For the three months ended March 31, 1998 income tax expense decreased $39,000 to $34,000 for the three months ended March 31, 1998 from $73,000 for the three months ended March 31, 1997, as net income before income taxes decreased.

   COMPARISON OF FINANCIAL CONDITION AND CHANGES IN FINANCIAL CONDITION AT AND FOR THE YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1996

        During the second quarter of 1997, First Financial took actions to restructure its balance sheet for the purposes of reducing interest rate risk, improving First Financial's net interest margin through the redeployment of funds, and diversifying First Financial's balance sheet. As a result of those actions, First Financial realized losses totaling $286,000 net of taxes during the period. The restructuring included the sale of substantially all of First Financial's fixed rate one- to four-family mortgage loans and the majority of its mortgage-backed securities and collateralized mortgage-backed obligations. In addition, $7.5 million in fixed rate, fixed term FHLB advances were prepaid.

        At December 31, 1997, total assets of First Financial were $82.7 million as compared to $94.5 million at December 31, 1996, a decrease of $11.8 million or 12.5%. Interest-earning deposits held in other financial institutions increased $2.9 million to $4.1 million at December 31, 1997 from $1.2 million at December 31, 1996. Securities available for sale and held to maturity increased $9.6 million, or 198.7%, to $14.5 million at December 31, 1997 from $4.9 million at December 31, 1996. The increase in available for sale securities was the result of the balance sheet restructuring in which assets were sold in the amount of $26.6 million, while FHLB advances in the amount of $13.8 million were repaid throughout the course of 1997. The excess proceeds were invested in short term securities and certificates of deposit for future deployment in the loan portfolio. Mortgage-backed securities available for sale and held to maturity decreased $7.7 million, or 75.6%, to $2.5 million at December 31, 1997. The primary reason for the decrease was the sale of $7.0 million of mortgage-backed securities in conjunction with restructuring the balance sheet. First Financial held first mortgage loans for sale at December 31, 1997 totaling $2.4 million compared to none at December 31, 1996. Net mortgage loan originations in the held for sale portfolio were $12.2 million for the year ended December 31, 1997, as compared to $6.5 million for the year ended December 31, 1996. Proceeds from the sales of loans held for sale were $9.9 million for the year ended December 31, 1997, as compared to $6.9 million for the year ended December 31, 1996. The increases reflect the development of a favorable rate environment during 1997 in addition to the resumption of the sale of 15 year fixed rate mortgage loans.

        Loans receivable decreased $21.7 million, or 29.4%, to $52.1 million at December 31, 1997, from $73.8 million at December 31, 1996. The primary event driving this decrease was the aforementioned sale of


                                     97

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   a major portion of First Financial's fixed rate mortgage loan portfolio. Fixed rate mortgage loans with a carrying value of $20.0 million were sold thereby reducing loans receivable substantially. In addition, scheduled payments and prepayments on portfolio loans accelerated in the low interest rate environment present during 1997. As rates declined through the year, borrowers owning adjustable rate and balloon loans sought to refinance into low fixed rate, fixed term loan products.

        Much of First Financial's remaining one- to four-family mortgage portfolio consisted of loans of this nature. Partially offsetting the decrease in mortgage loans, First Financial's consumer and commercial loan holdings grew by $3.2 million, or 34.6%, during 1997, to $12.3 million. First Financial has been able to pursue its strategy of diversifying the loan portfolio as a result of attracting lending staff with experience in many areas of lending.

        As First Financial has diversified into higher yielding lending products such as consumer and commercial loans, non-performing assets have increased to $825,000 at December 31, 1997 from $143,000 at December 31, 1996. In addition to the higher concentration of non-mortgage loans in the loan portfolio, First Financial streamlined its review of non-performing and delinquent loans during 1997. Generally, loans are considered non-accrual, and therefore non-performing, at an earlier point in the delinquency cycle under the new review process. Total non-performing assets represented 1.00% of assets at December 31, 1997, as compared to 0.15% of assets at December 31, 1996. The increase is the result of the portfolio composition shift, the implementation of more stringent evaluation criteria of delinquent loans during 1997 and a general acceptance of bankruptcy by borrowers nationwide as evidenced by the record number of filings in 1997. First Financial had no real estate owned at December 31, 1997 and 1996.

        Premises and equipment increased $0.5 million or 36.4% to $1.9 million at December 31, 1997 from $1.4 million at December 31, 1996. The increase relates to the construction of First Financial's newest full-service facility in Rockford, Illinois which is scheduled to open in the Spring of 1998. The facility is First Financial's first de novo branch since 1976.

        Deposit accounts increased $1.8 million, or 2.7%, to $67.6 million at December 31, 1997, from $65.8 million at December 31, 1996. Increases in non-interest-bearing deposits outpaced the decrease in certificates of deposit during 1997. Certificates of deposit were de-emphasized for the purpose of market share acquisition as First Financial focused on the acquisition of demand deposits. First Financial implemented a Totally Free Checking campaign in its market during the first quarter of 1997 in an effort to recapture market share and increase cross sales opportunities. At December 31, 1997, advances from the FHLB of Chicago totaled $6.7 million compared to $20.5 million outstanding at December 31, 1996. In addition to the $7.5 million in advances repaid as a result of the balance sheet


                                     98

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   restructuring program, scheduled maturities of $6.3 million reduced the outstanding advances.

        Stockholders' equity totaled $7.6 million, or 9.23% of total assets, at December 31, 1997, an increase of $0.3 million. Net income of $0.1 million, increases in the market value of securities available for sale of $0.2 million, the release of earned ESOP shares and the amortization of stock benefit plans of $0.1 million were partially offset by repurchases of treasury stock of $0.2 million as First Financial repurchased an additional 9,727 shares of stock in the open market during 1997.

   RESULTS OF OPERATIONS-COMPARISON OF YEAR ENDED DECEMBER 31, 1997 - TO YEAR-END DECEMBER 31, 1996

   GENERAL

        Net income for the year ended December 31, 1997 was $124,000, as compared to a net loss of $158,000 for the year ended December 31, 1996. Exclusive of the aforementioned one time charges related to restructuring First Financial's balance sheet and one time charges related to First Financial's core processing vendor conversion of $52,000 net of tax, net income would have been $462,000 for the year ended December 31, 1997. One time charges in 1996 related to the disposition of low yielding securities and the Federal Deposit Insurance Corporation's Savings Association Insurance Fund ("FDIC SAIF") assessment, which totaled $551,000. After adjusting for these non-recurring events, earnings for the year ended December 31, 1997 increased 17.6% to $462,000 from $393,000 for the year ended December 31, 1996.

        INTEREST INCOME. Total interest income decreased $0.1 million or 1.0%, to $6.3 million for the year ended December 31, 1997, from $6.4 million for the year ended December 31, 1996. A decrease in average earning assets of $3.2 million, or 3.7%, to $84.9 million for the year ended December 31, 1997 from $88.1 million for the year ended December 31, 1996 was partially offset by a 21 basis point increase in the yield on earning assets to 7.47% for the year ended December 31, 1997 from 7.26% for the year ended December 31, 1996. Yield increases were the result of several factors including: i.) the diversification in the loan portfolio from mortgages to higher yielding consumer and commercial loans; ii.) the reinvestment of securities sales proceeds from 1996 into fixed rate securities with higher coupons than the disposed adjustable rate securities; and iii.) teaser rates expiring on the credit card portfolio in the first quarter of 1997. The volume driven decrease in total interest income was most notable in first mortgage loans where average balances decreased $6.8 million to $53.0 million primarily as the result of the sale of $20.0 million in fixed rate mortgage loans as a component of restructuring the balance sheet. First Financial also recorded a significant volume-driven decrease in interest income as much of First Financial's mortgage-backed securities holdings were liquidated in conjunction with the restructuring. The loan portfolio continued its pattern of


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   diversification at an accelerated pace in 1997 as significant mortgage-related holdings were divested and personnel with diversified lending backgrounds were added. As a result, interest income on first mortgage loans decreased $453,000 while interest income on other loans increased $298,000.

        INTEREST EXPENSE. Total interest expense for the year ended December 31, 1997 remained unchanged at $3.8 million. A decrease in interest on FHLB advances and savings accounts was partially offset by an increase in interest on certificates of deposit. The decrease in interest on FHLB advances for the year ended December 31, 1997 was the result of lower average balances as $7.5 million in FHLB advances were repaid during the balance sheet restructuring. The decrease in interest expense on savings accounts was the result of a 25 basis point reduction in rates at the beginning of 1997 as market conditions were favorable for this pricing structure. Partially offsetting the aforementioned decreases was an increase in the interest expense on certificates of deposit of $64,000 primarily as a result of higher average balances.

        NET INTEREST INCOME. First Financial's net interest income before provision for loss on loans was $2.6 million for the year ended December 31, 1997, unchanged from December 31, 1996. Effectively, volume driven decreases were substantially offset by yield/cost driven increases. First Financial's net interest spread increased 10 basis points to 2.61% for the year ended December 31, 1997 from 2.51% for the same period in 1996. Additionally First Financial's net interest margin increased 6 basis points to 3.05% for the year ended December 31, 1997 from 2.99% for the year ended December 31, 1996.

        PROVISION FOR LOSS ON LOANS. First Financial recorded a provision for loss on loans of $88,000 for the year ended December 31, 1997, a decrease of $94,000, or 51.6%, from $182,000 for the year ended December 31, 1996. Much of the 1996 provision was driven by First Financial's diversification into credit card lending. During 1997, provisions for losses on credit card receivables were reduced as average outstanding receivables decreased and chargeoffs registered less than 0.25% of average balances for the year.

        NON-INTEREST INCOME. Non-interest income increased $199,000, or 216.3%, to $291,000 for the year ended December 31, 1997, from $92,000 for the year ended December 31, 1996. Exclusive of non-recurring losses on sales of securities of $240,000 and $415,000 during 1997 and 1996, respectively, and non-recurring losses on sales of loans in 1997 of $157,000, non-interest income increased $181,000 or 35.7%. Losses on sales of securities and loans during 1997 were the result of the aforementioned balance sheet restructuring plan while the 1996 securities losses were the result of the sale of dual index floating rate agency notes purchased in 1993. The $181,000 recurring non-interest income increase was primarily the result of the gain on the maturity of a unit investment trust of $69,000, the increase in gains on sales of loans of $46,000 and a $35,000 increase in fees on deposit accounts as the Totally Free Checking program increased fee income opportunities.

        NON-INTEREST EXPENSE. Non-interest expense decreased $0.2 million, or 6.7%, to $2.6 million for the year ended December 31, 1997, from $2.8 million for the year ended December 31, 1996. Exclusive of the $417,000 FDIC SAIF assessment in 1996, and core data processing conversion charges of $79,000 in 1997, non-interest expense increased $0.1 million, or 6.3%. Among the increases in non-interest expense were compensation and benefits increases of $153,000 as a result of year over year staffing level increases and mortgage loan origination activity, increases in other expenses of $87,000 relating to prepayment of FHLB advances, operational costs of increased transaction account volumes and the deployment of automated teller machines, a $45,000 increase in marketing and promotion driven by direct mail marketing campaigns and a $44,000 increase in occupancy and equipment as First Financial's commitment to technological improvements continued in 1997. Partially offsetting some of the aforementioned increases in non-interest expense was a $123,000 decrease in federal deposit insurance premiums as the FDIC SAIF was recapitalized in 1996 and assessment rates were subsequently reduced as well as $71,000 decrease in loan origination and servicing primarily as commissions paid on loans originated declined due to the volume decreases from 1996 to 1997.

        INCOME TAXES. For the year ended December 31, 1997, income tax expense was $48,000 compared to an income tax benefit of $102,000 for the year ended December 31, 1996. The increase from 1996 to 1997 in income tax provision resulted from the increase in net income before taxes of $432,000, to $172,000 for the year ended December 31, 1997, from ($260,000) for the year ended December 31, 1996.

        YEAR 2000. In 1997, First Financial began the process of assessing its data processing systems' abilities to adequately handle date sensitive information leading up to and following January 1, 2000. Financial institutions, such as First Financial, are particularly affected by the ability of computers and software to read dates properly. Little internal programming outside of off-the-shelf word processing and spreadsheet documents is undertaken internally by First Financial. However, First Financial is heavily reliant upon its data processing service bureau and other vendors of ancillary systems to achieve compliance with their various products. First Financial's exposure from commercial customers is limited due to the small base of commercial borrowers First Financial currently serves. With regard to systems compliance, First Financial has identified and contacted the vendors it deals with to determine the status of their product's compliance or schedule to achieve compliance. Management has designated a committee to track the progress of year 2000 compliance of vendors and to identify those products that may need to be replaced in the event the vendor falls behind their remediation schedule or notifies First Financial of the intent not to make the product compliant. The Board of Directors is updated on a quarterly basis of the status of the committee and the project. Based on responses received to date, First Financial believes that its vendors are actively addressing the year 2000 problem. Testing of systems and hardware compliance is expected to be performed by current staff and costs associated with replacement of software and hardware are not expected to have a material impact on First Financial's financial position or its results of operations.

   RECENT ACCOUNTING DEVELOPMENTS

        NEW ACCOUNTING STANDARDS. In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. It requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997.

        In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS No.
   131). SFAS No. 131 requires that public business enterprises report financial and descriptive information about reportable operating segments and report selected information about operating segments in interim financial reports issued to shareholders. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated.

   REGULATORY CAPITAL REQUIREMENTS

              At March 31, 1998, the Bank was in compliance with the capital requirements, summarized as follows:

                                           Regulatory
                                             Capital
                                           Requirement        Actual       Capital        Excess         Capital
                                %            Amount             %           Amount           %           Amount
                                --         -----------       -------       -------         -----         -------

                                                            (Dollars in Thousands)
             Tangible(1)        1.50%            $1,236          8.83%         $7,269          7.33%        $6,033
                 Core(1)        3.00              2,471          8.83           7,269          5.83          4,477
           Risk-Based(2)        8.00              3,879         16.03           7,771          8.03          3,892
              Current

     Total assets for regulatory purposes                 $82,368
     Total risk-weighted assets                           $48,484

     (1) Percentages represent percent of total assets for regulatory purposes.
     (2)      Percentages represent percent of total risk weighted assets.

              At March 31, 1998, the difference between stockholder's equity in accordance with generally accepted accounting principles (GAAP) and regulatory capital are summarized as follows:

                                                             (In Thousands)

     GAAP capital                                               $  7,281
          Net unrealized gain on securities                          (12)
               available-for-sale                                  -----
     Capital for regulatory purposes                               7,269
     General loan loss allowances                                    512

          Originated mortgage servicing rights                       (10)
               fair value                                           ----
     Risk-based capital                                          $ 7,771
                                                                 =======


   LIQUIDITY AND CAPITAL RESOURCES

        First Financial's primary sources of funds are deposits, principal and interest payments on loans and mortgage-backed securities, custodial account balances held for borrowers of serviced loans and advances from the Federal Home Loan Bank of Chicago ("FHLB-Chicago"). While maturities and scheduled amortization of loans and mortgage-backed securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions, and competition.

        The Bank is required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which may be varied at the direction of the OTS depending upon economic conditions and deposit flows, is based upon a percentage of the balance of net deposits and short term borrowing. The required ratio is currently 4.0%. The Bank's liquidity ratio was 14.5% at March 31, 1998. The Bank's relatively high ratio as of March 31, 1998 is primarily the result of the net cash and short term securities acquired after the balance sheet restructuring undertaken in the second quarter of 1997.

        First Financial's most liquid assets are cash and cash equivalents, which include investments in highly liquid, short-term investments. The levels of these assets are dependent on First Financial's operating, financing, lending, and investing activities during any given period. At March 31, 1998, cash and cash equivalents totaled $3.1 million as compared to $4.8 million at December 31, 1997.

        First Financial's cash flows are comprised of three classifications: cash flows from operating activities, cash flows from investing activities, and cash flows from financing activities. Cash flows used in operating activities for the three months ended March 31, 1998, consisted primarily of origination of mortgage loans held for sale of $8.9 million offset by sales of such loans of $8.3 million. Cash flows provided by operating activities for the three months ended March 31, 1997 consisted primarily of sales of mortgage loans of $0.4 million offset by the origination of mortgage loans held for sale of $0.4 million.

        Cash flows used in investing activities for the three months ended March 31, 1998 consisted primarily of purchases of loan participations, certificates of deposit, securities and mortgage-backed securities available for sale of $7.1 million offset by maturities, calls, and sales of investment securities of $4.4 million, net principal collections on portfolio loans of $2.4 million and principal repayments on mortgage-backed securities of $0.3 million. Also contributing to the funds usage in investing activities was the $0.7 million in fixed asset purchases primarily stemming from the completion of First Financial's newest facility in Rockford, Illinois. Cash flows provided by investing activities for the three months ended March 31, 1997 consisted primarily of: i.) $1.2 million in principal collected on portfolio loans, net of originations; ii.) maturities, calls and redemptions of securities available for sale of $0.5 million and; iii.) principal collected on mortgage-backed securities of $0.2 million partially offset by the purchase of $0.5 million of securities available for sale.

        Cash flows used in financing activities for the three months ended March 31, 1998 consisted of net repayments of borrowing from the FHLB Chicago of $0.4 million and a decrease in deposit accounts of $0.4 million partially offset by a net increase in advanced payments for taxes and insurance of $0.1 million. Deposit outflows represent the net activity between decreased certificate account balances and increased demand deposits and savings deposits. Cash flows used in financing activities for the three months ended March 31, 1997 consisted of net repayments on borrowing from the FHLB Chicago of $3.5 million, partially offset by $2.0 million in inflows to deposit accounts as First Financial was more effectively able to compete in the local deposit market with reduced FDIC insurance premiums and a net increase in advanced payments for taxes and insurance of $0.2 million.

        At March 31, 1998, the Bank had outstanding loan commitments of $0.6 million. The Bank anticipates that it will have the resources available to meet its current loan origination and purchase commitments. Certificates of deposit which are scheduled to mature in less than one year from March 31, 1998 totaled $19.8 million. Management believes that a significant portion of such deposits will remain with First Financial.


   ASSET/LIABILITY MANAGEMENT

        First Financial manages its assets and liabilities to control the impact of changing interest rates on its net interest margin and the level of interest rate risk within First Financial's asset and liability structure. First Financial assesses interest rate risk internally by measuring the impact positive and negative interest rate shocks will have on both the net portfolio value and the projected net interest income. The net portfolio value is calculated by computing the net present value of the cash flows associated with its interest earning-assets and interest-bearing liabilities. Assumptions are made regarding the prepayment rates of assets and the decay rates of liabilities based on factors including First Financial's historical experience, the current interest rate environment, embedded options within the assets and liabilities and industry estimates produced by major broker/dealers and regulatory authorities. Management believes the assumptions reasonably represent the anticipated amortization, maturities and rate adjustments of the underlying assets. Decay rates of deposits are similarly believed to reasonably represent the anticipated attrition within those products. Although the assumptions regarding asset and liability prepayments and decay rates are believed to be reasonable, actual results may vary substantially due to factors beyond First Financial's control.

        During 1997, First Financial attempted to reduce interest rate risk by: i) selling most of First Financial's fixed rate mortgage loan portfolio and reinvesting the proceeds in short term liquid securities; ii) originating for portfolio, ARM loans, shorter term fixed-rate loans and consumer loans and commercial loans; iii) originating long-term fixed rate loans for sale into the secondary mortgage market; and iv) investing in other rate sensitive assets.

        The holding company does not have rate sensitive assets or liabilities sufficient to materially impact the measurement of interest rate risk therefore interest rate risk is measured at the subsidiary level. The following table sets forth First Financial's subsidiary Bank's and earnings at risk as of December 31, 1997 (dollars in thousands):
[CAPTION]

       Change in                     Net Portfolio Value                      Net Interest Income
     Interest Rates          -----------------------------------       ----------------------------------
     (basis points)          $ Amount     $ Change     % Change        $ Amount     $ Change     % Change
                               -----------------------------------       ----------------------------------

         +400                   6,243      (1,484)        (19.2%)          2,796         131        4.9%
         +300                   6,703      (1,024)        (15.3)           2,776         111        4.2
         +200                   7,138        (589)         (8.3)           2,755          90        3.3
         +100                   7,478        (249)         (3.3)           2,720          55        2.1
           0                    7,727          --            --            2,665          --         --
         -100                   7,925         198           2.6            2,607         (58)      (2.2)
         -200                   8,240         315           4.1            2,541        (124)      (4.9)
         -300                   7,666         (61)         (0.8)           2,401        (264)      (9.9)
         -400                   7,222        (505)         (6.5)           2,237        (428)     (16.1)


     ASSET QUALITY

              The following table sets forth information regarding loans delinquent more than 90 days, non-performing less than 90 days and real estate owned.

                                                                                        At
                                                                                       March         At December
                                                                                     31, 1998          31, 1997
                                                                                     --------        -----------
                                                                                       (Dollars in Thousands)
       Loans delinquent 90 days or more accruing:
                   Total                                                        $     -          $     -
          Non-accruing:
                   First mortgage loans
                           1-4 family residential                                    90                7
                           Other mortgage loans                                     147                -
                   Other loans                                                       53               34
                                                                                     --               --
                   Total                                                            290               41
       Loans delinquent 89 days or less
                   First mortgage loans
                           1-4 family residential first mortgage loans              466              380
                           Other mortgage loans                                       -              289
                   Other loans                                                      135              115
                                                                                    ---              ---
                   Total                                                            601              784
                                                                                   ----             ----
       Total non-performing loans                                                 $ 891            $ 825
       Total real estate owned, net of related allowances for losses                 --               --
                                                                                   ----             ----
       Total non-performing assets                                               $  891            $ 825
                                                                                    ===              ===
       Total non-performing loans to net loans receivable (1                       1.68%            1.51%
       Total non-performing loans to total assets                                  1.09             1.00
       Total non-performing loans and REO to total assets                          1.09             1.00

     (1)      Net loans receivable includes loans held for sale.

              The consumer loan portfolio accounted for 59.1%, or $39,000, of the increase in non-performing loans as non-performing credit card and home equity lines of credit increased through the first quarter of 1998 as the portfolios continued to season. The remaining 40.9% of the increase in non-performing loans, or $27,000, came from the mortgage portfolio. These loans, constituting the majority of the non-performing loans, have a weighted average loan to value of 60.9%, and private mortgage insurance coverage on those loans exceeding an 80.0% loan to value thereby minimizing First Financial's exposure to losses.

        An allowance for loan losses is maintained at a level considered by management to be adequate to absorb future loan losses. Management of the Bank, in determining the provision for loan losses, considers the risks inherent in its portfolio and changes in the nature and volume of its loan activities, along with general economic conditions.

   The Bank maintains a loan review system which allows for a periodic review of its loan portfolio and the early identification of potential problem loans. Such system takes into consideration, among other things, delinquency status, size of loans, type of collateral and financial condition of the borrowers. During the second quarter of 1997 management implemented a loan classification system with moderately tighter standards than previously utilized. The delinquencies have been and are expected to remain relatively stable, and management believes that the provision balance at March 31, 1998 is both adequate to absorb any future losses if the real estate market experienced any weaknesses or if the local economy were to experience a recessionary period, and is representative of a conservative approach. Although the Bank maintains its allowance for losses on loans at a level which it considers to be adequate to provide for potential losses, there can be no assurance that such losses will not exceed the estimated amounts or that the Bank will not be required to make additions to the allowance for losses on loans in the future. Future additions to the Bank's allowance for loan losses and any changes in the related ratio of the allowance for loan losses to non-performing loans are dependent upon the economy, changes in real estate values and interest rates, and inflation.

        The allowance for loan loss was $542,000 at March 31, 1998, which represented 61.0% of non-performing loans and non-performing assets. These ratios compare to 64.4% of non-performing loans and non-performing assets at December 31, 1997.

        Loan impairment is reported when full payment under the loan term is not expected. Impairment is evaluated in total for smaller-balance loans of a similar nature such as First Financial's consumer and credit card loans and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate, or the loan's market price or the fair value of the collateral, if the loan is collateral dependent. Loans are evaluated for impairment when payments are delayed, typically 90 days or more, or when the internal grading system indicates a doubtful classification.

   RATE/VOLUME ANALYSIS

        The following table sets forth certain information relating to First Financial's changes in interest income and interest expense for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in average volume (changes in average volume multiplied by old rate); (ii) changes in rates (changes in rate multiplied by old average volume); (iii) changes in rate-volume (changes in rate multiplied by the change in average volume); and (iv) the net change.

                                                                      Year Ended December 31,
                                                                           1997 vs. 1996
                                                       -------------------------------------------------------
                                                                                                       Total
                                                                                       Rate/         Increase
                                                       Volume           Rate           Volume       (Decrease)
                                                       ------           ----           ------       ----------
                                                                       (Dollars in Thousands)
       Interest-earning assets:
          First mortgage loans(1)                    $    (519)       $      74       $     (8)        $   (453)
       Other loans                                         221               59             18              298
          Securities(2)                                    178               27             11              216
       Mortgage-backed securities                         (250)              (5)             3             (252)
          Interest-earning deposits                         51               34             42              127
                                                       --------        --------         ------          -------

            Total interest-earning assets            $    (319)       $     189       $     66        $     (64)
                                                       ========        ========        =======         ========
       Interest-bearing liabilities:
          Passbook accounts                          $      (7)       $     (23)          $ --        $     (30)
          Certificate accounts                              52               12             --               64
          NOW and MMDA accounts                             (9)               6              1               (2)
          FHLB advances                                   (130)              97            (15)             (48)
                                                       --------         -------        -------          -------

            Total interest-bearing liabilities             (94)              92            (14)             (16)
                                                       --------        --------        -------          -------
            Net change in interest income             $   (225)       $      97       $     80        $     (48)
                                                     ==========       =========       ========       ==========

     ___________________

     (1) Calculated net of deferred loan fees, loan discounts, loans in process, and loan loss reserves, and includes loans held for sale.
     (2) Includes securities available for sale, investment securities held to maturity, and FHLB stock.
     (3) Includes interest earned on Federal Home Loan Bank daily investment deposit and certificates of deposit in other financial institutions.

     AVERAGE BALANCE SHEETS

              The following table sets forth certain information relating to First Financial's average balance sheets and reflects the average yield on assets and the average cost of liabilities for the periods indicated. Average balances are derived from average daily balances for 1997 and average month end balances for 1996. Management does not believe that the use of average monthly balances for 1996 instead of average daily balances has caused any material differences in the information presented. The yields and costs include fees that are considered adjustments to yields. No tax equivalent adjustments were made. Non-accrual loans have been included in the tables as loans carrying a zero-yield.

                                                                      Year Ended December 31,
                                          -------------------------------------------------------------------------------
                                                         1997                                         1996
                                              ---------------------------               -------------------------------
                                                                       Average                                     Average
                                         Average                       Yield/         Average                       Yield/
                                         Balance       Interest         Cost          Balance       Interest         Cost
                                         -------       --------        -------       --------       --------       -------
                                                                       (Dollars in Thousands)
       Assets:
          Interest-earning assets:
            First mortgage loan(1)        $52,960         $4,095          7.73%      $ 59,777         $ 4,548         7.61%
            Other loans                    10,322            996          9.65%         7,844             698         8.90%
            Securities(2)                  11,687            711          6.09%         8,605             496         5.77%
            Mortgage-backed
             securities                     6,128            368          6.00%        10,252             620         6.05%
            Interest-earning
              deposits(3)                   3,759            168          4.48%         1,670              41         2.46%
                                          -------         ------                       -------         ------
            Total interest-earning         84,856          6,338          7.47%        88,148           6,403         7.26%
             assets                                       ------                                       ------
            Non-interest earning            3,405                                       2,761
              assets                       ------                                      -------
              Total assets               $ 88,261                                    $ 90,909
                                          =======                                      ======
       Liabilities and Stockholders'
       Equity:
          Interest-bearing               $  8,966            157          1.75%      $  9,332             187         2.00%
           liabilities:                    43,476          2,490          5.73%        42,564           2,426         5.70%
               Passbook accounts           12,219            350          2.86%        12,526             352         2.82%
               Certificate accounts        12,515            754          6.03%        14,934             802         5.37%
            NOW and MMDA accounts         -------          -----                       ------           -----
            FHLB advances
       Total interest-bearing              77,176          3,751          4.86%        79,356           3,767         4.75%
       liabilities                                      --------                                     --------
       Non-interest-bearing deposit         2,520                                       2,563
       accounts                             1,041                                       1,236
       Non-interest-bearing               -------                                      ------
       liabilities
              Total liabilities            80,737                                      83,155
       Stockholders' equity                 7,524                                       7,754
                                          -------                                      ------
               Total liabilities and
               stockholders' equity      $ 88,261                                           $
                                         ========                                      90,909
                                                                                       =======




                                                               109





       Net interest income/interest
         rate spread(4)                                 $  2,587          2.61%                      $  2,636         2.51%
                                                         =======          =====                      ========         =====
       Net interest-earning assets/
         net interest margin(5)          $  7,680                                    $  8,792
                                          =======                                      =======
       Ratio of average                                                   3.05%                                       2.99%
       interest-earning assets to                                        =====                                       =====
         average interest-bearing
         liabilities                        1.10x                                       1.11x
                                          ======                                      =======

     _________________________

     (1) Calculated net of deferred loan fees, loan discounts, loans in process, and loan loss reserves, and includes loans held for sale.
     (2) Includes securities available for sale, investment securities held to maturity, and FHLB stock.
     (3) Includes interest earned on Federal Home Loan Bank daily investment deposit and certificates of deposit in other financial institutions.
     (4) Interest rate spread represents the difference between the average yield on total interest-earning assets and the average cost of total interest-bearing liabilities.
     (5) Net interest margin represents net interest income as a percentage of average interest-earning assets.


                                 OTHER MATTERS

        As of the date of this Proxy Statement, the First Financial Board is not aware of any matters other than those described in this Proxy Statement which will be presented for action at the Special Meeting. If other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.

                            FINANCIAL STATEMENTS

                        FIRST FINANCIAL BANCORP, INC.
                             Belvidere, Illinois

                      CONSOLIDATED FINANCIAL STATEMENTS
                         December 31, 1997 and 1996


                                  CONTENTS



   REPORT OF INDEPENDENT AUDITORS  . . . . . . . . . . . . . . . . .  F-2


   FINANCIAL STATEMENTS

        CONSOLIDATED STATEMENT OF FINANCIAL CONDITION  . . . . . . .  F-3

        CONSOLIDATED STATEMENTS OF INCOME  . . . . . . . . . . . . .  F-4

        CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY  . . . . . .  F-5

        CONSOLIDATED STATEMENTS OF CASH FLOWS  . . . . . . . . . . .  F-6

        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS . . . . . . . . .  F-8

                       REPORT OF INDEPENDENT AUDITORS



   The Board of Directors and Stockholders
   First Financial Bancorp, Inc.
   Belvidere, Illinois


   We have audited the accompanying consolidated statements of financial condition of First Financial Bancorp, Inc. as of December 31, 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Financial Bancorp, Inc. at December 31, 1997, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 1997 in conformity with generally accepted accounting principles.



                                           Crowe, Chizek and Company LLP

   Oak Brook, Illinois
   January 22, 1998

                        FIRST FINANCIAL BANCORP, INC.
                CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
                              December 31, 1997
                  (In thousands, except per share amounts)

     ASSETS
     Cash on hand and non-interest-earning deposits                                $       629
     Interest-earning deposits                                                           4,130
                                                                                   -----------
          Total cash and cash equivalents                                                4,759

     Securities available-for-sale                                                      14,507
     Mortgage-backed securities available-for-sale                                       1,625
     First mortgage loans held for sale                                                  2,352
     Mortgage-backed securities held-to-maturity (fair value $835)                         864
     Certificates of deposit                                                             2,099
     Loans receivable, net of allowance for losses of $531                              52,120
     Accrued interest receivable                                                           526
     Premises and equipment                                                              1,891
     Federal Home Loan Bank stock                                                          910
     Other assets                                                                        1,029
                                                                                   -----------

          Total assets                                                             $    82,682
                                                                                   ===========

     LIABILITIES AND STOCKHOLDERS' EQUITY
     Liabilities
          Deposit accounts                                                         $    67,550
          Advances from the Federal Home Loan Bank                                       6,700
          Advance payments by borrowers for taxes and insurance                            202
          Other liabilities                                                                599
                                                                                   -----------
              Total liabilities                                                         75,051

     Stockholders' equity
          Common stock - $0.10 par value, 1,500,000 shares authorized,
            509,848 shares issued                                                           51
          Additional paid-in capital                                                     3,864
          Retained earnings                                                              5,199
          Treasury stock, at cost, 94,449 shares                                        (1,505)
          Unearned employee stock ownership plan shares                                    (41)
          Unearned stock awards                                                            (25)
          Net unrealized gain on securities available-for-sale,
            net of income taxes of $44                                                      88
                                                                                   -----------
              Total stockholders' equity                                                 7,631
                                                                                   -----------

                   Total liabilities and stockholders' equity                      $    82,682
                                                                                   ===========

               See accompanying notes to consolidated financial statements.







                          FIRST FINANCIAL BANCORP, INC.
                       CONSOLIDATED STATEMENTS OF INCOME
                    Years ended December 31, 1997 and 1996
                    (In thousands, except per share amounts)

                                                                              1997          1996
                                                                              ----          ----
     Interest income
          First mortgage loans                                             $   4,095     $  4,548
          Other loans                                                            996          698
          Securities                                                             711          496
          Mortgage-backed securities                                             368          620
          Interest-earning deposits                                              168           41
                                                                           ---------     --------
              Total interest income                                            6,338        6,403
     Interest expense
          Deposit accounts                                                     2,997        2,965
          FHLB advances                                                          754          802
                                                                           ---------     --------
              Total interest expense                                           3,751        3,767
                                                                           ---------     --------
     NET INTEREST INCOME                                                       2,587        2,636

     Provision for loan losses                                                    88          182
                                                                           ---------     --------
     NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                       2,499        2,454
     Noninterest income
          Loan servicing fees and charges                                        209          198
          Service charge on deposit accounts                                     208          173
          Gain (loss) on sales of loans                                          (24)          87
          Loss on sale of securities                                            (171)        (415)
          Other                                                                   69           49
                                                                           ---------     --------
              Total noninterest income                                           291           92
     Noninterest expense
          Compensation and benefits                                            1,270        1,117
          Occupancy and equipment                                                307          263
          Data processing                                                        250          162
          Federal deposit insurance premiums                                      34          574
          Loan origination and servicing                                          71          142
          Professional fees                                                      100           94
          Marketing and promotion                                                101           56
          Other                                                                  485          398
                                                                           ---------     --------
              Total noninterest expense                                        2,618        2,806
                                                                           ---------     --------
     INCOME (LOSS) BEFORE INCOME TAXES                                           172         (260)
     Provision (benefit) for income taxes                                         48         (102)
                                                                           ---------     --------
     NET INCOME (LOSS)                                                     $     124     $  (158)
                                                                           =========     =======
     Basic earnings (loss) per share                                       $     .31     $  (.36)
                                                                           =========     =======
     Diluted earnings (loss) per share                                     $     .30     $  (.36)
                                                                           =========     ========

            See accompanying notes to consolidated financial statements.

                        FIRST FINANCIAL BANCORP, INC.
              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  Years ended December 31, 1997 and 1996
                  (In thousands, except per share amounts)

                                                                                                      Net
                                                                                                    Loss on
                                           Additional                        Unearned   Unearned  Securities
                                  Common     Paid-in   Retained   Treasury     ESOP       Stock   Available-
                                   Stock     Capital   Earnings     Stock     Shares     Awards    for-Sale    Total
                                   -----     -------   --------     -----     ------     ------    --------    -----
     Balance
       January 1, 1996           $     50   $  3,677   $  5,233   $   (460)  $   (149)  $   (31)   $  (448)   $7,872

     Net loss                           -          -       (158)         -          -         -          -      (158)

     Amortization of RRPs               -          -          -          -          -         5          -         5

     Exercise of stock
       options, 8,512 shares            1         67          -          -          -         -          -        68

     Release of earned ESOP
       shares, 6,780 shares             -         53          -          -         54         -          -       107

     Purchase of treasury stock,
       55,532 shares                    -          -          -       (890)         -         -          -      (890)

     Increase in fair value
       of securities available-
       for-sale net of income
       taxes of $166                    -          -          -          -          -         -        321       321
                                 --------   --------   --------   --------   --------   -------    -------    ------
     Balance at
       December 31, 1996               51      3,797      5,075     (1,350)       (95)      (26)      (127)    7,325

     Net income                         -          -        124          -          -         -          -       124

     Amortization of RRPs               -          -          -          -          -         1          -         1

     Exercise of stock
       options, 250 shares              -          7          -          -          -         -          -         7

     Release of earned ESOP
       shares, 6,780 shares             -         60          -          -         54         -          -       114

     Purchase of treasury stock,
       9,727 shares                     -          -          -       (155)         -         -          -      (155)

     Increase in fair value
       of securities available-
       for-sale net of income
       taxes of $113                    -          -          -          -          -         -        215       215
                                 --------   --------   --------   --------   --------   -------    -------    ------
     Balance at
       December 31, 1997         $     51   $  3,864   $  5,199   $ (1,505)  $    (41)  $   (25)   $    88    $7,631
                                 ========   ========   ========   ========   ========   =======    =======    ======

               See accompanying notes to consolidated financial statements.

                        FIRST FINANCIAL BANCORP, INC.
                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                    Years ended December 31, 1997 and 1996
                                                          (In thousands)

                                                                             1997          1996
                                                                             ----          ----
     CASH FLOWS FROM OPERATING ACTIVITIES
      Net income (loss)                                                 $     124       $   (158)
      Adjustments to reconcile net income (loss) to net
      cash provided by (used in) operating activities
       Amortization of:
            Premiums, discounts, and deferred fees on
              loans and securities                                             13             25
            Net excess servicing fees and originated
              mortgage servicing rights                                        34             32
            Stock award plans                                                   1              5
            Employee stock ownership plan                                     114            107
       Provision for losses on loans                                           88            182
       (Gain) loss on sale of:
            Loans                                                              24            (87)
            Securities                                                        171            415
            Premises and equipment                                              -             10
       Depreciation of premises and equipment                                 138            114
       Originations of loans held for sale, net of
         origination fees and principal collected                         (12,188)        (6,532)
       Proceeds from sales of loans held for sale                           9,929          6,939
       Change in:
            Deferred income tax                                                22            (14)
            Accrued interest receivable                                        (9)           (64)
            Other assets                                                      (67)          (364)
            Other liabilities                                                  15             38
                                                                        ---------       --------
                Net cash (used in) provided by operations                  (1,591)           648

     CASH FLOWS FROM INVESTING ACTIVITIES
      Loan originations net of principal collected on loans                 3,678        (16,374)
      Purchases of:
          Loan participations                                              (2,176)        (7,763)
          Mortgage-backed securities available-for-sale                         -         (1,753)
          Securities available-for-sale                                   (15,746)        (4,900)
          Certificates of deposit                                          (3,098)             -
          Federal Home Loan Bank Stock                                          -           (667)
      Proceeds from:
          Sales of loans                                                   19,685              -
          Sales of securities available-for-sale                              166          3,744
          Sales of mortgage-backed securities available-for-sale            6,954              -
          Maturities and calls of securities available-for-sale             6,050          6,050
          Maturities and calls of securities held-to-maturity                  75            200
          Maturities of certificates of deposit                               999              -


                                                        (Continued)





                       FIRST FINANCIAL BANCORP, INC.
                  CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years ended December 31, 1997 and 1996

                               (In thousands)

                                                                                               1997           1996
                                                                                               ----           ----
     CASH FLOWS FROM INVESTING ACTIVITIES (continued)
              Sales of Federal Home Loan Bank stock                                       $       238    $         -
              Sales of REO                                                                        122              -
          Principal collected on mortgage-backed securities and
            collateralized mortgage obligations                                                   717          1,303
          Purchases of premises and equipment                                                    (643)          (709)
                                                                                          -----------    -----------
              Net cash provided by (used in) investing activities                              17,021        (20,869)

     CASH FLOWS FROM FINANCING ACTIVITIES
          Net increase (decrease) in deposit accounts                                           1,712           (392)
          Net (decrease) increase in advances from the
            Federal Home Loan Bank                                                            (13,750)        20,450
          Issuance of common stock                                                                  7             68
          Repurchases of common stock                                                            (155)          (890)
          Net (decrease) increase in advance payments by borrowers
            for taxes and insurance                                                              (137)            79
                                                                                          -----------    -----------
              Net cash provided by (used in) financing activities                             (12,323)        19,315
                                                                                          -----------    -----------

     Net increase (decrease) in cash                                                            3,107           (906)

     Cash and cash equivalents at beginning of year                                             1,652          2,558
                                                                                          -----------    -----------

     Cash and cash equivalents at end of year                                             $     4,759    $     1,652
                                                                                          ===========    ===========

     Supplemental disclosures of cash flow information
     Cash paid for:
              Interest                                                                    $     3,837    $     3,679
              Income taxes (refunded)                                                            (179)            70

          Noncash items
              Transfer of held for sale loans to portfolio                                          -             41
              Transfer of portfolio loans to REO                                                  122              -


         See accompanying notes to consolidated financial statements.

                        FIRST FINANCIAL BANCORP, INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         December 31, 1997 and 1996


   NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   The following is a description of the significant accounting policies used by First Financial Bancorp, Inc. (Company) in the preparation of the accompanying consolidated financial statements.

   DESCRIPTION OF THE BUSINESS: First Financial Bancorp, Inc. is the holding company for its wholly-owned subsidiary, First Federal Savings Bank (Bank), a federally chartered stock savings bank, and its principal business is the operation of the Bank.

   The Bank's operations consist principally of originating and servicing residential first mortgage loans secured by properties in northern Illinois from its facilities in Belvidere and Rockford, Illinois. In addition, the Bank provides consumer and commercial banking services. The Bank also offers brokerage and insurance services through its wholly-owned subsidiary, First Financial Services of Belvidere, Illinois, Inc. Substantially all of the Bank's income and assets are derived from these activities, conducted primarily with customers located in northern Illinois.

   PRINCIPLES OF CONSOLIDATION: The accompanying consolidated financial statements include the accounts of the Company and the accounts of the Bank and its wholly-owned subsidiary. All significant intercompany transactions and balances have been eliminated in consolidation.

   USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates. The collectibility of loans, fair values of financial instruments, and status of contingencies are particularly subject to change.

   CASH AND CASH EQUIVALENTS: For the purpose of the statement of cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and interest earning-deposits with original maturities of three months or less. Net cash flows are reported for customer loan and deposit transactions and interest-bearing deposits with other banks.

   SECURITIES: Securities are classified as held-to-maturity when the Company has the positive intent and management has the ability to hold those securities to maturity. Accordingly, they are stated at cost, adjusted for amortization of premiums and accretion of discounts. All other securities are classified as available-for-sale since the Company may decide to sell those securities in response to changes in market interest rates, liquidity needs, changes in yields or alternative investments, and for other reasons. These securities are carried at fair value with unrealized gains and losses charged or credited, net of income taxes, to a valuation allowance included as a

                        FIRST FINANCIAL BANCORP, INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         December 31, 1997 and 1996


   NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

   separate component of stockholders' equity. Realized gains and losses on disposition are based on the net proceeds and the adjusted carrying amounts of the securities sold, using the specific identification method.

   LOANS HELD FOR SALE: Loans held for sale are reported at the lower of cost, less applicable deferred loan fees, or estimated fair value in the aggregate.

   LOANS RECEIVABLE, NET: Loans receivable, net are reported at the principal balance outstanding, net of deferred loan fees and costs, loans in process, the allowance for loan losses, unearned discounts, and charge-offs.

   Loan fees and certain direct origination costs are deferred, and the net deferred fee or cost is recognized as an adjustment to yield using the level-yield method over the life of the loans.

   ALLOWANCE FOR LOAN LOSSES: The allowance for loan losses is a valuation allowance, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required based on past loan loss experience, known and inherent risks in the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Because of uncertainties inherent in the estimation process, management's estimation of credit losses inherent in the loan portfolio and the related allowance may change materially in the near term. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loans that, in management's judgment, should be charged-off.

   Loan impairment is determined when full payment under the loan term is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as the Company's residential mortgage, consumer, and credit card loans and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate, or loan's market price or the fair value of the collateral, if the loan is collateral dependent. Loans are evaluated for impairment when payments are delayed, typically 90 days or more, or when the internal grading system indicates a doubtful classification.

   PREMISES AND EQUIPMENT: Land is carried at cost. Bank premises, furniture, and equipment are reported net of accumulated depreciation. Depreciation is recorded on the straight-line and accelerated methods over the estimated useful lives of the related assets.

   MORTGAGE SERVICING RIGHTS: The Company allocates the cost of mortgage servicing rights (MSR) on mortgages originated which have been sold. The allocation of the total cost of the mortgages to MSR and the

                        FIRST FINANCIAL BANCORP, INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         December 31, 1997 and 1996


   NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

   mortgages (without MSR) is based upon their relative fair values. Servicing rights are then expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based upon the fair value of the rights. Any impairment is reported as a valuation allowance.

   When participating interest in mortgages sold have an average contractual interest rate, adjusted for normal servicing fees, that differs from the agreed yield to the purchaser, gains or losses are recognized equal to the present value of such differential over the estimated remaining life of such loans. The resulting excess "servicing fee receivable" or "deferred servicing revenue" is amortized in proportion to and over the period of estimated net servicing income.

   EMPLOYEE STOCK OWNERSHIP PLAN (ESOP): Unearned ESOP shares are reported as a reduction of stockholders' equity in the consolidated statements of financial condition. As ESOP shares are committed to be released, unearned ESOP shares are credited, and compensation is charged, and the amount of the charge is based on fair values of the committed-to-be-released shares. For purposes of computing net income per share, ESOP shares that have been committed to be released are considered outstanding.

   INCOME TAXES: The provision for income taxes is based on an asset and liability approach. The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities.

   EARNINGS PER SHARE: The Company adopted Statement of Accounting Financial Standards (SFAS) No. 128, "Earnings per Share", as of December 31, 1997. Basic and diluted earnings per share are computed under this standard for the year ended December 31, 1997. All prior amounts have been restated to be comparable. Basic earnings per share is based on net income divided by the weighted average number of shares outstanding during the period. Diluted earnings per share shows the dilutive effect of additional common shares issuable under stock options and the effect of unearned stock awards.

                        FIRST FINANCIAL BANCORP, INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         December 31, 1997 and 1996


   NOTE 2 - SECURITIES

   The amortized cost and fair value of securities available-for-sale are as follows at December 31, 1997:

                                                   Amortized    Unrealized    Unrealized       Fair
          (Dollars in thousands)                     Cost          Gains        Losses         Value
                                                     ----          -----        ------         -----
          U.S. Treasury                          $     2,241      $      4    $      -      $    2,245
          U.S. Agency                                  8,556            20           26          8,550
          Equity                                         302           150            -            452
          Corporate                                    1,782             1            -          1,783
          Commercial paper                             1,478             -            1          1,477
                                                 -----------     ---------    ---------    -----------

                                                 $    14,359     $     175    $      27    $    14,507
                                                 ===========     =========    =========    ===========

     Contractual maturities of debt securities at December 31, 1997 were as follows. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                             Securities
                                                                                         Available-for-Sale
                                                                                         ------------------
                                                                                      Amortized        Fair
              (Dollars in thousands)                                                    Cost           Value
                                                                                        ----           -----
              Due in one year or less                                                $    8,170     $     8,173
              Due from one to five years                                                  4,281           4,272
              Due from five to ten years                                                    401             402
              Due after ten years                                                         1,205           1,208
              Equity securities                                                             302             452
                                                                                     ----------     -----------

                                                                                     $   14,359     $    14,507
                                                                                     ==========     ===========

     Proceeds from sales of securities available-for-sale during 1997 and 1996 were $166,000 and $3,744,000. These sales resulted in gross gains of $69,000 in 1997 and gross losses of $415,000 in 1996.

   Securities with an amortized cost of $7,492,000 at December 31, 1997 were pledged to secure certain deposit accounts in excess of federal deposit insurance limits and other purposes.

                        FIRST FINANCIAL BANCORP, INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         December 31, 1997 and 1996


   NOTE 3 - MORTGAGE-BACKED SECURITIES

   The amortized cost and fair value of mortgage-backed securities available-for-sale and held to maturity are as follows at December 31, 1997:

                                                                   Amortized    Unrealized   Unrealized       Fair
          (Dollars in thousands)                                     Cost          Gains       Losses         Value
                                                                     ----          -----       ------         -----
          Available-for-sale

              GNMA                                                 $   1,641    $       9    $      25    $   1,625
                                                                   =========    =========    =========    =========

          Held-to-maturity
              FNMA                                                 $     242    $       -    $       6    $     236
              Collateralized mortgage obligations                        622            -           23          599
                                                                   ---------    ---------    ---------    ---------

                                                                   $     864    $       -    $      29    $     835
                                                                   =========    =========    =========    =========

     Proceeds from sales of mortgage-backed securities and collateralized mortgage obligations available-for-sale during 1997 were $6,954,000 which resulted in gross losses of $240,000.

   The carrying amount of mortgage-backed and related securities are net of unamortized premiums of $64,000 at December 31, 1997.

   Mortgage-backed securities with an amortized cost of $703,000 were pledged to secure certain deposit accounts in excess of federal deposit insurance limits and for other purposes.

                        FIRST FINANCIAL BANCORP, INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         December 31, 1997 and 1996


   NOTE 4 - LOANS RECEIVABLE, NET

   Loans receivable at December 31, 1997 are summarized as follows (dollars in thousands):

              First mortgage loans
                   One-to-four-family residential                                                   $    32,735
                   Other                                                                                  7,451
                                                                                                    -----------
                       Total first mortgage loans                                                        40,186

              Home equity lines of credit                                                                 4,300
              Auto loans                                                                                  2,442
              Second mortgages                                                                            1,249
              Credit card receivables                                                                       754
              Other consumer loans                                                                        2,309
              Commercial loans                                                                            1,470
                                                                                                    -----------
                   Total loans receivable                                                                52,710
                                                                                                    -----------
                       Less:
                           Allowance for loan losses                                                        531
                           Unearned discounts, premiums, and deferred
                             loan origination fees, net                                                      59
                                                                                                    -----------
                                                                                                            590
                                                                                                    -----------
                                                                                                    $    52,120
                                                                                                    ===========

   At December 31, 1997, the Company has no loans that were classified as impaired. The principal balance of loans for which the accrual of interest had been discontinued totaled $825,000.

   Activity in the allowance for loan losses for the years ended December 31 is summarized as follows:

            (Dollars in thousands)                                                           1997       1996
                                                                                             ----       ----
              Allowance for loan losses

                   Balance at beginning of year                                            $   468    $   330
                   Provision charged to income                                                  88        182
                   Loan charge-offs                                                            (27)       (44)
                   Loan recoveries                                                               2          -
                                                                                           -------    -------
                       Balance at end of year                                              $   531    $   468
                                                                                           =======    =======

                        FIRST FINANCIAL BANCORP, INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         December 31, 1997 and 1996


   NOTE 4 - LOANS RECEIVABLE, NET (Continued)

   Loans are made, in the normal course of business, to executive officers and directors of the Company. The terms of these loans, including interest rates and collateral, are similar to those prevailing for comparable transactions and management believes these loans do not involve more than the normal risk of collectibility. Loans outstanding to related parties at December 31, 1997 total $229,000.

   NOTE 5 - SECONDARY MORTGAGE MARKET OPERATIONS

   The Company's financial data with respect to its secondary mortgage market operations at and for the years ended December 31 is summarized as follows:

            (Dollars in thousands)                                                   1997       1996
                                                                                     ----       ----
              Revenues (direct)
                   Gain (loss) on sales of loans                                     $ (24)     $  87
                   Servicing fees on loans sold                                        171        150
                                                                                     -----      -----

                                                                                     $ 147      $ 237
                                                                                     =====      =====
              Identifiable expenses (direct)
                   Amortization of mortgage servicing rights                         $  34      $  32
                   Servicing fees on loans sold                                          1          1
                                                                                     -----      -----

                                                                                     $  35      $  33
                                                                                     =====      =====
              Identifiable assets (direct)
                    Mortgage servicing rights                                        $ 228      $ 102
                    Valuation allowance on MSR                                         (16)       (15)
                                                                                     -----      -----

                                                                                     $ 212      $  87
                                                                                     =====      =====

   Mortgage loans serviced for others are not included in the accompanying consolidated statement of financial condition. Mortgage loans serviced are primarily for Federal Home Loan Mortgage
   Corporation and Federal National Mortgage Association. The unpaid principal balances on these loans at December 31 are summarized as follows:

                        FIRST FINANCIAL BANCORP, INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         December 31, 1997 and 1996


   NOTE 5 - SECONDARY MORTGAGE MARKET OPERATIONS (Continued)

            (Dollars in thousands)                                                     1997           1996
                                                                                       ----           ----
              Sold with recourse                                                   $    1,234     $     1,583
              Sold without recourse                                                    68,006          51,019
                                                                                   ----------     -----------
                                                                                   $   69,240     $    52,602
                                                                                   ==========     ===========

     Custodial escrow balances maintained in connection with the foregoing loan servicing were $1,429,000 and $533,000 at December 31, 1997 and 1996, respectively.

   Activity in net mortgage servicing rights for the year ended December 31 is summarized as follows:

            (Dollars in thousands)                                                      1997           1996
                                                                                        ----           ----
              Net balance at beginning of year                                     $       87     $        88
              Additions                                                                   159              31
              Amortization                                                                (24)            (17)
              Sales                                                                        (9)              -
              Provision for impairment                                                     (1)            (15)
                                                                                   ----------     -----------
                                                                                   $      212     $        87
                                                                                   ==========     ===========

   NOTE 6 - PREMISES AND EQUIPMENT

   Premises and equipment at December 31, 1997 are summarized as follows (dollars in thousands):

                              Land                                                   $      684
                              Office buildings and improvements                             591
                              Furniture, fixtures and equipment                           1,018
                              Facility under construction                                   559
                                                                                     ----------
                                                                                          2,852
                              Less accumulated depreciation                                 961
                                                                                     ----------
                                                                                     $    1,891
                                                                                     ==========

                        FIRST FINANCIAL BANCORP, INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         December 31, 1997 and 1996


   NOTE 7 - DEPOSIT ACCOUNTS

   Deposit accounts at December 31, 1997 are summarized as follows (dollars in thousands):

                       Non-interest-bearing demand deposit accounts                        $     4,371
                       Interest-bearing demand deposit accounts                                  4,826
                       Passbook and club accounts                                                8,765
                       Money market demand accounts                                              6,760
                       Certificates of deposit                                                  42,828
                                                                                           -----------
                                                                                           $    67,550
                                                                                           ===========

     The aggregate amount of jumbo certificates of deposit with a minimum denomination of $100,000 was $8,989,000 at December 31, 1997.

   At December 31, 1997, the scheduled maturities of certificates of deposit are as follows (dollars in thousands):

                       1998                                                                $    20,058
                       1999                                                                      7,440
                       2000                                                                     13,293
                       2001                                                                      1,518
                       2002 and thereafter                                                         519
                                                                                           -----------
                                                                                           $    42,828
                                                                                           ===========

   NOTE 8 - ADVANCES FROM FEDERAL HOME LOAN BANK (FHLB)

   FHLB advances at December 31, 1997 are summarized as follows (dollars in thousands):

                                                     Weighted
                                                     Interest        Amount
                                                       Rate        Outstanding
                                                       ----        -----------
              Advances from Federal Home Loan Bank
                   Fixed rate due in 1998             5.94%         $   6,700
                                                      ====          =========

   The Company adopted a collateral pledge agreement and agreed to keep on hand, free of all other pledges, liens, and encumbrances, first mortgages with unpaid principal balances aggregating no less than 167% of the outstanding secured advances of the Federal Home Loan Bank. All stock in the Federal Home Loan Bank of Chicago is also pledged as additional collateral for advances.

                        FIRST FINANCIAL BANCORP, INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         December 31, 1997 and 1996


   NOTE 9 - INCOME TAXES

   The provision (benefit) for income taxes for the years ended December 31 is summarized as follows (dollars in thousands):

                                                                                           1997         1996
                                                                                             ----         ----
              Current                                                                    $      26    $     (88)
              Deferred                                                                           6           18
              Change in valuation allowance                                                     16          (32)
                                                                                         ---------    ---------

                                                                                         $      48    $    (102)
                                                                                         =========    =========

     A reconciliation of income taxes computed at the statutory federal income tax rate to actual income taxes recorded above for the years ended December 31 is summarized as follows:

                                                                                           1997          1996
                                                                                             ----          ----

              Statutory federal income tax rate                                              34.0%        (34.0)%
              Tax exempt income and officers' life insurance                                 (1.4)         (0.2)
              Other, net                                                                     (5.0)         (5.0)
                                                                                          -------      --------

                                                                                             27.6%        (39.2)%
                                                                                          =======      ========

     No state income taxes were recorded in 1997 and 1996 as a result of excess qualifying U.S. Government interest, which is tax exempt under Illinois statutes.

   The tax effects of existing temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 are summarized as follows (dollars in thousands):

                        FIRST FINANCIAL BANCORP, INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         December 31, 1997 and 1996


   NOTE 9 - INCOME TAXES (Continued)

        Deferred tax assets
             Deferred loan origination fees                                                     $      25
             Bad debt deduction                                                                       135
             Deferred compensation                                                                     60
             Illinois net operating loss carry forwards                                                54
             Other                                                                                      2
                                                                                                ---------
                                                                                                      276
             Valuation allowance                                                                      (54)
                                                                                                ---------
                                                                                                      222
        Deferred tax liabilities
             Unrealized gain on securities available-for-sale                                          44
             Depreciation                                                                              30
             FHLB stock dividends, net                                                                 33
             Mortgage servicing rights                                                                 86
                                                                                                ---------
                                                                                                      193
                                                                                                ---------
                       Net tax deferred assets                                                  $      29
                                                                                                =========

   Management has recorded a valuation allowance to reduce deferred tax assets to the amount which it estimates will be realized. The Illinois net operating losses of approximately $1,141,000 expire in years 2000 through 2011.

   The Bank has qualified under provisions of the Internal Revenue Code which permit it to deduct from taxable income a provision for bad debts which differs from the provision charged to income on the financial statements. Tax legislation passed in August 1996 now requires all thrift institutions to deduct a provision for bad debts for tax purposes based on actual loss experience and recapture the excess bad debt reserve accumulated in the tax years after 1987. Retained earnings at December 31, 1997 includes approximately $1,181,000, consisting of bad debt deductions accumulated prior to 1987, for which no deferred federal income tax liability has been recognized.

   NOTE 10 - BENEFIT PLANS

        Profit-sharing plan:

             The Company has a profit sharing plan which meets the qualifications of Section 401(k) of the Internal Revenue Code (Code). Under the plan, employees 21 years of age or older with one year of service and 1,000 hours of service during that period may make pre-tax contributions up to applicable limits under the Code. Employees are 100% vested

                        FIRST FINANCIAL BANCORP, INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         December 31, 1997 and 1996


   NOTE 10 - BENEFIT PLANS (Continued)

             in their contributions. Contributions by the Company are discretionary. Discretionary employer contributions vest at a rate of 20% per year beginning on the third year of service by an employee. Contributions totaled $13,000 and $9,000 in 1997 and 1996, respectively.

        Employee stock ownership plan:

             The Company has an employee stock ownership plan (ESOP) that covers employees 21 years of age or older with one year of service and 1,000 hours of service during that period. The ESOP borrowed $271,000 from the Company to purchase 33,903 shares of the Company's stock at $8.00 per share on October 1, 1993. The Company has agreed to make scheduled contributions to the ESOP sufficient to service the amount borrowed by the ESOP. Contributions made to the ESOP totaled $54,000 in 1997 and 1996. Compensation expense recognized on the ESOP amounted to $114,000 and $107,000 in 1997 and 1996, respectively. Unearned ESOP shares totaling 5,088, with a carrying amount of $41,000, is reported as a reduction to stockholder's equity in the consolidated statement of financial condition at December 31, 1997. The fair value of unearned ESOP shares approximated $95,000 at December 31, 1997.

        The ESOP shares were as follows:

                                                     1997
                                                     ----
           Allocated                                22,035
           Committed to be released                  6,780
           Suspense shares                           5,088
                                                  --------
                Total                               33,903
                                                  ========

        Stock option plans:

             The Company has two stock option plans which grant options to individuals to purchase common stock of the Company at a price equal to the fair market value at the date of grant, subject to the terms and conditions of the plans. The term of the stock options will not exceed ten years from the date of grant. 8,747 shares have been authorized under the incentive stock option plan for employees, and the options are exercisable on a cumulative basis in equal installments at a rate of 20% per year commencing at the date of grant. On October 1, 1993, 36,499 options were granted under the plan to employees at an exercise price of $8.00 per share.

                        FIRST FINANCIAL BANCORP, INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         December 31, 1997 and 1996


   NOTE 10 - BENEFIT PLANS (Continued)

             9,687 shares have been authorized under the stock option plan for outside directors, and the options are exercisable on the date of grant. On October 1, 1993, 5,861 options were granted under the plan to outside directors at an exercise price of $8.00 per share. During 1995 and 1996, additional options were granted to employees under the plan. Information about option grants are as follows:

                                                                   Weighted
                                                                    Average
                                                                   Number of         Exercise
                                                                    Options            Price
                                                                    -------            -----
              Outstanding at January 1, 1996                         26,444      $       8.290
              Granted                                                 2,400             15.500
              Exercised                                              (8,512)             8.000
              Forfeited                                              (6,358)             8.000
                                                                -----------      -------------
                  Outstanding at December 31, 1996                   13,974              9.830
              Granted                                                     -                  -
              Exercised                                                (250)             8.000
              Forfeited                                              (1,210)             8.000
                                                                -----------      -------------
                  Outstanding at December 31, 1997                   12,514      $      10.040
                                                                ===========      =============

             Options granted and exercisable at December 31, 1997 are 11,094 at a weighted average price of $9.35. At December 31, 1997, the range of the exercisable price is $8.00 to $15.625 with an average remaining life of 6 years.

             The Company accounts for its stock option plan under Accounting Principle Board Opinion (APBO) No. 25, "Accounting for Stock Issued to Employees". Accordingly, no compensation expense has been recognized for the 1997 stock option plan in the financial statements. Statement of Financial Accounting Standards (SFAS) No. 123 "Accounting for Stock Based Compensation", became effective for the first time in 1996. This statement prescribes new methods for determining compensation expense under stock option plans, but allows corporations to use APBO No. 25 if they provide pro forma information computed under the new standard. Had compensation cost been computed under the methodology contained in SFAS No. 123, net income would have been reduced by approximately $2,440 and $5,580 for 1997 and 1996, respectively, with no effect on earnings per share. In future years, the pro forma effect of not applying the standard is expected to increase as additional options are granted. The weighted average fair value of the options

                        FIRST FINANCIAL BANCORP, INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         December 31, 1997 and 1996



   NOTE 10 - BENEFIT PLANS (Continued)

             granted during 1996 is estimated at $4.58 on the date of grant using the Black-Scholes option value model with the following assumptions: dividend yield of 0, a risk free interest rate of 6.5%, expected volatility of stock price of 11.90%, an assumed forfeiture rate of 0%, and an average life of five years.

        Management recognition and retention plans and trusts:

             The Company has two management recognition plans and trusts
             (RRPs) as a method of providing officers and outside directors with a proprietary interest in the Company. Such awards are to be earned by the individuals, subject to terms of the RRPs. Stock awarded under the plan will vest on a cumulative basis in equal installments at a rate of 33-1/3% per year commencing one year from the date of grant or as specified by plan trustees. The number of shares held by the RRPs totaled 19,374 shares. On October 1, 1993, 18,471 shares were granted to officers and outside directors. The cost of the awards are amortized on the straight-line basis over the vesting terms. Compensation expense under these plans amounted to $1,000 and $5,000 in 1997 and 1996, respectively.

   NOTE 11 - EARNINGS PER SHARE

   A reconciliation of the numerators and denominators for earnings per common share computations for the years ended December 31 is presented below (dollars and shares in thousands).

                                                                                             1997        1996
                                                                                             ----        ----
          BASIC EARNINGS PER SHARE
              Net income (loss) available to common stockholders                         $     124    $    (158)
                                                                                         =========    =========
              Weighted average common shares outstanding                                       403          442
                                                                                         =========    =========
                   BASIC EARNINGS PER SHARE                                                    .31         (.36)
                                                                                         =========    =========
          EARNINGS PER SHARE ASSUMING DILUTION
              Net income (loss) available to common stockholders                         $     124    $    (158)
                                                                                         =========    =========
              Weighted average common shares outstanding                                       403          442
              Add:  dilutive effect of assumed exercises:
                   Incentive stock options                                                       5            5
                                                                                         ---------    ---------
              Weighted average common and dilutive
                potential shares outstanding                                                   408          447
                                                                                         =========    =========
                   DILUTED EARNINGS PER SHARE                                                 0.30        (0.36)
                                                                                         =========    =========

                        FIRST FINANCIAL BANCORP, INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         December 31, 1997 and 1996


   NOTE 12 - REGULATORY MATTERS

   The Bank is subject to regulatory capital requirements administered by the federal regulatory agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgements by regulators about components, risk weightings, and other factors, and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the financial statements.

   The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited as is asset growth and expansion, and plans for capital restoration are required.

   At year-end, the Bank's regulators categorized the Bank as well capitalized. Actual capital levels (in millions) and minimum capital required levels were:

                                                                                                 Minimum Required
                                                                                                     to Be Well
                                                                            Minimum Required      Capitalized Under
                                                                              for Capital         Prompt Corrective
                                                             Actual         Adequacy Purposes     Action Regulations
                                                             ------         -----------------     ------------------

     December 31, 1997                                 Amount     Ratio     Amount     Ratio       Amount     Ratio
                                                       ------     -----     ------     -----       ------     -----
     Total capital (to risk-weighted assets)          $  7.7     15.4%      $  4.0     8.0%        $ 5.0       10.0%
     Tier 1 (core) capital (to risk-weighted
       assets)                                        $  7.2     14.4%      $  2.0     4.0%        $ 3.0        6.0%
     Tier 1 (core) capital (to adjusted total
       assets)                                        $  7.2     8.6%       $  2.5     3.0%        $ 4.1        5.0%
     Tier 1 capital to average assets                 $  7.2     8.1%       $  3.5     4.0%        $ 4.4        5.0%
     Tangible capital (to adjusted total
       assets)                                        $  7.2     8.6%       $  1.2     1.5%          N/A        N/A

     Federal regulations require the Bank to comply with a Qualified Thrift Lender (QTL) test which requires that 65% of assets be maintained in housing-related finance and other specified assets. If the QTL test is not met, limits are placed on growth, branching, new investments, FHLB advances, and dividends or the institution must convert to a commercial bank charter. Management considers the QTL test to have been met.

                        FIRST FINANCIAL BANCORP, INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         December 31, 1997 and 1996


   NOTE 12 - REGULATORY MATTERS (Continued)

   On October 1, 1993, the Bank converted from a federally-chartered mutual savings and loan association to a federally chartered stock savings bank subsidiary of First Financial Bancorp, Inc. (Company), a newly formed and registered savings bank holding company. The Company issued 484,338 shares of common stock at $8.00 per share. The net proceeds, after deducting conversion expenses of $401,000 were $3,473,000 and were recorded as common stock and additional paid-in capital in the consolidated statement of financial condition. The Company used $2,200,000 of the net proceeds to acquire all the common stock of the Bank.

   As part of the conversion to the stock form of ownership on October 1, 1993, the Bank established a liquidation account for the benefit of eligible depositors as of December 31, 1992, the eligibility record date, who continue to maintain deposits in the Bank after the conversion. The initial balance of the liquidation account was equal to the retained earnings of the Bank as of December 31, 1992. In the unlikely event of a complete liquidation of the Bank each eligible account holder would receive from the liquidation account, a liquidation distribution based on their proportionate share of the then total remaining qualifying deposits, prior to any distribution with respect to the Bank's capital stock.

   NOTE 13 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK,
   COMMITMENTS, AND CONTINGENCIES

   The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and previously approved unused lines of credit. Those instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the statement of financial condition.

   The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and previously approved unused lines of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for loans recorded in the statement of financial condition. Financial instruments whose contract amounts represent credit risk at December 31, 1997 are summarized as follows (in thousands):

          Commitments to originate loans; rates range from 7.250% to 9.500%        $   1,692
          Unused lines of credit                                                       5,158
          Standby letters of credit                                                      146
          Commitments to purchase loan participations                                  1,396

                        FIRST FINANCIAL BANCORP, INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         December 31, 1997 and 1996


   NOTE 13 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK,
   COMMITMENTS, AND CONTINGENCIES (Continued)

   At December 31, 1997, the Company serviced mortgage loans with unpaid principal balances of $1,234,000 which were sold under agreements for which the buyers have recourse options. The Company does not anticipate any significant losses as a result of these agreements.

   NOTE 14 - FAIR VALUES OF FINANCIAL INSTRUMENTS

   Corporations are required to disclose fair value information about their financial instruments. SFAS No. 107 defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. The methods and assumptions used to determine fair values for each class of financial instruments are presented below:

   The estimated fair value for cash and cash equivalents, interest-bearing deposits with financial institutions, Federal Home Loan Bank stock, accrued interest receivable, mortgage servicing rights, NOW, money market and savings deposits, short-term borrowings, and accrued interest payable are considered to approximate their carrying values. The estimated fair value for securities available-for-sale and securities held-to-maturity are based on quoted market values for the individual securities or for equivalent securities. The estimated fair value for portfolio loans is based on estimates of the rate the Company would charge for similar loans at December 31, 1997 applied for the time period until the estimated payment. The estimated fair value of loans held for sale is based on the prevailing secondary market prices for similar loans at December 31, 1997. The estimated fair value of certificates of deposit is based on estimates of the rate the Company would pay on such deposits at December 31, 1997 applied for the time period until maturity. The estimated fair value of Federal Home Loan Bank advances is based on the estimate of the rate the Company would pay for such advances at December 31, 1997 for a time period until maturity. Loan commitments are not included in the table below as their estimated fair value is immaterial.

                        FIRST FINANCIAL BANCORP, INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         December 31, 1997 and 1996


   NOTE 14 - FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

                                                                                                    Estimated
              (Dollars in thousands)                                                   Carrying         Fair
                                                                                         Value          Value
                                                                                         -----          -----
               Financial instruments in assets
                    Cash on hand and in banks                                         $  4,759        $  4,759
                    Securities available-for-sale                                       14,507          14,507
                    Mortgage-backed securities available-for-sale                        1,625           1,625
                    First mortgage loans held for sale                                   2,352           2,366
                    Mortgage-backed securities                                             864             835
                    Certificates of deposit                                              2,099           2,101
                    Loans receivable, net                                               52,120          53,192
                    Federal Home Loan Bank stock                                           910             910
                    Mortgage servicing rights                                              212             212
                    Accrued interest receivable                                            526             526

              Financial instrument liabilities
                    DDA, NOW, money market, and passbook savings                        24,722          24,722
                    Certificates of deposit                                             42,828          43,312
                    FHLB advances                                                        6,700           6,699
                    Accrued interest payable                                               144             144

     Other assets and liabilities of the Company that are not defined as financial instruments such as property and equipment, are not included in the above disclosures. Also not included are nonfinancial instruments typically not recognized in financial statements such as loan servicing rights (originated prior to January 1, 1995), customer goodwill, and similar items.

   While the above estimates are based on management's judgement of the most appropriate factors, there is no assurance that were the Company to have disposed of these items on December 31, 1997, the fair values would have been achieved, because the market value may differ depending on the circumstances. The estimated fair values at December 31, 1997 should not necessarily be considered to apply at subsequent dates.

                        FIRST FINANCIAL BANCORP, INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         December 31, 1997 and 1996


   NOTE 15 - FIRST FINANCIAL BANCORP, INC. (PARENT COMPANY)

   Presented below are the parent company's condensed balance sheet, condensed statements of income, and condensed statements of cash flows:

                               CONDENSED BALANCE SHEET
                                                              December 31, 1997
                                                               (In thousands)

     ASSETS
     Cash and cash equivalents                                     $       232
     Securities available-for-sale                                         191
     Loans receivable for ESOP                                              61
     Investment in subsidiary                                            7,189
     Other assets                                                           21
                                                                   -----------
          Total assets                                             $     7,694
                                                                   ===========
     LIABILITIES AND STOCKHOLDERS' EQUITY
     Liabilities
         Other liabilities                                         $        63
                                                                   -----------
         Stockholders' equity
          Common stock                                                      51
          Additional paid-in capital                                     3,864
          Retained earnings                                              5,199
          Treasury stock                                                (1,505)
          Other                                                             22
                                                                   -----------
              Total stockholders' equity                                 7,631
                                                                   -----------
                   Total liabilities and stockholders' equity      $     7,694
                                                                   ===========

                        FIRST FINANCIAL BANCORP, INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         December 31, 1997 and 1996


   NOTE 15 - FIRST FINANCIAL BANCORP, INC. (PARENT COMPANY) (Continued)

                       CONDENSED STATEMENTS OF INCOME
                  Years ended December 31, 1997 and 1996
                              (In thousands)

                                                                                                1997         1996
                                                                                                ----         ----
     Income
          Interest income                                                                    $      12    $      12
          Gains on sales of securities                                                              69            -
                                                                                             ---------    ---------
              Total income                                                                          81           12

     Expense
          Professional fees                                                                         25           14
          Other                                                                                     33           31
                                                                                             ---------    ---------
              Total expense                                                                         58           45
                                                                                             ---------    ---------


     INCOME (LOSS) BEFORE INCOME TAX PROVISION (BENEFIT) AND EQUITY
       IN UNDISTRIBUTED NET INCOME (LOSS) OF SUBSIDIARY                                             23          (33)
     Income taxes (benefit)                                                                          8          (11)
                                                                                             ---------    ---------


     INCOME (LOSS) BEFORE EQUITY IN UNDISTRIBUTED NET
       INCOME (LOSS) OF SUBSIDIARY                                                                  15          (22)

     Equity in undistributed net income (loss) of subsidiary                                       109         (136)
                                                                                             ---------    ---------


     NET INCOME (LOSS)                                                                       $     124    $    (158)
                                                                                             =========    =========

                        FIRST FINANCIAL BANCORP, INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         December 31, 1997 and 1996


   NOTE 15 - FIRST FINANCIAL BANCORP, INC. (PARENT COMPANY) (Continued)

                     CONDENSED STATEMENTS OF CASH FLOWS
                   Years ended December 31, 1997 and 1996
                              (In thousands)

                                                                                             1997            1996
                                                                                             ----            ----
     CASH FLOWS FROM OPERATING ACTIVITIES
        Net income (loss)                                                                $     124        $    (158)
        Adjustments to reconcile net income (loss) to net
          cash provided by (used in) operating activities
        Equity in undistributed net income (loss) of subsidiary                               (109)             136
        Gain on sales of securities available-for-sale                                         (69)               -
        Decrease (increase) in other assets                                                     (7)             (13)
        Increase in other liabilities                                                           44                -
                                                                                         ---------        ---------
        Net cash used in operating activities                                                  (17)             (35)

     CASH FLOWS FROM INVESTING ACTIVITIES
        Purchases of securities available-for-sale                                               -             (106)
        Proceeds from sales of securities available for sale                                   166                -
        Principal collected on loan for ESOP                                                    54               54
                                                                                         ---------        ---------
              Net cash provided by (used in) investing activities                              220              (52)

     CASH FLOW FROM FINANCING ACTIVITIES
        Proceeds from sale of common stock                                                       7               68
        Purchase of treasury stock                                                            (155)            (890)
                                                                                         ---------        ---------
        Net cash used in financing activities                                                 (148)            (822)
                                                                                         ---------        ---------

     Increase (decrease) in cash and cash equivalents                                           55             (909)

     Cash and equivalents at beginning of year                                                 177            1,086
                                                                                         ---------        ---------

     CASH AND EQUIVALENTS AT END OF YEAR                                                 $     232        $     177
                                                                                         =========        =========

                                                               APPENDIX A
















                             AGREEMENT OF MERGER


                                BY AND AMONG

            BLACKHAWK BANCORP, INC., BLACKHAWK ACQUISITION CORP.


                                     AND

                        FIRST FINANCIAL BANCORP, INC.


                           Dated as of May 7, 1998

                              TABLE OF CONTENTS

   AGREEMENT OF MERGER . . . . . . . . . . . . . . . . . . . . . . .  A-6

   ARTICLE I THE MERGER  . . . . . . . . . . . . . . . . . . . . . .  A-6
        1.1  THE MERGER  . . . . . . . . . . . . . . . . . . . . . .  A-6
        1.2  EXCHANGE AGENT  . . . . . . . . . . . . . . . . . . . .  A-8
        1.3  FUNDING OF EXCHANGE AGENT . . . . . . . . . . . . . . .  A-8
        1.4  CLOSING; EFFECTIVE TIME . . . . . . . . . . . . . . . .  A-8
        1.5  STOCK OPTIONS . . . . . . . . . . . . . . . . . . . . .  A-9

   ARTICLE  II  STATEMENTS  OF   ESSENTIAL  FACTS  CONCERNING  FIRST
        FINANCIAL  . . . . . . . . . . . . . . . . . . . . . . . . .  A-9
        2.1  ORGANIZATION, GOOD STANDING AND AUTHORITY . . . . . . .  A-9
        2.2  ORGANIZATIONAL DOCUMENTS; MINUTES AND STOCK RECORDS . . A-10
        2.3  CAPITALIZATION OF FIRST FINANCIAL . . . . . . . . . . . A-10
        2.4  FINANCIAL STATEMENTS AND OTHER REPORTS  . . . . . . . . A-10
        2.5  SEC DOCUMENTS . . . . . . . . . . . . . . . . . . . . . A-11
        2.6  UNDISCLOSED LIABILITIES . . . . . . . . . . . . . . . . A-12
        2.7  LOAN PORTFOLIO AND DELINQUENT LOANS . . . . . . . . . . A-12
        2.8  NO ADVERSE CHANGES  . . . . . . . . . . . . . . . . . . A-13
        2.9  CONDUCT OF BUSINESS IN NORMAL COURSE  . . . . . . . . . A-13
        2.10 PROPERTIES AND ASSET  . . . . . . . . . . . . . . . . . A-13
        2.11 INSURANCE . . . . . . . . . . . . . . . . . . . . . . . A-14
        2.12 LITIGATION AND COMPLIANCE WITH LAWS . . . . . . . . . . A-14
        2.13 CONFLICT OF INTEREST TRANSACTIONS . . . . . . . . . . . A-14
        2.14 SIGNIFICANT CONTRACTS . . . . . . . . . . . . . . . . . A-15
        2.15 NO DEFAULTS . . . . . . . . . . . . . . . . . . . . . . A-16
        2.16 ADDITIONAL SCHEDULES  . . . . . . . . . . . . . . . . . A-16
        2.17 TAXES . . . . . . . . . . . . . . . . . . . . . . . . . A-16
        2.18 EMPLOYEE COMPENSATION AND BENEFIT PLANS . . . . . . . . A-16
        2.19 AUTHORIZATION OF TRANSACTIONS . . . . . . . . . . . . . A-17
        2.20 ENVIRONMENTAL SUITS AND PROCEEDINGS . . . . . . . . . . A-18
        2.21 CONTAMINATED PROPERTIES . . . . . . . . . . . . . . . . A-18
        2.22 CHANGE IN BUSINESS RELATIONSHIPS  . . . . . . . . . . . A-18
        2.23 BROKER'S AND FINDER'S FEES  . . . . . . . . . . . . . . A-18
        2.24 YEAR 2000 COMPLIANCE  . . . . . . . . . . . . . . . . . A-18

   ARTICLE III  STATEMENTS OF ESSENTIAL  FACTS CONCERNING  BLACKHAWK
        AND
        ACQUISITION CORP.  . . . . . . . . . . . . . . . . . . . . . A-19
        3.1  CORPORATE EXISTENCE . . . . . . . . . . . . . . . . . . A-19
        3.2  FINANCIAL STATEMENTS  . . . . . . . . . . . . . . . . . A-19
        3.3  AUTHORIZATION OF TRANSACTIONS . . . . . . . . . . . . . A-19
        3.4  FINANCIAL RESOURCES . . . . . . . . . . . . . . . . . . A-20

   ARTICLE IV ADDITIONAL AGREEMENTS  . . . . . . . . . . . . . . . . A-20
        4.1  CONDUCT OF BUSINESS OF FIRST FINANCIAL  . . . . . . . . A-20
        4.2  CONDUCT OF BUSINESS OF BLACKHAWK  . . . . . . . . . . . A-22
        4.3  ACCESS TO INFORMATION AND ATTENDANCE AT BOARD MEETINGS  A-22
        4.4  FIRST FINANCIAL STOCKHOLDERS' MEETING . . . . . . . . . A-23
        4.5  FIRST FINANCIAL PROXY MATERIALS . . . . . . . . . . . . A-23

        4.6  REASONABLE EFFORTS  . . . . . . . . . . . . . . . . . . A-24
        4.7  REGULATORY APPROVALS  . . . . . . . . . . . . . . . . . A-24
        4.8  BUSINESS RELATIONS AND PUBLICITY  . . . . . . . . . . . A-24
        4.9  LOAN REVIEW . . . . . . . . . . . . . . . . . . . . . . A-24
        4.10 NO CONDUCT INCONSISTENT WITH THIS AGREEMENT . . . . . . A-24
        4.11 BOARD OF DIRECTORS' NOTICES, MINUTES, ETC.  . . . . . . A-26
        4.12 CONFIDENTIAL INFORMATION  . . . . . . . . . . . . . . . A-26
        4.13 MAINTENANCE OF CAPITAL LEVELS . . . . . . . . . . . . . A-26
        4.14 NO CONTROL OF FIRST FINANCIAL BY BLACKHAWK  . . . . . . A-26
        4.15 EMPLOYEES . . . . . . . . . . . . . . . . . . . . . . . A-27
        4.16 INDEMNIFICATION AND DIRECTORS'  AND OFFICERS' LIABILITY
             INSURANCE . . . . . . . . . . . . . . . . . . . . . . . A-27
        4.17 BOARD OF DIRECTORS OF FIRST FINANCIAL AND THE BANK  . . A-27
        4.18 EMPLOYEE BENEFIT PLANS  . . . . . . . . . . . . . . . . A-27
        4.19 FIRST FINANCIAL EMPLOYMENT,  SEVERANCE AND SUPPLEMENTAL
             AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . A-29
        4.20 LEASE AGREEMENT FOR ROCKFORD BRANCH . . . . . . . . . . A-30
        4.21 SUBSIDIARY BANK MERGER  . . . . . . . . . . . . . . . . A-30
        4.22 STOCKHOLDER VOTING AGREEMENTS . . . . . . . . . . . . . A-30
        4.23 ENVIRONMENTAL AUDITS/REMEDIATION  . . . . . . . . . . . A-31

   ARTICLE V CONDITIONS PRECEDENT  . . . . . . . . . . . . . . . . . A-32
        5.1. CONDITIONS PRECEDENT TO OBLIGATIONS OF BLACKHAWK  . . . A-32
        5.2  CONDITIONS PRECEDENT TO OBLIGATIONS OF FIRST FINANCIAL  A-35

   ARTICLE VI GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . A-37
        6.1  NON-SURVIVAL OF STATEMENTS OF ESSENTIAL FACTS AND
             COVENANTS . . . . . . . . . . . . . . . . . . . . . . . A-37
        6.2  FURTHER ASSURANCES  . . . . . . . . . . . . . . . . . . A-37
        6.3  EXPENSES  . . . . . . . . . . . . . . . . . . . . . . . A-38
        6.4  SUCCESSORS AND ASSIGNS  . . . . . . . . . . . . . . . . A-39
        6.5  TERMINATION . . . . . . . . . . . . . . . . . . . . . . A-39
        6.6  NOTICES . . . . . . . . . . . . . . . . . . . . . . . . A-40
        6.7  GOVERNING LAW . . . . . . . . . . . . . . . . . . . . . A-41
        6.8  COUNTERPARTS  . . . . . . . . . . . . . . . . . . . . . A-41
        6.9  HEADINGS  . . . . . . . . . . . . . . . . . . . . . . . A-41
        6.10 ENTIRE AGREEMENT; AMENDMENT . . . . . . . . . . . . . . A-41

   EXHIBITS

   Exhibit A     Form of Stock Option Cancellation Agreement
   Exhibit B     Form of Stockholder Voting Agreement

   FIRST FINANCIAL DISCLOSURE SCHEDULES

   Schedule 2.1      Bank Ownership of Voting Stock, etc.
   Schedule 2.3      List of Option Holders
   Schedule 2.6      Undisclosed Liabilities
   Schedule 2.7(b)   Delinquent Loans
   Schedule 2.10     Real Property and Leaseholds
   Schedule 2.12     Litigation and Compliance with Laws
   Schedule 2.13     Conflict of Interest Transactions
   Schedule 2.14     Significant Contracts
   Schedule 2.16(a)  Real Estate
   Schedule 2.16(b)  Securities
   Schedule 2.18     Post-Retirement Welfare Benefits
   Schedule 2.21     Contaminated Properties
   Schedule 2.24     Year 2000 Documents
   Schedule 4.1(o)   Definition of Miller & Schroeder Loans

                             AGREEMENT OF MERGER

        This Agreement of Merger (this "AGREEMENT") is made and entered into as of the 7th day of May, 1998, by and among BLACKHAWK BANCORP, INC., a Wisconsin corporation ("Blackhawk"), BLACKHAWK ACQUISITION CORP., a Delaware corporation and wholly-owned subsidiary of Blackhawk ("Acquisition"), and FIRST FINANCIAL BANCORP, INC., a Delaware corporation ("First Financial").

             WHEREAS, the respective Boards of Directors of the parties hereto deem it advisable and in the best interests of the parties hereto and their respective stockholders to consummate the Merger (as defined in SECTION 1.1) between Acquisition and First Financial, upon the terms and subject to the conditions of this Agreement;

             WHEREAS, concurrently with or as soon as practicable after the Merger, Blackhawk and First Financial shall cause First Financial's wholly-owned depository institution subsidiary, First Federal Savings Bank (the "Bank"), to be merged with Blackhawk's wholly-owned depository institution subsidiary, Blackhawk State Bank ("BSB") (the "Bank Merger"), such that BSB is the resulting wholly-owned depository institution subsidiary of Blackhawk (hereinafter sometimes called the "Surviving Bank") in the Bank Merger;

             WHEREAS, subsequent to the Merger and the Bank Merger, Blackhawk intends to merge First Financial with and into Blackhawk with Blackhawk surviving such merger and after such merger and the Bank Merger, BSB shall continue to be a wholly-owned subsidiary of Blackhawk; and

             WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the Merger;

             NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions herein contained, the parties hereto covenant and agree as follows:

                                  ARTICLE I

                                 THE MERGER

        1.1 THE MERGER. Subject to the terms and conditions of this Agreement and in accordance with the Delaware General Corporation Law ("DGCL"), at the Effective Time (as defined in SECTION 1.4 hereof), Acquisition Corp. shall be merged with and into First Financial (the "MERGER"). The separate corporate existence of Acquisition Corp. shall cease, and First Financial shall be the surviving corporation (the "SURVIVING CORPORATION") in the Merger, shall be considered the same business and corporate entity as each merging corporation, and shall have the other properties, liabilities and attributes as provided by the DGCL. Pursuant to the Merger:

             (a) the Certificate of Incorporation of First Financial, as in effect immediately prior to the Effective Time, shall be, from and after the Effective Time, the Certificate of Incorporation of the Surviving Corporation;

             (b) the Bylaws of Acquisition Corp., as in effect immediately prior to the Effective Time, shall be, from and after the Effective Time, the Bylaws of the Surviving Corporation;

             (c) the directors of Acquisition Corp. immediately prior to the Effective Time shall be, from and after the Effective Time, the directors of the Surviving Corporation to serve until his or her death, resignation or removal or until his or her successor is duly elected and qualified;

             (d) the officers of Acquisition Corp. immediately prior to the Effective Time shall be, from and after the Effective Time, the officers of the Surviving Corporation to serve until his or her death, resignation or removal or until his or her successor is duly elected and qualified;

             (e) the 1,500 shares of common stock, without par value per share, of Acquisition Corp., issued and outstanding immediately prior to the Effective Time, shall be converted, without any action by the holder thereof, into 100 shares of common stock, $0.10 par value per share, of the Surviving Corporation; and

             (f) each share of common stock, $.10 par value per share, of First Financial ("First Financial Share"), issued and outstanding immediately prior to the Effective Time, other than First Financial Shares (i) the holders of which have validly demanded appraisal of such shares pursuant to Section 262 of the DGCL ("Section 262") and have not voted such shares in favor of the Merger ("Dissenting Shares"), (ii) owned by First Financial as treasury shares, if any,
   (iii) owned by the Recognition and Retention Plans (as defined in SECTION 4.18(d)) and not allocated to participants thereunder, or (iv) owned by Blackhawk, shall be converted by virtue of the Merger, automatically and without action by the holder thereof, into the right to receive $30.00, less the amount, if any, by which the Closing Equity (as defined below) is less than $7,560,000, divided by the total number of First Financial Shares outstanding plus any Options to purchase First Financial Shares, as defined in SECTION 1.5 hereof, outstanding as of the Effective Time (the "Merger Price"); provided, however, that in no event shall the Merger Price be less than $29.00 per share. CLOSING EQUITY is defined as the stockholders' equity of First Financial as of the Closing Date determined in accordance with generally accepted accounting principles, consistently applied, but
   (i) shall exclude the SFAS 115 adjustment at the Closing Date; (ii) shall be reduced by any nonrecurring or extraordinary net gains

   (including all cumulative securities gains) in excess of $5,000 since December 31, 1997; and (iii) shall be reduced by all legal, accounting and investment banking fees relating to the Merger, including any contingent fee payments, not previously expensed or accrued for as of the Closing Date.

             The Merger Price shall be payable by Blackhawk, in cash, without any interest thereon from the Effective Time until the time of payment, at the Effective Time or such date thereafter as certificates shall be surrendered in accordance with SECTION 1.2 of this Agreement.

             (g) The Dissenting Shares shall not be converted into the right to receive the Merger Price at or after the Effective Time unless and until the holder of such shares withdraws the demand for appraisal of their shares or otherwise becomes ineligible to pursue appraisal rights under the DGCL. If converted into the right to receive the Merger Price or other amount of consideration in settlement of an appraisal demand or by order of a court of competent jurisdiction, the Dissenting Shares shall be canceled and shall cease to exist.

             (h) At the Effective Time, all First Financial Shares referred to in SECTION 1.1(f) (ii), (iii) and (iv) shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

        1.2 EXCHANGE AGENT. Prior to the Closing (as defined in SECTION 1.4), Blackhawk shall designate an exchange agent reasonably satisfactory to First Financial to deliver to the stockholders of First Financial the cash to which they are entitled pursuant to the Merger. With the approval of First Financial, not to be unreasonably withheld, Blackhawk and the exchange agent shall prepare and communicate to the stockholders of First Financial instructions and procedures for the stockholders to tender certificates evidencing First Financial Shares to the exchange agent in exchange for the Merger Price.

        1.3 FUNDING OF EXCHANGE AGENT. Blackhawk shall irrevocably deposit with the Exchange Agent at the Effective Time, by wire, or other acceptable means approved by First Financial, the total amount of funds required to be paid at the Effective Time pursuant to SECTION
   1.1 hereof for exchanges in accordance with this Agreement.

        1.4 CLOSING; EFFECTIVE TIME. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place on such date and at such time and place as the parties may mutually agree, which shall be no later than the last business day of the calendar month in which all of the conditions precedent to the Merger set forth in Article V have occurred if such conditions shall have occurred not later than the 15th day of such month; provided, however, that if such conditions shall have occurred later than the 15th day of such month, then the Closing shall take place no later than the 15th day of the next following month, unless such date is extended by mutual agreement of the parties (hereinafter referred to sometimes as the "Closing Date"). The parties hereto agree to file on the Closing Date a Certificate of Merger, as contemplated by Section 251(c) of the DGCL. The Merger shall be effective upon the close of business on the day when the Certificate of Merger has been accepted for filing by the Delaware Secretary of State (the "Effective Time") unless the parties otherwise subsequently agree.

        1.5 STOCK OPTIONS. Each holder of an option to acquire First Financial Shares ("Option") awarded under the First Financial Bancorp, Inc. 1993 Incentive Stock Option Plan or the First Financial Bancorp, Inc. 1993 Stock Option Plan for Outside Directors (the "First Financial Option Plans"), which is outstanding at the Effective Time shall receive from Blackhawk, as of the Effective Time, whether or not the Option is then exercisable under the terms of the First Financial Option Plans, a lump sum cash payment in an amount equal to the product of (i) the number of First Financial Shares subject to such Option at the Effective Time, and (ii) the amount, if any, by which the Merger Price exceeds the exercise price per share of such Option, net of any cash that must be withheld under federal and state income and employment tax requirements. Such cash payments shall be in consideration of, and shall result in, the settlement and cancellation of all such Options. As a condition to the receipt of a lump sum cash payment in cancellation of all such Options, each option holder shall execute a stock option cancellation agreement in substantially the form attached hereto as EXHIBIT A.



                                 ARTICLE II

          STATEMENTS OF ESSENTIAL FACTS CONCERNING FIRST FINANCIAL

        This Agreement is entered into by Blackhawk upon the understanding, and First Financial represents and warrants, that the following Statements of Essential Facts, being the only representations or warranties made to Blackhawk by or on behalf of First Financial in connection with the transactions contemplated by this Agreement, are true and correct on the date of this Agreement:

        2.1 ORGANIZATION, GOOD STANDING AND AUTHORITY. First Financial is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own its property and assets and to carry on its business as it is now being conducted. First Financial is registered as a savings and loan holding company under the Home Owners' Loan Act ("HOLA"). The Bank is a federal savings association chartered under the laws of the United States of America and all of its issued and outstanding shares of common stock are owned of record and beneficially by First Financial. The Bank is duly organized, validly existing and in good standing under the laws of the United States of America and has the corporate power and authority to own its property and assets and to carry on its business as it is now being conducted. The Bank is a member in good standing of the Federal Home Loan Bank System. The deposits of the Bank are insured up to applicable limits by the Federal Deposit Insurance Corporation (the "FDIC") through the Savings Association Insurance Fund. The Bank does not own or control any voting stock or equity securities of any other entity, except as set forth in SCHEDULE 2.1.

        2.2 ORGANIZATIONAL DOCUMENTS; MINUTES AND STOCK RECORDS. First Financial has furnished Blackhawk a copy of its Certificate of Incorporation and bylaws and the charter and bylaws of the Bank, in each case as amended to the date hereof, and such other documents relating to the authority of First Financial and the Bank to conduct their business as Blackhawk has requested. All such documents are complete and correct copies of the original documents. The stock register of First Financial and minute books of First Financial and the Bank are complete and correct in all material respects and accurately reflect all meetings, consents and other actions of the organizers, incorporators, shareholders and stockholders (as the case may be), Board of Directors and committees of the Board of Directors of First Financial and the Bank and all transactions in the capital stock of First Financial and the Bank, occurring since First Financial's initial organization.

        2.3 CAPITALIZATION OF FIRST FINANCIAL. The authorized capital stock of First Financial consists of 1,500,000 shares of common stock, $.10 par value per share, of which 415,452 shares are issued and outstanding and 250,000 shares of preferred stock, $.01 par value per share, of which no shares are issued and outstanding. 21,082 shares of common stock are reserved for issuance upon the exercise of options issued under the First Financial Option Plans of which 11,461 are subject to options presently outstanding. Set forth on SCHEDULE 2.3 is a list of the option holders and the exercise price for each Option. The issued and outstanding shares of First Financial have been duly and validly authorized and issued and are fully paid and nonassessable. Except for the aforesaid options to purchase shares of First Financial Common Stock (which shall be canceled pursuant to SECTION 1.5 hereof), and except for the rights of Blackhawk under this Agreement there are or will be at the Closing no options, agreements, contracts or other rights in existence to purchase or acquire from First Financial any shares of capital stock of First Financial, whether now or hereafter authorized or issued. There are 3,043 First Financial Shares owned by the Recognition and Retention Plans (as defined in SECTION 4.18(d)) and not allocated to participants thereunder.

        2.4 FINANCIAL STATEMENTS AND OTHER REPORTS. First Financial has furnished Blackhawk true and complete copies of the following financial statements and reports of First Financial and the Bank:

             (a) Consolidated Statements of Financial Condition, Statements of Income, Statements of Cash Flows and Statements of Stockholders' Equity of First Financial at and for the years ended December 31, 1997, 1996 and 1995 (collectively, the "First Financial Financial Statements");

             (b) Thrift Financial Reports filed by the Bank with the Office of Thrift Supervision (the "OTS") for the fiscal years ended December 31, 1997 and 1996;

             (c) Unaudited Consolidated Statement of Financial Condition and Statement of Operations of First Financial for and at the two month period ended February 28, 1998.

             The First Financial Statements described in clause (a) above are audited and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis, and, together with the notes thereto, present fairly in all material respects the financial position of First Financial at the dates shown and the results of operations for the years then ended.

             The information contained in the reports described in clauses (b) and (c) above do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading.

        2.5 SEC DOCUMENTS. First Financial has made available to Blackhawk a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by First Financial with the Securities and Exchange Commission (the "SEC") (other than reports filed pursuant to SECTION 13(d) or 13(g) of the Securities Exchange Act of 1934 (the "Exchange Act")) since December 31, 1992 (as such documents have since the time of their filing been amended, the "First Financial SEC Documents"), which are all the documents (other than preliminary material and reports required pursuant to SECTION 13(d) or 13(g) of the Exchange Act) that First Financial was required to file with the SEC since such date. As of their respective dates of filing with the SEC, the First Financial SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such First Financial SEC Documents, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of First Financial included in the First Financial SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-QSB of the SEC) and fairly present in all material respects the consolidated financial position of First Financial as of the dates thereof and the consolidated results of operations, changes in stockholders' equity and cash flows for the years then ended. All material agreements, contracts and other documents required to be filed as exhibits to any of the First Financial SEC Documents have been so filed.

        2.6 UNDISCLOSED LIABILITIES. As of the date hereof, except for those liabilities that are fully reflected or reserved against in the First Financial Financial Statements, liabilities disclosed in
   SCHEDULE 2.6 and liabilities incurred in the ordinary course of business since December 31, 1997, neither First Financial nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with similar liabilities, has had, or could reasonably be expected to have, a Material Adverse Effect on First Financial. As used in this Agreement, the term "Material Adverse Effect," means, with respect to First Financial or Blackhawk, as the case may be, a material effect
   (i) on the business, assets, properties, results of operations, financial condition, or (insofar as they can reasonably be foreseen) prospects of such party and its Subsidiaries, taken as a whole, or
   (ii) on the consummation of the Merger. The word "Subsidiary" or "Subsidiaries" when used in this Agreement with respect to any party means any bank, corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

        2.7  LOAN PORTFOLIO AND DELINQUENT LOANS.

             (a) The loans contained in the loan portfolio of the Bank are evidenced by promissory notes or other evidences of indebtedness, which, with all ancillary security documents, constitute valid and binding obligations of the Bank and, to the best of First Financial's knowledge, each of the other parties thereto, enforceable in accordance with their terms except as limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights and remedies generally and by applicable laws or principles of equity that may affect the availability of equitable remedies. No party liable to the Bank with respect to such loans has notified the Bank regarding any defense, set-off or counterclaim and to the best of First Financial's knowledge none of such loans is subject to any defense, set-off or counterclaim, and all such loans which are secured, as evidenced by the ancillary security documents, are so secured by valid and enforceable liens.

             (b) Except as set forth in SCHEDULE 2.7(b), neither First Financial nor any First Financial Subsidiary is a party to any written or oral loan agreement, note or borrowing arrangement the unpaid principal balance of which exceeds $25,000 and as to which the obligator is more than 90 days delinquent in payment of principal and interest or on which First Financial or any First Financial Subsidiary has stopped accruing interest.

             (c) The Bank's allowance for loan losses as of the date hereof has been calculated in accordance with prudent and customary banking practices and is adequate to reflect the risk inherent in the Bank's loan portfolio.

        2.8 NO ADVERSE CHANGES. Other than as specifically disclosed in this Agreement, the First Financial Financial Statements, the schedules or exhibits provided for herein, or any other writing delivered to Blackhawk, since December 31, 1997, there has not occurred any material adverse change or any condition, event, circumstance, fact or occurrence (other than changes resulting from or attributable to changes in laws, regulations and generally accepted accounting principles or interpretations) that may reasonably be expected to result in a Material Adverse Effect on First Financial.

        2.9 CONDUCT OF BUSINESS IN NORMAL COURSE. The business of First Financial has, since December 31, 1997, been conducted only in the ordinary and usual course consistent with past practice.

        2.10 PROPERTIES AND ASSETS. The assets reflected in the most recent of the First Financial Financial Statements or identified in this Agreement or the schedules or exhibits provided for herein include substantially all of the assets owned by First Financial, except for those subsequently disposed of for fair value or otherwise abandoned or disposed of as worthless in the ordinary course of business. First Financial has a valid right to use or a valid leasehold interest in, all real property used by it in the conduct of its business as it is now being conducted, subject to no mortgage, pledge, lien, option, conditional sale agreement, encumbrance, security interest, title exceptions or restrictions or claim or charge of any kind except for (i) liens for taxes not yet due and payable,
   (ii) rights of other parties under leases or other arrangements by which First Financial uses such real property, and (iii) minor imperfections of title none of which is substantial in amount, materially detracts from the value or impairs First Financial's present use of the property. To the best of First Financial's knowledge, all material certificates, licenses, and permits required for the lawful use and occupancy of such real property by First Financial, have been obtained and are in full force and effect. All material tangible personal property owned by First Financial, or used by it in its business and necessary for the operation of its business, is in good working condition, normal wear and tear excepted. A legal description of all real property currently owned or leased by First Financial and its Subsidiaries, including properties held by its Subsidiaries as a result of foreclosure or repossession or carried on First Financial's books as "real estate owned", has been provided as
   SCHEDULE 2.10 of the First Financial Disclosure Schedules.

        2.11 INSURANCE. First Financial has furnished Blackhawk with a Schedule of Insurance that sets forth a complete and correct list of all policies of insurance in which First Financial is named as an insured party, which otherwise relate to or cover any assets, properties, premises, operations and personnel of First Financial or which is owned or carried by First Financial. First Financial has in full force and effect the policies of insurance set forth in such Schedule. There has been no notice given by any party of interest in or to any such policies claiming any breach or violation of any provisions thereof, disclaiming or denying any coverage thereof, or canceling or threatening cancellation of any such insurance contracts. First Financial's policies of insurance comply with the requirements of any contracts binding on First Financial or its Subsidiaries relating to its assets or properties. First Financial believes that such insurance is reasonably sufficient to protect it from risks associated with the operation of its business.

        2.12 LITIGATION AND COMPLIANCE WITH LAWS. First Financial and the Bank, and, to the best of First Financial's knowledge, the Bank's institution-affiliated parties (as defined in 12 U.S.C. Section 1813(u)), are each in substantial compliance with all material applicable federal, state, county and municipal laws and regulations
   (a) that regulate or are concerned in any way with the business of banking or acting as a fiduciary, including those laws and regulations relating to the investment of funds, the taking of deposits, the extension of credit, the collection of interest, and the location and operation of banking facilities or (b) that otherwise relate to or affect the business or assets of the Bank or the assets owned, used or occupied by it. Except as disclosed in SCHEDULE 2.12, (i) there are no claims, actions, suits, orders or proceedings pending, or, to the knowledge of First Financial, threatened against First Financial or the Bank, or, to the knowledge of First Financial, the Bank's institution-affiliated parties (in their capacities as such), at law or in equity, or before any federal, state, municipal or other governmental authority, or before any arbitrator or arbitration panel, whether by contract or otherwise, and (ii) there is no decree, judgment, order or supervisory agreement in existence against or restraining First Financial or the Bank, or any of the Bank's institution-affiliated parties from taking any actions of any kind in connection with the business of First Financial or the Bank, as the case may be. First Financial has not received from any regulatory authority any notice of, nor to the knowledge of First Financial does there exist any threat of, enforcement actions.

        2.13 CONFLICT OF INTEREST TRANSACTIONS.  Except as reflected in
   SCHEDULE 2.13, no executive officer or director of First Financial, or holder of 10% or more of the common stock of First Financial, or any member of the immediate family of any such person has, since December 31, 1997, been involved in any transaction with First Financial (excluding transactions in deposit accounts) that involves an amount in excess of $15,000 or has been involved in any other material transaction with First Financial or has had loans or any commitment to loan outstanding from the Bank involving in excess of $15,000.

        2.14 SIGNIFICANT CONTRACTS. SCHEDULE 2.14 sets forth a Schedule of Significant Contracts, and completely and accurately lists the following contracts, commitments or arrangements (whether written or oral) under which First Financial is obligated on the date hereof:

             (a) All consulting arrangements, and contracts for professional and other services, including those under which First Financial performs services for others, that are not terminable by First Financial without damages or penalty with thirty (30) days notice;

             (b) All leases of real estate or personal property, exclusive of leases of personal property whereunder total annual rentals are, in each instance, less than $5,000;

             (c) All contracts, commitments and agreements for the purchase, acquisition, development, sale or disposition of real or personal property, exclusive of conditional sales contracts and security agreements for the acquisition of personal property whereunder total future payments are, in each instance, less than $5,000;

             (d) All employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA")) under which First Financial or the Bank has or may have any obligation ("First Financial ERISA Plans"), and all employment contracts, supplemental executive agreements, severance agreements and all other employee compensation arrangements and all other bonus, deferred compensation, pension, retirement, salary continuation agreements, profit sharing, stock option, stock purchase, stock appreciation and other employee benefit plans, formal or informal, under which First Financial or the Bank has or may have any obligation ("First Financial non-ERISA Plans") and, together with the First Financial ERISA Plans, the "First Financial Benefit Plans");

             (e) All outstanding loans, loan commitments, letters of credit or other financial accommodations, including modification or amendments thereof, extended by the Bank for the benefit of others wherein the total loan and/or commitment of the Bank exceeds $200,000;

             (f)  All union and other labor contracts;

             (g) All agreements, contracts, mortgages, loans, deeds of trust, leases, commitments, indentures, notes, instruments and other arrangements, which are with officers or directors of First Financial, any affiliates of First Financial within the meaning of Section 23A of the Federal Reserve Act, or any record or beneficial owner of 10% or more of the common stock of First Financial, excepting any ordinary and customary banking relationships that comply with applicable banking regulations; and

             (h) Each other material contract to which First Financial is a party or under which it is obligated made other than in the usual or ordinary course of business and which is not terminable by First Financial without damages or penalty with thirty (30) days notice.

        2.15 NO DEFAULTS. To the best of its knowledge, First Financial has fulfilled and taken all action reasonably necessary to date to enable it to fulfill when due, all material obligations under all contracts, commitments and arrangements to which it is a party, and there are no material defaults and no events have occurred that, with the lapse of time or election of any other party, will become material defaults by it under any such contracts, commitments or arrangements.

        2.16 ADDITIONAL SCHEDULES. The following additional schedules are attached hereto: (a) SCHEDULE 2.16(a), which is a Real Estate Schedule describing all real estate owned by or in which First Financial has any interest as of the date of this Agreement, or which is the subject of pending foreclosure proceedings by First Financial, indicating in each case whether such real estate is improved and the nature of any material encumbrances or defects of title of which First Financial has knowledge; and (b) SCHEDULE 2.16(b), which is a Securities Schedule of all investment securities owned by First Financial as of March 31, 1998. Such schedules are complete and correct.

        2.17 TAXES. No application for extension of time for filing any tax return or consent to any extension of time for filing any tax return or consent to any extension of the period of limitations applicable to the assessment or collection of any tax is in effect with respect to First Financial, and all tax returns and information returns required to be filed by First Financial with the United States or any state or local government unit have been, and until the Closing will have been, timely filed. First Financial is not delinquent in the payment of any taxes claimed to be due by any taxing authority and adequate provisions for taxes have been made on its books. None of First Financial's federal or state income tax returns is being examined by the appropriate federal or state agency. First Financial has not received any notice of any proposed deficiency for any duty, tax, assessment or governmental charge, and there are no pending claims with respect thereto. First Financial is a member of a consolidated group for purposes of the Internal Revenue Code of 1986, as amended (the "Code").

        2.18 EMPLOYEE COMPENSATION AND BENEFIT PLANS. To the best of First Financial's knowledge, each of the First Financial Benefit Plans has been administered, in all material respects, in compliance with its terms and the requirements of applicable law. First Financial does not maintain any First Financial Benefit Plan nor has it entered into any document, plan or agreement, other than the First Financial

   Option Plans, the Recognition and Retention Plans (as defined in
   SECTION 4.18(d)), an employment agreement with Steven C. Derr, severance agreements with Steven C. Derr, Keith D. Hill, Robert W. Opperman and Donald J. Kucera, and supplemental executive agreements with Messrs. Derr and Hill relating to "gross up" for any excess parachute amounts under Section 280G of the Code, which contains, directly or indirectly, any change in control provisions that would cause an increase or acceleration of benefits or benefit entitlements to employees or former employees of First Financial or their respective beneficiaries, or other event that would cause an increase in liability to First Financial as a result of the transactions contemplated by this Agreement. First Financial does not have and has not had any First Financial Benefit Plans which are subject to Title IV of ERISA. Neither First Financial nor any of its affiliates, its employees, directors or agents, or any fiduciary, has engaged in any "Prohibited Transaction" (as defined in Section 406 of ERISA or 4975(c)(1) of the Code) that is not exempt under Section 4975(c)(l) or
   (d) of the Code or Section 407 or 408 of ERISA with respect to any First Financial ERISA Plan. Each First Financial ERISA Plan that is intended to be qualified under Section 401 and related provisions of the Code is the subject of a determination letter from the Internal Revenue Service to the effect that it is so qualified under the Code. No matter is pending relating to any First Financial Benefit Plan before any court or governmental agency. Neither First Financial, nor any of its affiliates is, or has ever been, obligated to contribute to a multiemployer plan (as defined in Section 3(37) of ERISA). Except as required pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, Section 4980B of the Code and Section 601 of ERISA or as reflected on SCHEDULE 2.18 delivered pursuant hereto, neither First Financial, nor any other party on behalf of First Financial, has any obligation or commitment to provide health, disability, or life insurance or similar welfare benefits to former employees or members of their families.

        2.19 AUTHORIZATION OF TRANSACTIONS. The execution, delivery and performance of this Agreement by First Financial have been duly authorized by the Board of Directors of First Financial. Subject to approval by the stockholders of First Financial as contemplated by
   SECTION 5.1(d) hereof, First Financial has full corporate power to execute, deliver and perform this Agreement and to consummate the transactions herein contemplated, and such execution, delivery and performance does not violate any provisions of the Certificate of Incorporation or bylaws of First Financial or the charter or bylaws of the Bank or any orders, agreements or directives to which First Financial or the Bank is a party or is otherwise bound. Except for the regulatory approvals referred to in SECTION 5.1(c) or approval of stockholders referred to in SECTION 5.1(d) hereof, no consent of any regulatory authority or other person is required to be obtained by First Financial in order to permit First Financial to perform its obligations hereunder or to permit consummation of the Merger.

        2.20 ENVIRONMENTAL SUITS AND PROCEEDINGS. There is no action, suit or other proceeding, ruling, order, or citation involving First Financial or any of its assets, existing now or previously asserted nor is there any investigation, liability or inquiry pending or, to the knowledge of First Financial, threatened.

        2.21 CONTAMINATED PROPERTIES.  As of the date hereof:

             (a) Except as disclosed in SCHEDULE 2.21, none of the properties owned or leased by First Financial or, to the knowledge of First Financial, held by First Financial as a fiduciary for the account of others, or which collateralize any outstanding material loan or line of credit, whether or not such loan or line of credit is or has been in default, is contaminated with any wastes or hazardous substances, as defined below, except in compliance with Environmental Laws, as defined in SECTION 4.23.

             (b) First Financial neither is nor may it be deemed to be an "owner or operator" of a "facility" or "vessel" which owns, possesses, transports, generates, or disposes of a "hazardous substance," as those terms are defined in Section 9601 of the Comprehensive Environmental Response Compensation and Liability Act of 1980 and which would subject it to any liability under such Act.

        2.22 CHANGE IN BUSINESS RELATIONSHIPS. Except as described in writing to Blackhawk, First Financial has no actual notice, whether on account of this Agreement or otherwise, that any customer, agent, representative or supplier intends to discontinue, diminish, or change its relationships with First Financial, the effect of which would have a Material Adverse Effect on First Financial.

        2.23 BROKER'S AND FINDER'S FEES. First Financial has not incurred any obligation or liability, contingent or otherwise, for any brokerage commission or finder's fee or like compensation in respect of the transactions contemplated hereunder except for fees and expenses that may be owed to Howe Barnes Investments, Inc. for investment banking services.

        2.24 YEAR 2000 COMPLIANCE. The Bank is in compliance in all material respects with the Year 2000 guidelines of the Federal Financial Institutions Examination Counsel as set forth in its Interagency Statement dated May 5, 1997. SCHEDULE 2.24 lists the documents the Bank has provided to Blackhawk that relate to the Bank's compliance with the Interagency Statement, and all such documents are true, correct and complete in all material respects as of the date hereof.

                                 ARTICLE III

             STATEMENTS OF ESSENTIAL FACTS CONCERNING BLACKHAWK

                                     AND

                              ACQUISITION CORP.

        This Agreement is entered into by First Financial upon the understanding, and Blackhawk and Acquisition Corp. represent and warrant, that the following Statements of Essential Facts, being the only representations or warranties made to First Financial by or on behalf of Blackhawk and Acquisition Corp. in connection with the transactions contemplated by this Agreement, are true and correct on the date of this Agreement:

        3.1 CORPORATE EXISTENCE. Blackhawk is a corporation duly organized and validly existing under the laws of the State of Wisconsin and has the corporate power and authority to own its property and assets and to carry on its business as now being conducted. Acquisition Corp. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and Blackhawk owns all of the issued and outstanding voting stock of Acquisition Corp.

        3.2 FINANCIAL STATEMENTS. Blackhawk has furnished First Financial true and complete copies of its Consolidated Balance Sheet, Statements of Income, Statements of Cash Flow and Statements of Stockholders' Equity at and for the years ended December 31, 1997, 1996 and 1995 (collectively, "Blackhawk Financial Statements"). The Blackhawk Financial Statements are audited and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, and, together with the notes thereto, present fairly the financial position of Blackhawk at the dates shown and the results of operations for the periods then ended.

        3.3 AUTHORIZATION OF TRANSACTIONS. The execution, delivery and performance of this Agreement by Blackhawk have been duly authorized by the Board of Directors of Blackhawk, this being the only authorization required under Blackhawk's Articles of Incorporation, its bylaws, or governing statutes. Blackhawk has full corporate power to execute, deliver and perform this Agreement and to consummate the transactions herein contemplated, and such execution, delivery and performance does not violate any provisions of the Articles of Incorporation of Blackhawk, its bylaws, or any orders, agreements or directives to which Blackhawk is a party or is otherwise bound. The execution, delivery and performance of this Agreement by Acquisition Corp. have been duly authorized by the Board of Directors of Acquisition, this being the only authorization required under Acquisition Corp.'s Certificate of Incorporation, its bylaws, or governing statutes. Blackhawk, in its capacity as the sole stockholder of Acquisition Corp., has approved this Agreement as required by the DGCL. Except for the regulatory approvals referred to in SECTION 5.1(c) hereof, no consent of any regulatory authority or other person is required to be obtained by Blackhawk in order to permit Blackhawk to perform its obligations hereunder or to permit consummation of the Merger.

        3.4 FINANCIAL RESOURCES. Blackhawk has the financial wherewithal, whether by using its internal funds, external financing, or both, to perform its obligations under this Agreement. Blackhawk and its Subsidiaries are, and will be following the Merger, in compliance with all applicable capital, debt and financial and non-financial criteria of state and federal banking agencies having jurisdiction over them. Blackhawk has no knowledge of any facts or conditions applicable to it or its Subsidiaries that would reasonably lead Blackhawk to believe the Merger will not be approved by the Board of Governors of the Federal Reserve System (the "Federal Reserve") and any other state or federal banking agencies having jurisdiction over the transactions contemplated hereby or that such approvals would be delayed.



                                 ARTICLE IV

                            ADDITIONAL AGREEMENTS

        4.1 CONDUCT OF BUSINESS OF FIRST FINANCIAL. Between the date hereof and the Closing Date, First Financial shall conduct its business and shall cause the Bank to conduct its business in the usual and ordinary course consistent in all material respects with prudent banking practices. Without limiting the foregoing, without the prior written consent of Blackhawk:

             (a) First Financial shall, and shall cause the Bank to, make no changes in their respective charter or bylaws or in the number of issued and outstanding shares, except for changes resulting from the exercise of existing Options in accordance with their terms;

              (b) First Financial shall, and shall cause the Bank to, not increase the compensation of their directors, officers or employees except consistent with prior practice and not to exceed 4% in any given case, and not award or pay bonuses to directors, officers or employees except consistent with prior practice and in any event not to exceed $23,000 in the aggregate for all directors, officers and employees; provided, however, that notwithstanding the limitation in this SECTION 4.1(b) concerning paying bonuses to directors, Blackhawk agrees that First Financial may pay a bonus on the Closing Date in an amount up to $15,000 to its Chairman of the Board in consideration for the services rendered by the Chairman to First Financial in connection with the Merger and such amount shall not be counted in determining the aggregate bonuses paid to directors, officers and employees for purposes of the $23,000 limit.

             (c) First Financial shall, and shall cause the Bank to, make no loan for $250,000 or more (including aggregation of loans to any one customer or related entities) except for loans currently committed to be made pursuant to written commitment letters, and First Financial shall, and shall cause the Bank to, make no other loans, or renewals or restructuring of loans except in the ordinary course of business and consistent in all material respects with prudent banking practices and policies and applicable rules and regulations of federal or state banking agencies ("Regulatory Authorities") with respect to amount, terms, security and quality of the borrower's credit;

             (d) First Financial shall not declare or pay any stock dividend, cash dividend or other distribution without the prior written consent of Blackhawk;

             (e) First Financial shall, and shall cause the Bank to, use their best efforts to maintain their present insurance coverage in respect of their respective properties and businesses;

             (f) First Financial shall, and shall cause the Bank to, make no significant changes, outside the ordinary course of business, in the general nature of the business conducted by First Financial and the Bank, including but not limited to the investment or use of their assets, the liabilities they incur, or the facilities they operate;

             (g) First Financial shall, and shall cause the Bank to, not enter into any employment, consulting or other similar agreements that are not terminable on 30 days' notice or less without penalty or obligation (beyond the notice period of 30 days or less);

             (h) First Financial shall, and shall cause the Bank to, not take any action that would result in a termination, partial termination, curtailment, discontinuance or merger into another plan or trust of any First Financial Benefit Plan, except as provided in this Agreement;

             (i) First Financial shall, and shall cause the Bank to, timely file all required tax returns with all applicable taxing authorities and will not make any application for or consent to any extension of time for filing any tax return or any extension of the period of limitations applicable thereto;

             (j) Except as already reflected in the Financial Statements, First Financial shall, and shall cause the Bank to, not make any expenditure for fixed assets in excess of $10,000 for any single item, or $25,000 in the aggregate, or enter into any lease of fixed assets; provided, however, that this paragraph (j) shall not apply to expenditures for fixed assets already contracted for as of the date hereof relating to the Bank's Rockford facility which amounted to $41,926;

             (k) First Financial shall, and shall cause the Bank to, not incur any liabilities or obligations, make any commitments or disbursements, acquire or dispose of any property or asset, make any contract or agreement, or engage in any transaction, except in the ordinary course consistent in all material respects with prudent banking practices;

             (l) First Financial shall, and shall cause the Bank to, only purchase or invest in instruments permitted by the Bank's investment policy, including, but not limited to, obligations of the government of the United States, agencies of the United States or mortgage-backed securities, and to not execute individual investment transactions of greater than $525,000;

             (m) First Financial shall, and shall cause the Bank to, make no changes of a material nature in their accounting procedures, methods, policies or practices or the manner in which they conduct their businesses and maintain their records;

             First Financial shall, and shall cause the Bank, not to borrow funds from third parties and, in turn, invest such funds in assets other than loans that the Bank originates; and

             (o) First Financial shall use its best efforts to assist Blackhawk in the sale of the "Miller & Schroeder" loans owned by either First Financial or the Bank, all of which loans are set forth on SCHEDULE 4.1(o). Neither a contract of sale shall be entered into nor shall the consummation of the sale of such loans occur until after the Effective Time unless otherwise agreed to by First Financial, and such sale after the Effective Time shall not affect the calculation of the Merger Price set forth in SECTION 1.1(f).

        4.2 CONDUCT OF BUSINESS OF BLACKHAWK. Between the date hereof and the Closing Date, the business of Blackhawk shall be conducted (and Blackhawk shall cause the business of its Subsidiaries to be conducted) in the usual and ordinary course consistent in all material respects with prudent banking practices and in a manner that will not adversely affect Blackhawk's ability to obtain all necessary regulatory approvals for the transactions contemplated hereby or Blackhawk's ability to perform its obligations under this Agreement.

        4.3 ACCESS TO INFORMATION AND ATTENDANCE AT BOARD MEETINGS. Pending the Closing, First Financial shall (a) give Blackhawk and its representatives full access to further information (including, but not limited to, records, files, correspondence, tax work papers and audit work papers) with respect to First Financial (other than records, files, correspondence and findings of the Board of Directors related to the possible sale of First Financial), (b) supply to Blackhawk and its representatives, as soon as they become available, all reports on loans and investments of First Financial, month-end prepared balance sheets and profit and loss statements, internal and external audit reports and such other reports of First Financial that Blackhawk may reasonably request, and (c) to the extent permissible under law, transmit to Blackhawk copies of all notices, minutes, consents, Board packages and other materials that First Financial and the Bank provide to their respective directors, other than materials relating to any possible sale of First Financial or the Bank. Blackhawk shall use such information solely for the purpose of conducting business, legal and financial reviews of First Financial and for such other purposes as may be related to this Agreement. Pending the Closing, representatives of Blackhawk shall, during normal business hours and on reasonable advance notice to First Financial, be given full access to First Financial's records and business activities and afforded the opportunity to observe its business activities and consult with its directors and officers regarding the same on an ongoing basis (without limiting the foregoing, to verify compliance by First Financial with all terms of this Agreement), provided that the foregoing do not interfere with the business operations of First Financial. Furthermore, pending the Closing, a director or senior officer of Blackhawk may attend meetings of the Boards of Directors of First Financial and the Bank, and First Financial and the Bank shall give Blackhawk reasonable advance notice of the date, place and time of such meetings; provided, however, that First Financial and the Bank shall have the right to exclude the Blackhawk representative from any meeting or any portion of a meeting during which the sale of First Financial or the Bank is expected to be discussed. Notwithstanding this SECTION 4.3 and other than as set forth in this Agreement, the management of First Financial and the authority to establish and implement its business policies shall reside solely in First Financial's officers and Board of Directors.

        4.4 FIRST FINANCIAL STOCKHOLDERS' MEETING. As soon as practicable following the execution and delivery of this Agreement by the parties hereto, First Financial shall call and hold a meeting of its stockholders (the "Stockholders Meeting") to act upon and consider this Agreement and the transactions contemplated herein in accordance with its Certificate of Incorporation, its bylaws, and the applicable statutes of the State of Delaware. First Financial, acting through its Board of Directors, shall recommend to its stockholders, consistent with its fiduciary duties, approval of this Agreement and the Merger.

        4.5 FIRST FINANCIAL PROXY MATERIALS. (a) As soon as practicable following the execution and delivery of this Agreement by the parties hereto, First Financial shall prepare and mail to the holders of the First Financial Shares appropriate proxy materials (the "Proxy Materials"), including a notice of the meeting, proxy statement and form of proxy that comply with applicable laws and regulations. Blackhawk shall furnish to First Financial all information concerning Blackhawk required for inclusion in the Proxy Materials, and all such information shall be true and correct in all material respects without omission of any material fact required to be stated to make the information stated therein not misleading. In the Proxy Materials, First Financial shall present this Agreement and the transactions contemplated hereby for approval by the holders of the First Financial Shares at the Stockholders Meeting. Before the Proxy Materials are filed with the SEC and again before the materials are mailed to the holders of the First Financial Shares, First Financial's legal counsel shall deliver a copy of such materials to Blackhawk's legal counsel, and Blackhawk's legal counsel shall have a reasonable amount of time to review such materials before filing or mailing, as the case may be.

        4.6 REASONABLE EFFORTS. The parties to this Agreement agree to use their reasonable efforts in good faith to satisfy the various conditions to Closing and to consummate the Merger as soon as practicable. None of the parties hereto shall intentionally take or intentionally permit to be taken any action that would be in breach of the terms or provisions of this Agreement or that would cause any of the representations contained herein to be or become untrue.

        4.7 REGULATORY APPROVALS. Within thirty (30) calendar days after the date of this Agreement, Blackhawk shall make all appropriate initial filings necessary to obtain the regulatory approvals referred to in SECTION 5.1(c) hereof, and First Financial shall cooperate fully in the process of obtaining all such approvals. Blackhawk shall provide First Financial and its legal counsel with copies of all applications when filed and all correspondence, notices and approvals when received.

        4.8 BUSINESS RELATIONS AND PUBLICITY. First Financial shall use reasonable efforts to preserve its reputation and relationships with suppliers, clients, depositors, customers, employees and others having business relations with First Financial. No press release or other communication in connection with or relating to this Agreement or the transactions contemplated hereby (other than communications with appropriate regulatory authorities) shall be issued or made without the prior mutual consent of the parties hereto; provided, however, that either party may release information in connection with or relating to this Agreement or the transactions contemplated hereby if the party releasing the information believes such release is required by law.

        4.9 LOAN REVIEW. Prior to the Closing, Blackhawk and its representatives shall be entitled to periodically review the Bank's loan portfolio, and shall be furnished with full information regarding the status of each loan contained therein.

        4.10 NO CONDUCT INCONSISTENT WITH THIS AGREEMENT.

             (a) First Financial agrees that it will not, during the term of this Agreement, (i) solicit, encourage or authorize or take any other action to facilitate any inquiries or proposals that constitute, or may be reasonably expected to lead to, any Transaction Proposal, as defined below, or discuss or negotiate with any Person, as defined below, in furtherance of such inquiries or to obtain a Transaction Proposal, or agree to or endorse any Transaction Proposal, or authorize or permit any of its officers, directors, or employees or any investment banker, financial advisor, attorney, accountant, or other representative retained by it or any of its Subsidiaries to take any such action; provided, however, that the Board of Directors of First Financial may, in response to an unsolicited written proposal from a third party regarding a Superior Proposal, as defined below, furnish or cause to be furnished information to and engage in discussions with such third party, but only if the Board of Directors of First Financial shall determine in good faith and based upon an opinion of its outside counsel that failure to take such action could be reasonably expected to result in a breach of the fiduciary duties of such Board under applicable law. In the event that the Board furnishes information to or engages in such discussions with any Person, First Financial shall promptly notify Blackhawk orally and in writing of all of the relevant details relating to all inquiries and proposals that it may receive relating to any of such matters and provide Blackhawk with copies of all materials delivered to such Person.

             (b) As used herein, "Superior Proposal" means a bona fide, written and unsolicited proposal or offer made by any Person with respect to a Transaction Proposal, as defined below, on terms that the Board of Directors of First Financial determines in good faith, and in the exercise of its reasonable judgment, based on the advice of independent financial advisors and legal counsel, to be more favorable to First Financial and its stockholders than the transactions contemplated by this Agreement.

             (c) "Transaction Proposal" as used in this Agreement means (in each case other than transactions contemplated hereby) (A) a bona fide tender offer or exchange offer for 25% or more of the then out-standing First Financial Shares that shall have been publicly proposed to be made or shall have been commenced or made by any Person; (B) a merger, consolidation, or other business combination with First Financial, or with any of the Subsidiaries of First Financial, which shall have been effected by any Person, or an agreement relating to any such transaction which shall have been entered into; (C) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition (whether in one transaction or a series of related transactions) involving a substantial part of First Financial's consolidated assets (including any stock of the Bank), or all or a substantial part of the assets of any of the Subsidiaries of First Financial, to any Person which shall have been effected, or any agreement relating to such transaction which shall have been entered into; (D) the acquisition by any Person (other than Blackhawk or any of the Subsidiaries of First Financial in a fiduciary capacity for third parties, none of whom beneficially owns 10% or more of the outstanding First Financial Shares) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, which will be deemed for purposes hereof to provide that a Person beneficially owns any First Financial Shares that may be acquired by such person pursuant to any right, option, warrant, or other agreement, regardless of when such acquisition would be permitted by the terms thereof) of 25% or more of the outstanding

   First Financial Shares (including First Financial Shares currently beneficially owned by such Person); (E) any reclassification of securities or recapitalization of First Financial or other transaction that has the effect, directly or indirectly, of increasing the proportionate share of any class of equity security (including securities convertible into equity securities) of First Financial that is owned by any Person which shall have been effected, or any agreement relating to such transaction which shall have been entered into or plan with respect thereto adopted; (F) any transaction having an effect similar to those described in (A) through (E) above; or (G) a public announcement with respect to a proposal, plan, or intention by First Financial or another Person to effect any of the foregoing transactions (which may include publication of notice of filing or any similar notice under applicable law).

             (d) The term "Person" for purposes of this SECTION 4.10 shall mean any corporation (excluding Blackhawk or any of its Subsidiaries), partnership, person or other entity or group (as defined in SECTION 13(d)(3) of the Exchange Act).

        4.11 BOARD OF DIRECTORS' NOTICES, MINUTES, ETC. First Financial shall give reasonable notice to Blackhawk of all meetings of the Board of Directors and Board committees of First Financial and the Bank, and if known, the agenda for or business to be discussed at such meeting. First Financial shall transmit to Blackhawk, promptly, copies of all notices, minutes, consents and other materials that First Financial or the Bank provides to their directors (except for materials relating to the Merger) to the extent permissible under law; provided, however, that Blackhawk agrees to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided.

        4.12 CONFIDENTIAL INFORMATION. First Financial, Blackhawk and Acquisition shall, and shall direct all of their agents, employees and advisors to, keep in strict confidence any information concerning the Merger and the properties, business and assets of the other party that may have been obtained in the course of negotiations or examination of the affairs of the other party either prior or subsequent to the execution of this Agreement (other than such information as shall be in the public domain or otherwise ascertainable from public or sources) and shall, in the event the transactions contemplated in this Agreement are not consummated, return all documents to the other party containing such information.

        4.13 MAINTENANCE OF CAPITAL LEVELS. Blackhawk and its financial institution Subsidiary or Subsidiaries shall maintain at least the minimum capital levels as required by Regulatory Authorities.

        4.14 NO CONTROL OF FIRST FINANCIAL BY BLACKHAWK. Other then as set forth herein, until the Effective Time, the management of First Financial and the authority to establish and implement its business policies shall reside solely in First Financial's officers and Board of Directors.

        4.15 EMPLOYEES. All employees of First Financial shall be paid prior to the Effective Time for all accrued but unpaid bonuses, including a pro rata bonus through the Effective Time under the Bank's middle managers bonus plan, and accrued vacation pay.

        4.16 INDEMNIFICATION AND DIRECTORS' AND OFFICERS' LIABILITY INSURANCE. Blackhawk agrees that from and after the Effective Time it shall indemnify and hold harmless each present and former director and officer of First Financial and the Bank (the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the full extent permitted under applicable law, and First Financial shall advance expenses as incurred to the full extent permitted under applicable law, provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification. Blackhawk shall cause to be maintained in effect for three years from the Effective Time for the benefit of First Financial's current directors' and officers' either Blackhawk's current directors' and officers' liability insurance policy or a "tail" policy on First Financial's current directors' and officers' liability insurance policy, in both instances if such insurance is obtainable (provided that Blackhawk may substitute therefor, in either case, policies of equivalent coverage so long as no lapse in coverage occurs as a result of substitution with respect to matters occurring prior to the Effective Time); and provided further that Blackhawk shall not be obligated to expend for such insurance an amount greater than 150 percent of the cost of the most recent policy of one year, and in the event it shall cost more than such amount for such policy, Blackhawk shall be obligated to purchase only such insurance as may be purchased with such cost. The cost of such insurance shall be the obligation of Blackhawk.

        4.17 BOARD OF DIRECTORS OF FIRST FINANCIAL AND THE BANK. At the Effective Time, all Directors of First Financial and the Bank shall resign by submitting letters of resignation to Blackhawk.

        4.18 EMPLOYEE BENEFIT PLANS.

             (a) At the Effective Time and through at least December 31, 1998, each person who remains as an employee of First Financial and its Subsidiaries shall remain eligible for the employee welfare plans and other fringe benefit programs currently maintained by First Financial and its Subsidiaries; provided that Blackhawk may, in its discretion and after December 31, 1998, in lieu of continuing the First Financial welfare plans substitute employee welfare plans and other fringe benefit programs offered or maintained by Blackhawk and its Subsidiaries on terms and conditions substantially similar in the aggregate to those that Blackhawk and its Subsidiaries may make available to similarly situated officers and employees, including, without limitation, any health, life, long-term disability, severance, vacation or paid time off programs (the "Blackhawk Welfare Plans"). The period of employment and compensation of each employee of First Financial and its Subsidiaries with First Financial and its Subsidiaries shall be counted for all purposes (except for purposes of benefit accrual) under Blackhawk's Welfare Plans, including, without limitation, for purposes of service credit and eligibility. Any expenses incurred by an employee of First Financial or its Subsidiaries under First Financial's or the Bank's employee welfare benefit plans (such as deductibles or co-payments), shall be counted for all purposes under the Blackhawk Welfare Plans. Blackhawk shall waive any pre-existing condition exclusions for conditions existing on the Closing Date, and actively-at-work requirements for periods ending on the Closing Date contained in Blackhawk's Welfare Plans as they apply to the employees of First Financial and its Subsidiaries and former employees and dependents.

             (b) As of the Effective Time, the loan between First Financial and the First Federal Savings Bank of Belvidere Employee Stock Ownership Plan (the "First Federal ESOP") shall be repaid in full with the cash consideration received from Blackhawk for the unallocated First Financial Shares held in the First Federal ESOP in the amount equal to the Merger Price multiplied by the number of unallocated First Financial Shares held by the First Federal ESOP, and any unallocated portion of the consideration remaining after such repayment shall be allocated to the First Federal ESOP accounts of the employees of First Financial and its Subsidiaries who are participants and beneficiaries (such individuals hereinafter referred to as the "ESOP Participants"), in accordance with the terms of the First Federal ESOP as amended with respect to such termination. As soon as practicable after all assets have been allocated, the First Federal ESOP shall be terminated. Following the receipt of a favorable determination letter from the Internal Revenue Service ("IRS") as to the tax qualified status of the First Federal ESOP upon its termination under Section 401(a) and 4975(e) of the Code (the "Final Determination Letter"), distributions of the benefits under the First Federal ESOP shall be made to the ESOP Participants. From and after the date of this Agreement, in anticipation of such termination and distribution, Blackhawk, First Financial and their respective representatives prior to the Effective Time, and Blackhawk and its representatives after the Effective Time, shall use their best efforts to apply for and obtain a favorable Final Determination Letter from the IRS. In the event that Blackhawk, First Financial and their respective representatives, prior to the Effective Time, and Blackhawk and its representatives after the Effective Time, reasonably determine that the First Federal ESOP cannot obtain a favorable Final Determination Letter, or that the amounts held therein cannot be so applied, allocated or distributed without causing the First Federal ESOP to lose its qualified status, First Financial prior to the Effective Time and Blackhawk after the Effective Time shall take such action as they may reasonably determine with respect to the distribution of benefits to the ESOP Participants, provided that the assets of the First Federal ESOP shall be held or paid for the benefit of the ESOP Participants and provided further that in no event shall any portion of the amounts held in the First Federal ESOP revert, directly or indirectly, to First Financial or any affiliate thereof, or to Blackhawk or any affiliate thereof. All ESOP Participants shall fully vest and have a nonforfeitable interest in their accounts under the First Federal ESOP determined as of the Effective Time.

             (c) At the Effective Time, the First of Belvidere Profit Sharing Plan (the "First of Belvidere PSP") shall be continued in effect. Thereafter, Blackhawk may elect to terminate the First of Belvidere PSP or merge it with a tax-qualified plan maintained by Blackhawk. If the plan merger occurs, or if First Financial employees otherwise become eligible to participate in the Blackhawk plan, each First Financial employee's period of employment with First Financial or its Subsidiaries shall be counted for eligibility and vesting purposes under the Blackhawk plan. Blackhawk acknowledges and agrees that the Bank shall make a matching contribution to the First of Belvidere PSP prior to or on the Closing Date in an amount equal to 3 percent of compensation earned by participants in the First of Belvidere PSP through the Closing Date, which amount shall be accrued for on or before the Closing Date. At the Effective Time, all participants in the First of Belvidere PSP shall fully vest and have a nonforfeitable interest in their accounts under the First of Belvidere PSP determined as of the Effective Time. If the First of Belvidere PSP is terminated, all participants shall be offered the option of a lump-sum cash payment or, with Blackhawk's consent, the option of rolling or transferring such amount to the Blackhawk plan, subject in all cases to applicable provisions of the Code.

             (d) Blackhawk acknowledges and agrees that First Financial and the Bank shall be permitted to take whatever action they deem to be reasonably necessary to provide that all Options granted under the First Financial Option Plans and all awards granted under the First Federal Savings Bank of Belvidere Recognition and Retention Plan and Trust for Employees and the First Federal Savings Bank of Belvidere Recognition and Retention Plan and Trust for Outside Directors (the "Recognition and Retention Plans") shall be fully vested and nonforfeitable as of the Effective Time. All awards under the Recognition and Retention Plans to purchase 3,043 First Financial Shares that have not been granted prior to the Effective Time shall not be considered outstanding First Financial Shares as of the Effective Time.

        4.19 FIRST FINANCIAL EMPLOYMENT, SEVERANCE AND SUPPLEMENTAL AGREEMENTS. Blackhawk agrees to perform and satisfy the terms of (a) the employment agreement by and among First Financial, the Bank and Steven C. Derr, (b) the severance agreements by and among First Financial, the Bank and each of Steven C. Derr, Keith D. Hill, Robert
   W. Opperman and Donald J. Kucera, respectively, (c) the supplemental executive agreements relating to "gross up" for any excess parachute amounts under Section 280G of the Code by and among First Financial, the Bank and Messrs. Derr and Hill, and (d) the executive salary continuation agreement by and between the Bank and David L. Beasley, all as in effect on the date hereof. Blackhawk agrees that the transactions contemplated by this Agreement constitute a change in control of First Financial for purposes of these agreements where applicable.

        4.20 LEASE AGREEMENT FOR ROCKFORD BRANCH. Between the date of this Agreement and the Closing Date, First Financial shall use its reasonable best efforts to lease the entire second floor space of its Rockford, Illinois branch office on such terms and conditions as are acceptable to Blackhawk. First Financial shall inform Blackhawk from time to time concerning its progress in leasing the space. Any lease of the second floor space prior to the Closing Date shall be subject to the approval of Blackhawk.

        4.21 SUBSIDIARY BANK MERGER. First Financial and Blackhawk agree to cooperate and to take such steps as may be necessary to obtain all requisite regulatory, corporate and other approvals for the Bank Merger, subject to consummation of the Merger, to be effective concurrently with the Merger or as soon as practicable thereafter.
   The Surviving Bank shall be BSB, and shall continue to be known as "Blackhawk State Bank." In furtherance of such agreement, each of First Financial and Blackhawk agrees:

             (a) to cause the board of directors of the Bank and BSB, respectively, to approve the Bank Merger and to submit it to the sole stockholder of each bank for its approval;

             (b) to vote the shares of stock of the Bank and BSB owned by them in favor of the Bank Merger; and

             (c) to take, or cause to be taken, all steps necessary to consummate the Bank Merger concurrently with or as soon as is practicable after consummation of the Merger.

   The Bank Merger shall be accomplished pursuant to a merger agreement containing such terms and conditions as are ordinary and customary for affiliated bank merger transactions of such type. Immediately after the Effective Time, the officers of the Surviving Corporation shall take, or cause to be taken, whatever additional steps may be necessary to effectuate the Bank Merger.

        4.22 STOCKHOLDER VOTING AGREEMENTS. Within fifteen (15) calendar days of the date of this Agreement, First Financial shall obtain and deliver to Blackhawk a Stockholder Voting Agreement, in the form attached hereto as EXHIBIT B, executed by each stockholder of First Financial who is a director of First Financial and Mr. Perry B. Hansen.

        4.23 ENVIRONMENTAL AUDITS/REMEDIATION.

             (a) Blackhawk shall have the right to engage an environmental consulting engineering firm, reasonably acceptable to First Financial, to perform environmental site assessments of the owned or leased real properties of First Financial or its Subsidiaries (collectively, the "Audited Properties"), which shall satisfy the American Society of Testing and Materials "Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process" (ASTM Designation: E-1527-93), except that such assessment shall also include a review of compliance with Environmental Laws, as defined below (the "Environmental Audits"), and render reports of the Environmental Audits (the "Environmental Reports") to determine whether there are any indications or evidence that (i) any toxic substance has been stored, deposited, treated, recycled, used or accidentally or intentionally disposed of, discharged, spilled, released, dumped, emitted or otherwise placed on, under or at, or used in any construction on, any such Audited Property, (ii) any such Audited Property is contaminated by or contains any toxic substance or
   (iii) any violations of Environmental Laws have occurred or are likely to occur on any Audited Property. The scope of the Environmental Audits may also include any testing or sampling of materials to determine, to Blackhawk's reasonable satisfaction, whether any clean up, removal, remedial action or other response ("Remediation Action") is required to bring the Audited Properties into material compliance with Environmental Laws or to eliminate any condition that could result in a material liability as a result of the ownership, lease, operation or use of any Audited Property, and the estimated cost of such Remediation Action (the "Remediation Costs"). All Environmental Audits shall initially be provided to Blackhawk and First Financial in draft form. Blackhawk shall require that the environmental consulting firm not disclose (except as required by law) any information in the Environmental Audits to anyone other than Blackhawk and First Financial. Blackhawk will use reasonable efforts to engage an environmental consulting engineering firm within five (5) days of the date hereof and Blackhawk will use reasonable efforts to cause the Phase I Environmental Audits to be completed within twenty five (25) days of the date hereof. Within five (5) days of the receipt of the Phase I Environmental Audit by Blackhawk, Blackhawk shall determine whether, in its reasonable judgment, a Phase II Environmental Audit is necessary and shall notify First Financial of its determination in this regard. If Blackhawk desires to cause a Phase II Environmental Audit to be conducted, Blackhawk shall use its best efforts to cause the environmental consulting engineering firm which performed the Phase I Environmental Audit, or another firm reasonably acceptable to First Financial, to commence such Phase II Environmental Audit within such five (5) day period. Such Phase II Environmental Audit shall be completed not later than fifty (50) days after the date hereof. First Financial agrees to cooperate with Blackhawk's environmental consultant. Blackhawk shall be solely responsible for all costs associated with the Environmental Reports. As used in this Agreement, the term "Environmental Laws" shall mean all applicable federal, state, and local environmental laws relating to pollution or protection of the environment including, without limitation, the Solid Waste Disposal Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Occupational Safety and Health Act and the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, their state and local laws, their state and local law counterparts and all rules and regulations promulgated thereunder.

             (b) In the event that the Environmental Audits disclose the need for any remediation at any of the Audited Properties, First Financial shall either: (i) cause an environmental engineering firm reasonably acceptable to Blackhawk to perform such required remediation in a manner reasonably acceptable to Blackhawk, the full cost of which shall be paid for by First Financial and shall be expensed or accrued on or before the Effective Time of the Merger and shall be used to calculate the Closing Equity set forth in SECTION 1.1(f) hereof; or (ii) notify Blackhawk that it will not perform such remediation, in which case Blackhawk shall have the right to terminate the Merger and this Agreement as set forth in SECTION 6.5(g).



                                  ARTICLE V

                            CONDITIONS PRECEDENT

        5.1. CONDITIONS PRECEDENT TO OBLIGATIONS OF BLACKHAWK. Unless the conditions are waived by Blackhawk or Acquisition Corp., all obligations of Blackhawk and Acquisition Corp. under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

             (a) STATEMENTS OF ESSENTIAL FACTS; PERFORMANCE OF AGREEMENTS. The Statements of Essential Facts of First Financial contained in Article II of this Agreement, as amended or supplemented by the First Financial Updated Statements (as defined in SECTION 5.1(j) hereof) and the representations and warranties of First Financial contained in the First Financial Financial Statements or in any documents, certificates, schedules or exhibits delivered by First Financial or on its behalf to Blackhawk pursuant to this Agreement shall have been true and correct in all material respects as of this date and shall be true and correct in all material respects at the Closing as though made on and as of the Closing Date, in each case to the reasonable satisfaction of Blackhawk, and First Financial shall have performed all agreements herein required to be performed by it on or prior to the Closing.

             (b) CLOSING CERTIFICATE. Blackhawk shall have received a certificate signed by the chief executive officer of First Financial, dated as of the Closing Date, certifying in such detail as Blackhawk may reasonably request, as to the fulfillment of the conditions to the obligations of Blackhawk as set forth in this Agreement.

             (c) REGULATORY AND OTHER APPROVALS. Blackhawk shall have obtained the approval of all appropriate federal and state regulatory agencies (including, without limitation, the approval of the Federal Reserve) necessary to complete the transactions contemplated by this Agreement, all required waiting periods shall have expired, and there shall have been no motion for rehearing or appeal from any such approval or commencement of any suit or action by any governmental authority seeking to enjoin the transactions provided for herein or to obtain other relief with respect thereto.

             (d) APPROVAL OF MERGER AND EXECUTION OF CERTIFICATE OF MERGER. This Agreement and the transactions contemplated hereby shall have been approved by the Board of Directors and the stockholders of First Financial in accordance with applicable law and the Certificate of Incorporation and bylaws of First Financial. The proper officers of First Financial shall have executed and delivered to Blackhawk the Certificate of Merger, in form suitable for filing with the Delaware Secretary of State, and shall have executed and delivered all such other certificates, statements or other instruments as may be necessary or appropriate to effect such filings.

             (e) NO LITIGATION WITH RESPECT TO TRANSACTIONS. No suit or other action shall have been instituted or threatened seeking to enjoin the consummation of the transactions contemplated hereby or to obtain other relief in connection with this Agreement or the transactions contemplated hereby, including, but not limited to, substantial damages that reasonably could be expected to result in the issuance of an order enjoining such transactions or result in a determination that First Financial has failed to comply with applicable legal requirements of a material nature in connection with the transactions contemplated hereby or actions preparatory thereto.

             (f) OPINION OF COUNSEL. Blackhawk shall have received the opinion of Schiff Hardin & Waite, special counsel for First Financial, dated as of the Closing Date, and in form and substance satisfactory to Blackhawk and its counsel to the following effect.

                  (i) First Financial is a corporation validly existing and in good standing under the laws of the State of Delaware. First Financial is a savings and loan holding company registered under HOLA.

                  (ii) The Bank was chartered under the laws of the United States to transact the business of a federal savings association, and the charter of the Bank is in full force and effect.

                  (iii)     The authorized capital stock of First
   Financial is (i) 1,500,000 shares of common stock, $.10 par value per share, and (ii) 250,000 shares of preferred stock, $.01 par value per share.

                  (iv) The execution, delivery, and performance of this Agreement, and the transactions contemplated herein have been duly authorized by the Board of Directors and the stockholders of First Financial, these being the only authorizations required under its Certificate of Incorporation, its bylaws, and the DGCL. This Agreement constitutes the legal, valid and binding obligation of First Financial enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and to general principles of equity.

                  (v) The execution, delivery and performance of this Agreement does not violate any provisions of the Certificate of Incorporation or bylaws of First Financial.

             (vi) To the best knowledge of counsel, there are no material claims, actions, suits, or proceedings pending or threatened against First Financial, which depart from the ordinary, routine litigation incident to the kind of business carried on by First Financial that might reasonably be expected to have a Material Adverse Effect on First Financial.

                  (vii) To the best knowledge of counsel, there are no actions, suits or proceedings pending or threatened against First Financial to enjoin consummation of the Merger or to obtain other relief (other than payment to dissenting stockholders) in connection with this Agreement or the transactions contemplated hereby.

             In rendering the foregoing opinion, such counsel may rely on certificates of corporate officers or governmental officials as to factual matters.

             (g) NO ADVERSE CHANGES. Between December 31, 1997 and the Closing Date, the business of First Financial shall have been conducted in the ordinary course consistent in all material respects with prudent banking practices, and there shall not have occurred any material adverse change or any condition, event, circumstance, fact or occurrence (other than enactment of H.R. 10, the financial modernization legislation, or the like) that may reasonably be expected to result in a material adverse change in First Financial's or the Bank's business, income, assets, liabilities or financial condition.

             (h) OTHER DOCUMENTS. Blackhawk shall receive at the Closing all such other documents, certificates or instruments as it may have reasonably requested evidencing compliance by First Financial with the terms of this Agreement.

             (i) UPDATED STATEMENTS. First Financial shall have provided Blackhawk any information necessary to make the Statements of Essential Facts of First Financial set forth in Article II true and correct as of the Closing Date (the "First Financial Updated

   Statements"), and none of such First Financial Updated Statements shall reflect a material adverse change from the Statements of Essential Facts of First Financial made as of the date of this Agreement.

        5.2 CONDITIONS PRECEDENT TO OBLIGATIONS OF FIRST FINANCIAL. Unless the conditions are waived by First Financial, all obligations of First Financial under this Agreement are subject to the fulfillment, prior to or at Closing, of each of the following conditions:

             (a) STATEMENTS OF ESSENTIAL FACTS; PERFORMANCE OF AGREEMENTS. The Statements of Essential Facts of Blackhawk and Acquisition Corp. contained in Article III of this Agreement, as amended or supplemented by the Blackhawk and Acquisition Corp. Updated Statements (as defined in SECTION 5.2(j)) and the representations and warranties of Blackhawk and Acquisition Corp. contained in any documents, certificates, schedules or exhibits delivered by Blackhawk and Acquisition Corp. or on their behalf to First Financial pursuant to this Agreement shall have been true and correct in all material respects as of this date and shall be true and correct in all material respects at the Closing as though made on and as of the Closing Date, in each case to the reasonable satisfaction of First Financial, and Blackhawk and Acquisition Corp. shall have performed all agreements herein required to be performed by them on or prior to the Closing.

             (b) CLOSING CERTIFICATE. First Financial shall have received a certificate signed by the chief executive officers of Blackhawk and Acquisition Corp. and dated as of the Closing Date, certifying in such detail as First Financial may reasonably request, as to the fulfillment of the conditions to the obligations of First Financial as set forth in this Agreement.

             (c) REGULATORY AND OTHER APPROVALS. Blackhawk shall have obtained the approval of all appropriate federal and state banking regulatory agencies (including, without limitation, the approval of the Federal Reserve Board) necessary to complete the transactions contemplated by this Agreement, all required waiting periods shall have expired, and there shall have been no motion for rehearing or appeal from such approval or commencement of any suit or action by any governmental authority seeking to enjoin the transactions provided for herein or to obtain other relief with respect thereto.

             (d) FAIRNESS OPINION. Howe Barnes Investments, Inc. shall have delivered to the Board of Directors of First Financial, as of the date of this Agreement, its opinion to the effect that the consideration to be received in the Merger is fair, from a financial point of view, to the stockholders of First Financial, such opinion shall have been updated as of the date of the Proxy Statement used to solicit stockholder approval of the Agreement, and such opinion shall not have been withdrawn, amended or modified in any material respect at or prior to the Closing.

             (e) NO LITIGATION. No suit or other action shall have been instituted or threatened seeking to enjoin the consummation of the transactions contemplated hereby or to obtain other relief in connection with this Agreement or the transactions contemplated hereby (including, but not limited to, substantial damages) that reasonably could be expected to result in the issuance of an order enjoining such transactions or result in a determination that Blackhawk has failed to comply with applicable legal requirements of a material nature in connection with the transactions contemplated hereby or actions preparatory thereto.

             (f) OPINION OF COUNSEL. First Financial shall have received the opinion of Werner & Blank, counsel for Blackhawk and Acquisition Corp., dated as of the Closing Date, in form satisfactory to First Financial and its counsel to the following effect.

                  (i) Blackhawk is a corporation validly existing and in good standing under the laws of the State of Wisconsin. Acquisition Corp. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Blackhawk is registered as a bank holding company under the Bank Holding Company Act of 1956.

                  (ii) The execution, delivery, and performance of this Agreement and the transactions contemplated hereby have been duly authorized by the Board of Directors of Blackhawk and Acquisition Corp. and by Blackhawk as the sole stockholder of Acquisition Corp., these being the only authorizations required under the Articles of Incorporation and bylaws of Blackhawk, the Certificate of Incorporation and bylaws of Acquisition Corp. and the statutes of the State of Wisconsin and the DGCL. This Agreement constitute the legal, valid and binding obligations of Blackhawk and Acquisition Corp. enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and to general principles of equity.

                  (iii) The execution, delivery and performance of this Agreement does not violate any provision of the Articles of Incorporation or bylaws of Blackhawk or any provision of the Certificate of Incorporation or bylaws of Acquisition Corp.

                  (iv) To the best knowledge of counsel, there are no actions, suits or proceedings pending or threatened against Blackhawk or Acquisition Corp. to enjoin consummation of the Merger or to obtain other relief in connection with this Agreement or the transaction contemplated hereby.

             In rendering the foregoing opinion, such counsel may rely on certificates of corporate officers or governmental officials as to factual matters.

             (g) APPROVAL OF MERGER AND DELIVERY OF THE CERTIFICATE OF MERGER. This Agreement and the transactions contemplated hereby shall have been approved by the Board of Directors of Blackhawk and Acquisition Corp. and by Blackhawk as the sole stockholder of Acquisition Corp. in accordance with governing statutes and the Articles of Incorporation and bylaws of Blackhawk and the Certificate of Incorporation and bylaws of Acquisition Corp. The proper officers of each of Blackhawk, Acquisition Corp. and First Financial, as applicable, shall have executed the Certificate of Merger in form suitable for filing with the Delaware Secretary of State and shall have executed and delivered all such other certificates, statements or other instruments as may be necessary or appropriate to effect such filings.

             (h) MERGER CONSIDERATION. Blackhawk shall have deposited funds with the exchange agent or made other arrangements to provide funds to the exchange agent, sufficient to enable the exchange agent to pay in full the total amount of funds required to be paid at the Effective Time pursuant to SECTION 1.1 hereof for exchanges in accordance with this Agreement.

             (i) OTHER DOCUMENTS. First Financial shall receive at the Closing all such other documents, certificates or instruments as it may have reasonably requested evidencing compliance by Blackhawk and Acquisition Corp. with the terms of this Agreement.

             (j) UPDATED STATEMENTS. Blackhawk and Acquisition Corp. shall have provided First Financial any information necessary to make the Statements of Essential Facts of Blackhawk and Acquisition Corp. set forth in Article III true and correct as of the Closing Date (the "Blackhawk and Acquisition Corp. Updated Statements"), and none of such Blackhawk and Acquisition Corp. Updated Statements shall reflect a material adverse change from the Statements of Essential Facts of Blackhawk and Acquisition Corp. made as of the date of this Agreement.

                                 ARTICLE VI

                             GENERAL PROVISIONS

        6.1 NON-SURVIVAL OF STATEMENTS OF ESSENTIAL FACTS AND COVENANTS. None of the Statements of Essential Facts and covenants in this Agreement shall survive the Effective Time, except that the covenants in this Agreement with respect to confidentiality contained in SECTION 4.12, further assurances contained in SECTION 6.2, payment of expenses contained in SECTION 6.3 and this SECTION 6.1 shall survive the termination of this Agreement pursuant to SECTION 6.5 hereof and except for such other covenants and agreements contained in this Agreement that by their terms apply in whole or in part after the Effective Time.

        6.2 FURTHER ASSURANCES. Each of the parties hereto agrees that at any time and from time to time after the Effective Time it shall cause to be executed and delivered to any party such further instruments or documents as such other party may reasonably require to give effect to the transactions contemplated hereby.

        6.3 EXPENSES. Each of the parties to this Agreement shall bear their respective costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that:

             (a) in the event this Agreement is terminated by Blackhawk pursuant to SECTION 6.5(d), (e) or (g) hereof or by First Financial pursuant to SECTION 6.5(f) hereof, First Financial shall reimburse Blackhawk in an amount not to exceed $100,000 for the out-of-pocket expenses (except that with respect to termination pursuant to 6.5(g), out-of-pocket expenses shall not exceed $50,000, rather than $100,000), subject to verification thereof, it has incurred in furtherance of this Agreement and the transactions contemplated herein, including, but not limited to, reasonable fees of professionals engaged for such purpose by or on behalf of Blackhawk; provided, however, that if this Agreement is terminated by First Financial pursuant to SECTION 6.5(f), such Transaction Proposal (as defined in SECTION 4.10(c) hereof) is not consummated and Blackhawk subsequently enters into an acquisition agreement with First Financial, then Blackhawk shall refund to First Financial any and all expenses First Financial shall have paid to Blackhawk pursuant to this
   SECTION 6.3(a). All costs and expenses reasonably estimated to be incurred by First Financial shall be either paid or accrued for on or prior to the Closing Date; provided, however, that nothing contained herein shall be deemed to relieve First Financial of its liability to pay any expenses incurred post-closing in connection with this Agreement;

             (b) in the event this Agreement is terminated by First Financial pursuant to SECTION 6.5(d) or (e), Blackhawk shall reimburse First Financial in an amount not to exceed $100,000 for the out-of-pocket expenses, subject to verification thereof, it has incurred in furtherance of this Agreement and the transactions contemplated herein, including, but not limited to, reasonable fees of professionals engaged for such purpose by or on behalf of First Financial;

             (c) in the event this Agreement is terminated by a party as a result of a willful breach by the other party, the non-breaching party may pursue any remedies available to it at law or in equity and shall, in addition to its out-of-pocket expenses (which shall be paid as specified in (a) and (b) of this SECTION 6.3 and shall not be limited to $100,000), be entitled to recover such additional amounts as such non-breaching party may be entitled to receive at law or in equity; and

             (d) in the event this Agreement is terminated either (i) by First Financial pursuant to SECTION 6.5(f), or (ii) by Blackhawk as provided in SECTION 6.5(e) as a result of First Financial's breach of
   SECTION 4.4 or by Blackhawk as provided in SECTION 6.5(e) following a failure of First Financial's stockholders to grant the necessary approval in SECTION 5.1(d) and contemporaneously with the termination provided in this paragraph (ii) there is a Transaction Proposal and prior to, or within 12 months of such termination, First Financial shall have entered into a definitive agreement relating to such Transaction Proposal, then, with respect to a termination under either paragraph (i) or (ii) of this SECTION 6.3(d) First Financial shall pay to Blackhawk, in immediately available funds, an amount equal to $500,000 within ten (10) business days after demand for payment by Blackhawk following such termination, which amount, however, shall be reduced by any out-of-pocket expenses First Financial shall have previously paid or shall be obligated to pay to Blackhawk pursuant to
   SECTION 6.3(a) hereof.

        6.4 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the respective heirs, successors, assigns of the parties hereto; provided, however, that no party may assign this Agreement without the written consent of the other parties, and except that Blackhawk may assign this Agreement to any entity, a majority of the stock of which is owned directly or indirectly by Blackhawk. Any assignment shall only be done upon prior notice to First Financial and will not relieve Blackhawk from any of its responsibilities, duties, liabilities and obligations set forth herein.

        6.5 TERMINATION. This Agreement may be terminated (a) at any time, whether before or after stockholder action, by agreement of Blackhawk and First Financial, (b) by either Blackhawk or First Financial if the regulatory approvals referred to in SECTION 5.1(c) hereof have not been obtained on or before September 30, 1998, (c) by either Blackhawk or First Financial, either before or after approval of this Agreement by the stockholders of First Financial, if the Closing has not occurred by October 31, 1998, (d) by either Blackhawk or First Financial, either before or after approval of this Agreement by the stockholders of First Financial, if any of the conditions precedent to the obligations of such terminating party contained in
   Article V hereof shall not have been satisfied or waived prior to the Effective Time, (e) by either Blackhawk or First Financial, either before or after approval of this Agreement by the stockholders of First Financial, if a material default shall be made by the other party in the observance or in the due and timely performance of any of its covenants and agreements contained in this Agreement and such default shall not have been fully cured within a reasonable time, but in no event more than twenty (20) days, after written notice specifying the alleged default shall have been given, (f) by First Financial if its Board of Directors shall determine that a Transaction Proposal constitutes a Superior Proposal and the Board shall have received a written opinion of its outside counsel that the failure to accept such Superior Proposal could reasonably be expected to result in a breach of the fiduciary duties of the Board under applicable law,

   (g) by Blackhawk if First Financial fails to take the Remedial Actions set forth in SECTION 4.23(b), or (h) by Blackhawk, in the event the Closing Equity (as defined in SECTION 1.1(f)) is less than $7,136,130 and Blackhawk determines not to consummate the Merger by paying the minimum Merger Price of $29.00.

        6.6 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally; (b) the second business day after being deposited in the United States mail registered or certified (return receipt requested);
   (c) the first business day after being deposited with Federal Express or any other recognized national overnight courier service; or (d) on the business day on which it is sent and received by facsimile, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

             (a)  If to Blackhawk addressed to:
                  Dennis M. Conerton
                  President and Chief Executive Officer
                  Blackhawk Bancorp, Inc.
                  400 Broad Street
                  Beloit, Wisconsin   53511
                  Phone:    (608) 364-8911
                  Fax: (608) 364-8946

                  with a copy to:

                  Thomas C. Blank, Esq.
                  Werner & Blank Co. L.P.A.
                  7205 West Central Avenue
                  Toledo, Ohio   43617
                  Phone:    (419) 841-8051
                  Fax: (419) 841-8380

             (b)  If to First Financial, addressed to:

                  Steven C. Derr
                  President and Chief Executive Officer
                  First Financial Bancorp, Inc.
                  121 E. Locust Street
                  Belvidere, Illinois   61008
                  Phone:    (815) 544-3167
                  Fax: (815) 544-0802

                  with a copy to:

                  Christopher J. Zinski, Esq.
                  Schiff Hardin & Waite
                  7300 Sears Tower
                  Chicago, Illinois 60606
                  Phone:    (312) 258-5548
                  Fax: (312) 258-5600

        6.7 GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.

        6.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each such executed counterpart will be an original instrument.

        6.9 HEADINGS. Descriptive headings appearing in this Agreement are for convenience only and will not be deemed to explain, limit or amplify any of the provisions hereof.

        6.10 ENTIRE AGREEMENT; AMENDMENT. This Agreement, with its exhibits and the schedules delivered pursuant to it, sets forth the entire understanding of the parties and supersedes all prior agreements, arrangements and communications, whether oral or written. This Agreement may only be modified or amended by an agreement in writing signed by Blackhawk and First Financial.

             IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year hereinabove first written.


                                 BLACKHAWK BANCORP, INC.

                                 By:  /s/ DENNIS M. CONERTON

                                 Title:  PRESIDENT AND CEO


                                 BLACKHAWK ACQUISITION CORP.

                                 By:  /s/ DENNIS M. CONERTON

                                 Title: PRESIDENT AND CEO


                                 FIRST FINANCIAL BANCORP, INC.


                                 By:  /s/ STEVEN C. DERR

                                 Title:  PRESIDENT

                                                               APPENDIX B




                        Howe Barnes Investments, Inc.
                    Member of the New York Stock Exchange

                                                135 South LaSalle St.
                                                Chicago, Illinois  60603
                                                (312) 655-3000



   July 23, 1998



   Board of Directors
   First Financial Bancorp, Inc.
   121 East Locust Street
   Belvidere, Illinois  61204


   Members of the Board:

   You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock of First Financial Bancorp, Inc. ("FFBI") of the consideration to be paid in the merger (the "Merger") of FFBI with Blackhawk Bancorp, Inc. ("Blackhawk"), pursuant to the Agreement of Merger (the "Merger Agreement"), dated May 7, 1998, between Blackhawk, Blackhawk Acquisition Corp. ("Acquisition Corp."), and FFBI.

   Pursuant to the Merger Agreement, Acquisition Corp. will merge into FFBI and Acquisition Corp. as a separate corporate entity will cease. Each share of FFBI common stock issued and outstanding immediately prior to the effective time of the Merger (other than shares as to which statutory dissenters, appraisal rights have been exercised and certain other shares specified in Section 1.1(f) of the Merger Agreement) will be converted into the right to receive $30.00 in cash, provided that the closing equity of FFBI, as defined in the Merger Agreement, equals or exceeds $7,560,000; provided, however that in no event shall the shares of FFBI common stock be converted into less than $29.00 per share ("the Consideration"). The terms of the Merger are more fully set forth in the Merger Agreement.

   For purposes of this opinion and in connection with our review of the proposed transaction, we have, among other things:

                                                               APPENDIX B

        1. Participated in discussions with representatives of FFBI concerning its financial condition, businesses, assets, earnings, prospects, and such senior management's views as to the future financial performance of FFBI;

        2.   Reviewed the terms of the Merger Agreement;

        3. Reviewed certain publicly available financial statements, both audited (where available) and unaudited, and related financial information of FFBI, including those included in their respective Annual Reports on Form 10-KSB for the past three years ended December 31, 1997, and the respective Quarterly Reports on Form 10-QSB for the periods ended September 30, 1997, June 30, 1997 and March 31, 1997 as well as other internally generated reports relating to asset/liability management, asset quality, and the like;

        4. Reviewed certain financial forecasts and projections of FFBI prepared by its management and discussed and reviewed certain aspects of the past and current business operations, financial condition, and future prospects of FFBI with certain members of management;

        5. Reviewed certain aspects of the financial performance of FFBI and compared such financial performance of FFBI, together with stock market data relating to FFBI common stock, with similar data available for certain other financial institutions and certain of their publicly traded securities; and

        6. Reviewed certain of the financial terms, to the extent publicly available, of certain recent business combinations involving other financial institutions.

   We have assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information that has been provided to us by FFBI, Blackhawk, their respective representatives, and of the publicly available information that was reviewed by us. We are not experts in the evaluation of allowances for loan losses and have not independently verified such allowances, and have relied on and assumed that the aggregate allowances for loan losses set forth in the balance sheets of each of FFBI and Blackhawk at December 31, 1997 are adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements.
   We were not retained to and we did not conduct a physical inspection of any of the properties or facilities of FFBI or Blackhawk, did not make any independent evaluation or appraisal of the assets, liabilities or prospects of FFBI or Blackhawk, were not furnished with any such evaluation or appraisal, and did not review any individual

                                                               APPENDIX B

   credit files. Our opinion is necessarily based on economic, market, and other conditions as in effect on, and the information made available to us as of, the date hereof.

   Howe Barnes Investments, Inc. ("HBI"), as part of its investment banking business, is regularly engaged in the valuation of banks and bank holding companies, thrifts and thrift holding companies, and various other financial services companies, in connection with mergers and acquisitions, initial and secondary offerings of securities, and valuations for other purposes. In the ordinary course of our business HBI acts as a market maker, buying and selling the common stock of FFBI for our own account and for the accounts of our customers. In rendering this fairness opinion we have acted on behalf of the Board of Directors of FFBI and will receive a fee for our services.

   Our opinion as expressed herein is limited to the fairness, from a financial point of view, of the Consideration and does not address FFBI's underlying business decision to proceed with the Merger. We have been retained on behalf of the Board of Directors of FFBI, and our opinion does not constitute a recommendation to any holder of FFBI common stock as to how such holder should vote with respect to the Merger or the Merger Agreement at any meeting of holders of FFBI common stock.

   Subject to the foregoing and based on our experience as investment bankers, our activities as described above, and other factors we have deemed relevant, we are of the opinion as of the date hereof that the Consideration is fair, from a financial point of view, to the holders of FFBI common stock.


                            Sincerely,

                            Howe Barnes Investments, Inc.
                            /s/ DANIEL E. COUGLIN
                            Daniel E. Coughlin, Senior Vice President

                                                               APPENDIX C


                      SECTION 262 OF THE DELAWARE CODE



   Section 262.   Appraisal Rights.

             (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection
   (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

             (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251, Section 252,
   Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

                  (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

                                                               APPENDIX C

                  (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Section 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                       a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                       b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts, at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                       c.   Cash in lieu of fractional shares or
                  fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                       d.   Any combination of the shares of stock,
                  depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

                  (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under
             Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

             (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

                                                               APPENDIX C

             (d)  Appraisal rights shall be perfected as follows:

                  (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections
             (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

                  (2) If the merger or consolidation was approved pursuant to Section 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

                                                               APPENDIX C

             (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection
   (d) hereof, whichever is later.

             (t) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

             (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency

                                                               APPENDIX C

   of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

             (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceedings. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

             (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

             (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.

             (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote

                                                               APPENDIX C

   such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

             (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.


       / X /  PLEASE MARK VOTES                  REVOCABLE PROXY
              AS IN THIS EXAMPLE         FIRST FINANCIAL BANCORP, INC.
                                       SPECIAL MEETING OF SHAREHOLDERS
                                                 August 20, 1998

                                                                                                    For   Against Abstain
            The undersigned hereby appoints the         1.      Proposal to approve and adopt the  /__/    /__/   /__/
       official proxy committee of the Board of                 Merger Agreement among the Company,
       Directors, with full powers of substitution,             Blackhawk Bancorp, Inc. and Blackhawk Acquisition Corp.,
       to act as attorneys and proxies for the                  as more fully described in the accompanying Proxy
       undersigned to vote all shares of Common Stock           Statement.
       of First Financial Bancorp, Inc. (the
       "Company") which the undersigned is entitled                                                 For   Against Abstain
       to vote at the Special Meeting of Shareholders   2.      Proposal to adjourn the Special   /__/     /__/   /__/
       ("Meeting") to be held in the Meeting Room of            Meeting in the event that the
       the Ida Public Library, 320 North State                  Company's management should
       Street, Belvidere, Illinois at 2:00 p.m.                 determine that such adjournment is in the best interest of
       (local time) on Thursday, August 20, 1998.               the Company and its stockholders, as more fully described
       The official proxy committee is authorized to            in the accompanying Proxy Statement, which would include
       cast all votes to which the undersigned is               adjourning the Special Meeting to enable management to
       entitled as follows:                                     solicit additional proxies which may be necessary to
                                                                ensure approval of the Merger Agreement.

                                                             The Board of Directors recommends a vote "FOR" each of the listed proposals.

                                                                PLEASE CHECK BOX IF YOU PLAN TO ----------> /__/
                                                                ATTEND THE SPECIAL MEETING

                                                             THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS
       Please be sure to sign and date ____________     ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE
          this Proxy in the box below.     Date         PROPOSITIONS STATED ABOVE, IF ANY OTHER BUSINESS IS PRESENTED AT
       ____________________________________________     SUCH MEETING, THIS PROXY WILL BE VOTED BY THE HEREON NAMED PROXIES
                                                        AT THE DISCRETION OF A MAJORITY OF THE BOARD OF DIRECTORS.  AT THE
                                                        PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO
       Shareholder sign above -- Co-holder (if any)     BE PRESENTED AT THE MEETING.
       ___________________________sign above________
                                                             THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

      /\  Detach above card, sign, date and mail in postage paid envelope provided.  /\

                                                  FIRST FINANCIAL BANCORP, INC.

         Should the above-signed be present and elect to vote at the Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Meeting of the shareholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by sending written notice to the Secretary of the Company at the address set forth on the Notice of Special Meeting of Shareholders, or by the filing of a later proxy prior to a vote being taken on a particular proposal at the Meeting.

         The above-signed acknowledges receipt from the Company prior to the execution of this proxy of a notice of the Meeting, a proxy statement dated July 23, 1998, and audited financial statements.

         Please sign exactly as your name appears on this proxy card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

       PLEASE ACT PROMPTLY -- SIGN, DATE & MAIL YOUR PROXY CARD TODAY